Exhibit 99.1
OFFERING CIRCULAR AND CONSENT SOLICITATION STATEMENT

XM SATELLITE RADIO INC.
and
XM SATELLITE RADIO HOLDINGS INC.

Offer to Exchange Up to
$474,182,582 Aggregate Principal Amount at Maturity ($325,000,000 accreted value as of March 15, 2003) of
14% Senior Secured Discount Notes due 2009,
Up To $22,750,000 in cash and
Warrants To Purchase Up To
27,625,000 Shares of Class A Common Stock of XM Satellite Radio Holdings Inc.
For XM Satellite Radio Inc.’s
14% Senior Secured Notes due 2010
and
Solicit Consents to Indenture Amendments

THE EXCHANGE OFFER AND THE SOLICITATION PERIOD FOR CONSENTS TO THE INDENTURE AMENDMENTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 23, 2003, UNLESS EXTENDED. IT IS A CONDITION TO THE CONSUMMATION OF THE EXCHANGE OFFER AND CONSENT SOLICITATION THAT AT LEAST 90% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE NOTES ARE VALIDLY TENDERED FOR EXCHANGE AND CONSENT TO THE PROPOSED INDENTURE AMENDMENTS, SUBJECT TO OUR RIGHT TO WAIVE SUCH CONDITION.

We are offering to exchange up to an aggregate of:

(i)	$474.2 million principal amount at maturity ($325.0 million accreted value as of March 15, 2003) of 14% Senior Secured Discount Notes due 2009 of XM Satellite Radio Inc.;

(ii)	$22.8 million in cash; and

(iii)	warrants to purchase 27.6 million shares of Class A common stock of XM Satellite Radio Holdings Inc. at $3.18 per share,

for any and all of XM Satellite Radio Inc.’s 14% Senior Secured Notes due 2010. For every $1,000 principal amount of 14% Senior Secured Notes due 2010 tendered and accepted for exchange, you will receive: (i) $1,459 principal amount at maturity ($1,000 accreted value as of March 15, 2003) of XM Satellite Radio Inc.’s 14% Senior Secured Discount Notes due 2009; (ii) $70.00 in cash; and (iii) a warrant to purchase 85 shares of Class A common stock of XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) at $3.18 per share. We are also soliciting consents for amendments to the indenture pursuant to which the 14% Senior Secured Notes due 2010 were issued to eliminate or amend substantially all of the restrictive covenants and certain events of default contained in such indenture. Our obligation to accept for exchange, and to exchange, notes validly tendered pursuant to the exchange offer is subject to the conditions described in this Offering Circular. It is a condition to the consummation of this exchange offer and consent solicitation that at least 90% of the aggregate principal amount of existing notes are validly tendered for exchange and consent to the proposed indenture amendments. We retain the right to waive this condition but may need the approval of our proposed new investors and General Motors to do so, as discussed under the caption “The Concurrent Transactions.” By tendering notes, a holder thereof will be consenting to the proposed amendments to the existing indenture. We are not offering any payment to holders of notes for their consent to such indenture amendments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the securities offered hereby or the proposed amendments or determined if this Offering Circular is truthful or complete. Any representation to the contrary is a criminal offense.

The Information Agent for the exchange offer and for the consent solicitation is:	The Depositary for the exchange offer is:
D.F. King	The Bank of New York

See “Risk Factors” beginning on page 13 for a discussion of risks you should consider before tendering your notes or consenting to the indenture amendments.

The Date of this Offering Circular is December 24, 2002.

THIS OFFERING CIRCULAR CONSTITUTES NEITHER AN OFFER TO EXCHANGE NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE FEDERAL SECURITIES OR STATE SECURITIES LAWS. THE DELIVERY OF THIS OFFERING CIRCULAR SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF XM SATELLITE RADIO HOLDINGS INC., XM SATELLITE RADIO INC. OR ANY OF THEIR SUBSIDIARIES SINCE THE DATE HEREOF.

PRIOR TO TENDERING OR CONSENTING, NOTEHOLDERS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE OFFERING CIRCULAR.

IN MAKING A DECISION IN CONNECTION WITH THE EXCHANGE OFFER OR CONSENT SOLICITATION, NOTEHOLDERS MUST RELY ON THEIR OWN EXAMINATION OF XM SATELLITE RADIO HOLDINGS INC. AND XM SATELLITE RADIO INC. AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. NOTEHOLDERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH NOTEHOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS OFFERING CIRCULAR, THE EXCHANGE OFFER, THE SOLICITATION, AND THE TRANSACTIONS CONTEMPLATED THEREBY.

XM SATELLITE RADIO HOLDINGS INC. AND XM SATELLITE RADIO INC. ARE RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), TO EXEMPT THE EXCHANGE OFFER WITH RESPECT TO THE EXCHANGE OF THE NOTES FOR THE EXCHANGE NOTES, WARRANTS AND CASH. XM SATELLITE RADIO HOLDINGS INC. AND XM SATELLITE RADIO INC. ARE ALSO RELYING ON SECTION 18(b)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE EXCHANGE OFFER AND THE CONSENT SOLICITATION FROM STATE SECURITIES LAW REQUIREMENTS. SEE “SECURITIES LAW MATTERS.”

i

CAUTIONARY STATEMENTS

This Offering Circular and the information incorporated by reference in it include “forward-looking statements.” We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend.” These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Although we believe that our expectations in such forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those disclosed in this Offering Circular under the caption “Risk Factors,” beginning on page 13, and elsewhere throughout this Offering Circular.

AVAILABLE INFORMATION

XM Satellite Radio Holdings Inc. (sometimes referred to herein as “Holdings”) and XM Satellite Radio Inc. (sometimes referred to herein as “XM”) file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the exchange of securities contemplated by this Offering Circular is completed:

•	Annual Report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 16, 2002;

•	Current Reports on Form 8-K, filed with the SEC on April 8, 2002, April 12, 2002, August 2, 2002, August 14, 2002, December 20, 2002, December 23, 2002 and December 24, 2002;

•	Proxy Statement, filed with the SEC on April 22, 2002;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed with the SEC on May 15, 2002;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, filed with the SEC on August 14, 2002; and

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed with the SEC on November 14, 2002.

The information incorporated by reference is considered to be a part of this Offering Circular. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct and supersedes the prior information. XM is a wholly owned subsidiary of Holdings. Unless otherwise noted, the terms “we,” “our” and “us” refer to Holdings and its subsidiaries.

In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

XM Satellite Radio
1500 Eckington Place, N.E.
Washington, DC 20002
Attn: Investor Relations
(202) 380-4000

QUESTIONS AND ANSWERS

Q.    What are you asking holders of outstanding notes to do?

A.    We are requesting that noteholders:

•	exchange their outstanding notes for new 14% Senior Secured Discount Notes, warrants to purchase common stock and cash;

•
consent to amendments to the terms of the outstanding notes that will eliminate substantially all of the rights of the holders of those notes that are not tendered in the exchange offer except the right to receive scheduled payments of principal and interest. By tendering into the exchange offer, a holder of outstanding notes will be consenting to the terms of the proposed amendments.

Q.    What is the purpose of the exchange offer and consent solicitation?

A.    The purpose of the exchange offer and consent solicitation is to exchange at least 90% of existing 14% Senior Secured Notes due March 15, 2010 for new 14% Senior Secured Discount Notes due December 31, 2009, cash and warrants to purchase common stock. We are soliciting consents from the holders of a majority in aggregate principal amount of the existing notes to adopt the proposed amendments to the indenture governing the existing notes. The proposed amendments would, among other things: eliminate or amend substantially all of the restrictive covenants in the indenture governing the existing notes other than covenants requiring payment of interest on and principal of the existing notes when due.

Q.    What other transactions are proposed to be consummated concurrently with the exchange offer and consent solicitation?

A.    Concurrently with the exchange offer and consent solicitation, we are proposing to complete two transactions through which we intend to significantly improve our liquidity and fully fund our current business plan. We are proposing to restructure up to $250 million of our present and future payment obligations to General Motors and its subsidiary, OnStar Corporation, and we are raising $200 million of additional financing in the form of 10% Senior Secured Discount Convertible Notes and common stock, as described under “Summary—The Concurrent Transactions.” It is a condition to the closing of the transactions with General Motors Corporation (“General Motors” or “GM”) that we complete the $200 million financing transactions. It is a condition to the closing of the additional financing that we complete our transactions with General Motors. Consummation of each of these transactions is subject to various conditions. In particular, it is a condition of both transactions that at least 90% of the existing notes are tendered in this exchange offer. The 90% participation requirement may be waived by General Motors and 66-2/3% of the new investors. If these transactions are not implemented we may not be able to continue to make interest payments on your existing notes. In addition, if we successfully complete these financings, we will need to seek shareholder approval to increase the number of authorized shares of Class A common stock to an amount that is sufficient to cover all future issuances under the documents contemplated by these transactions. If we are unable to obtain such shareholder approval within six months after closing of the financings, our new investors will have the right to sell back to us any convertible notes for which we do not have sufficient stock to effect a conversion.

Q.    What are you offering in exchange for tendering the notes?

A.    For each $1,000 principal amount of existing notes, we are offering (i) $1,459 principal amount at maturity ($1,000 accreted value as of March 15, 2003) of new 14% Senior Secured Discount Notes due December 31, 2009, (ii) $70.00 in cash, and (iii) one warrant to purchase 85 shares of Class A common stock of XM Satellite Radio Holdings Inc. at $3.18 per share.

Q.    What are the differences between the new 14% Senior Secured Discount Notes due 2009 and the existing Senior Secured Notes due 2010?

A.    The following are some of the major differences between the existing notes and the exchange notes we will issue in the exchange offer:

	Existing Notes	Exchange Notes
Maturity	March 15, 2010	December 31, 2009

Security	Capital stock of XM’s subsidiary that holds the FCC licenses
Substantially all of XM’s assets (other than real property) and the capital stock of XM’s subsidiary that holds the FCC licenses. See “Risk Factors—Risk Factors Related to the Exchange Offer and Consent Solicitation.”

Payment of Interest	XM currently makes semi-annual cash payments of interest on March 15 and September 15 of each year.	Interest will accrete until December 31, 2005, after which time XM will make semi-annual cash interest payments on June 30 and December 31 of each year, commencing June 30, 2006.

Covenants
We are seeking consent from a majority of existing noteholders to eliminate or amend substantially all of the existing restrictive covenants (see “Why are you seeking to eliminate or amend substantially all of the existing restrictive covenants?” below)

Substantially the same as the currently existing 14% Senior Secured Notes, with additional exceptions to the restrictive covenants to permit certain vendor financing, sale-leaseback transactions, use of satellite insurance proceeds, a merger between XM and Holdings, and the proposed concurrent transactions.

The existing notes now have the benefit, through a recent amendment to their indenture, of a guarantee from Holdings and some of the larger subsidiaries of XM. The exchange notes also will have the benefit of these guarantees. For a more complete description of the exchange notes, see “Description of the Exchange Notes.”

Q.    Why are you seeking consents to eliminate or amend substantially all of the existing restrictive covenants?

A.    We are requesting that tendering noteholders agree to amendments to eliminate or amend all of the existing restrictive covenants contained in the indenture governing the outstanding notes that restrict our operations. This will permit us to conduct our business without having to seek consents from the remaining noteholders before we take actions that we believe are in our best interests. The amendments will not remove our obligation to make required payments of principal and interest on any remaining notes that are not tendered for exchange and that remain outstanding.

Q.    What are the most significant conditions to the exchange offer and consent solicitation?

A.    The exchange offer is conditioned upon, among other things, at least 90% in aggregate principal amount of the existing notes being validly tendered prior to 12:00 midnight, New York City time, on the expiration date. However, we may waive this condition in our reasonable discretion. However, it is a condition to our new investor financing and transactions with General Motors, which may be waived by General Motors and 66- 2/3% of the new investors, that 90% in aggregate principal amount of the existing notes tender in this exchange offer.

Q.    If I decide not to tender my existing notes, how will the exchange offer and consent solicitation affect my existing notes?

A.    If you do not tender your existing notes, they will remain outstanding. If the proposed amendments to the indenture are approved, any outstanding existing notes will lose the benefit of restrictive covenants and other provisions of the existing notes contained in the existing indenture. In addition, if the offer is consummated, the liquidity of the market for any outstanding existing notes is likely to be significantly reduced. Upon completion

v

of the exchange offer, assuming 90% of the aggregate principal amount of the notes are tendered, and assuming successful completion of the proposed new financing and transactions with General Motors (including the draw of all financing proposed to be extended to us in those transactions), the existing notes will rank equal in right of payment to (i) the 14% Senior Secured Discount Notes, (ii) $185 million aggregate principal amount of notes issued to the new investors; (iii) $89 million of notes issued to OnStar; and (iv) the $100 million Senior Secured Credit Facility with General Motors, all of which will have an earlier maturity date and a superior security interest in XM’s assets. Furthermore, the existing notes’ sole security interest in the stock of XM’s license subsidiary may be greatly reduced in value by an amended and restated operating agreement that the license subsidiary and XM will enter into concurrently with the restructuring.

Q.    What documents should I submit if I am a noteholder?

A.    You should either:

•	Follow the procedures of the Automated Tender Offer Program, if your notes are held through The Depository Trust Company; or

•	Submit the attached consent and letter of transmittal.

SUMMARY

This Offering Circular and the related consent and letter of transmittal each contain important information that should be read carefully before any decision is made with respect to the exchange offer or the consent solicitation. The following summary therefore is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Offering Circular and the related consent and letter of transmittal.

XM Satellite Radio

We seek to become a premier nationwide provider of audio entertainment and information programming for reception by vehicle, home and portable radios. Our executive offices are at 1500 Eckington Place, N.E., Washington, D.C. 20002, and our telephone number is (202) 380-4000. For additional information concerning our business, financial position and prospects, see “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Background

We are conducting the exchange offer and consent solicitation described in this Offering Circular to exchange new 14% Senior Secured Discount Notes, warrants to purchase Class A common stock of XM Satellite Radio Holdings Inc. and cash for the outstanding 14% Senior Secured Notes. The exchange offer, if accepted by a substantial percentage of the outstanding notes, will improve our liquidity over the next three years because, under the exchange notes, interest will accrete, rather than be paid in cash, during that time. We expect to save $45.5 million in cash interest per year as a result of this accretion.

Separately, we propose to restructure up to $250 million of our present and future payment obligations to General Motors and raise $200 million of new financing from private investors concurrently with the closing of the exchange offer. These proposed transactions are described under the caption “The Concurrent Transactions.”

In addition, we have refined our business plan based on what we have learned during our first year of commercial service and our present circumstances. We are focusing on the new automobile market to take advantage of our relationships with automobile manufacturers, the introduction of lower-priced and more user-friendly radio technology in the retail aftermarket and the use of our most productive distribution channels. We have also reduced spending on advertising and streamlined our workforce.

Each of these measures—the exchange offer, the restructuring of obligations to General Motors and the sale of the notes to certain investors—is a separate transaction. If all of these transactions are successfully completed, we expect to be fully funded based upon our refined business plan. Our refined business plan contemplates the use of either insurance proceeds or vendor financing to launch replacement satellite(s.)

The Exchange Offer

We are offering to exchange up to $474.2 million aggregate principal amount at maturity ($325.0 million accreted value as of March 15, 2003) of XM’s new 14% Senior Secured Discount Notes due 2009, $22.8 million in cash and warrants to purchase up to 27.6 million shares of Holdings’ Class A common stock at an exercise price of $3.18 per share for XM’s outstanding 14% Senior Secured Notes due 2010.

For every $1,000 principal amount of Senior Secured Notes, tendered and accepted for exchange, you will receive:

•	$1,459 principal amount at maturity of exchange notes;

•	a warrant to purchase 85 shares of Class A common stock of Holdings; and

•	$70.00 in cash.

The warrants will be exercisable at an exercise price equal to $3.18.

We are also soliciting consents with respect to the existing notes on the terms and conditions described in this Offering Circular.

The exchange notes will have terms and conditions substantially similar to the terms of the existing notes except that the exchange notes will have an earlier maturity, accrete interest through December 31, 2005, be secured by substantially all of our assets, and permit additional vendor financing for replacement satellites and sale-leasebacks of our satellites up to a $150 million maximum, use of satellite insurance proceeds for general corporate purposes and a merger between XM and Holdings.

You should read the discussion under the headings “The Exchange Offer,” “Description of the Exchange Notes,” and “Description of the Warrants” for further information regarding the exchange notes and warrants.

The Consent Solicitation

By properly tendering your existing notes, you will also be consenting to the proposed amendments to the indenture governing the existing notes to eliminate or amend substantially all of the restrictive covenants and events of default contained in that indenture that may be removed by majority consent of the holders under the terms of such indenture and consistent with the requirements of the Trust Indenture Act of 1939, as amended.

The proposed amendments will have the effect of removing restrictions on XM’s ability to, among other things:

•	incur indebtedness;

•	make dividend payments;

•	sell assets;

•	enter into transactions with affiliates;

•	incur liens;

•	enter into sale-leaseback transactions;

•	use satellite insurance proceeds; and

•	consolidate or merge.

In addition, the proposed amendments would remove as an event of default: (i) a breach of the covenant that prohibits consolidations, mergers and sales of all or substantially all of XM’s assets, (ii) failure by XM to make an offer to repurchase the existing notes upon certain asset sales, and (iii) failure by XM to make an offer to repurchase the notes upon a change of control.

The consent of holders of at least a majority of the aggregate principal amount of the notes is required to effect the proposed amendments to the existing indenture.

We will make no separate payment, other than the exchange consideration in exchange for the existing notes, for consents delivered in the consent solicitation, which is part of the exchange offer.

Procedures for Tendering

Noteholders electing to tender notes in the exchange offer and to consent to the existing indenture amendments should either (i) complete and deliver the consent and letter of transmittal and any additional necessary documents to the exchange agent, or (ii) effect a tender and consent through DTC’s Automated Tender Offer Program.

Effect of the Exchange Offer and Consent Solicitation on Holders of Existing Notes Who Do Not Tender

If you do not tender your existing notes in the exchange offer and the proposed amendments become effective, you will be bound by the proposed amendments to the existing indenture even though you did not consent. You will continue to be entitled to receive principal and interest payments on your existing notes and all other remaining rights conferred by the indenture, as amended. See “The Proposed Amendments” for a description of the proposed amendments to the existing indenture.

If you do not tender your existing notes in the exchange offer, you will not be entitled to receive the exchange consideration that includes new Senior Secured Discount Notes, warrants to purchase shares of common stock and cash.

Concurrent Transactions

On December 23, 2002, we announced that we had entered into agreements for (1) various transactions with General Motors under which we could finance up to $250 million that we will, or in the future may, owe to General Motors, and (2) a financing that would raise gross proceeds of approximately $200 million from a group of qualified institutional buyers and a limited number of accredited investors. We believe that, if consummated, the General Motors transactions and the proposed financing transactions will, in conjunction with the completion of the exchange offer fully fund our refined business plan. Our refined business plan contemplates the use of either insurance proceeds or vendor financing to launch replacement satellites.

We cannot assure you that the General Motors transactions and proposed financing transactions will be completed successfully. See “Risk Factors—Completion of the General Motors transactions and proposed financing is subject to various conditions that we have not yet satisfied and may not satisfy.” It is a condition precedent to the consummation of the General Motors transactions and proposed financing transactions that this exchange offer be accepted by holders of at least 90% of our outstanding 14% Senior Secured Notes. However, General Motors and 66- 2/3% of new investors may elect to waive the participation threshold requirement.

The General Motors Transactions

The recent agreement with General Motors would permit us to issue the following new securities to General Motors in lieu of certain cash payments otherwise accruing to them under our distribution agreement with General Motors or its subsidiary, OnStar Corporation:

•
In lieu of our obligation to make $115 million in guaranteed payments to OnStar under the distribution agreement from 2003 to 2006, we would issue to OnStar approximately $89 million in aggregate principal amount of 10% Senior Secured Convertible Notes due December 31, 2009. The notes would become convertible at the holder’s option on a quarterly basis through 2006, at 90% of the then fair market value of our Class A common stock but subject to a $5.00 minimum and an escalating maximum for each fiscal year. Interest would be payable in cash or shares of our Class A common stock, at our option, at fair market value at the time of payment.

•
We would be entitled to finance up to $100 million of payments that may become due under the General Motors distribution agreement by drawing under a Senior Secured Credit Facility, also maturing in December 2009, that General Motors would make available to us if we meet financial covenants relating to the number of subscribers not originated by General Motors and our pre-marketing cash flow excluding expenses associated with the distribution agreement. Interest payments under the credit facility would be payable in cash or shares of our Class A common stock, at fair market value at the time of payment at our option. In connection with the credit facility, we would issue to General Motors a warrant to purchase up to 10,000,000 shares of our Class A common stock at $3.18 per share.

•
We would be able to make up to $35 million in future subscriber bounty payments (“subscriber acquisition payments”) that we may owe to OnStar under the distribution agreement in shares of our Class A common stock, valued at fair market value at the time of payment.

Notes issued to OnStar and the proposed credit facility with General Motors would be secured by substantially all of our assets on a shared basis with the notes to be issued in this exchange offer and the notes to be issued in the proposed financing. They also would share the security interest of your existing notes, which is limited to the capital stock of our subsidiary that holds our FCC licenses. They would be guaranteed by our material subsidiaries other than the subsidiary that holds our FCC licenses and the subsidiary through which we own our corporate headquarters. The notes issued to OnStar and the proposed credit facility with General Motors would be equal in right of payment to your existing notes and the notes you will receive if you tender your notes and they are accepted for exchange in this exchange offer. We would have the right to prepay notes issued to OnStar and the proposed credit facility with General Motors at any time. The notes issued to OnStar would be convertible and the warrant exercisable only to the extent General Motors would not beneficially own more than 19.9% of our Class A common stock.

As part of the transactions with General Motors, our distribution agreement with OnStar would be amended to provide OnStar certain limited use of our studio facilities and XM audio content for its telematics service.

The Proposed Financing Transactions

We have entered into a note purchase agreement under which we propose to sell $185 million of our 10% Senior Secured Discount Convertible Notes due December 31, 2009 to a group of investors. These notes would accrete at a rate of 10% per year from the closing through December 31, 2005, so that at January 1, 2006 the aggregate accreted value of the notes would be $246.0 million (assuming a January 31, 2003 closing). From January 1, 2006, interest would accrue at a rate of 10% per year, payable semi-annually in cash or, at our option, in additional notes. If all interest is paid in new notes, the new financing notes would aggregate $363.4 million (assuming a January 31, 2003 closing) when they mature in December 2009. The accreted value of notes would be convertible into shares of Class A common stock of Holdings at the option of the holders at a conversion price of $3.18. We would not have the right to prepay or redeem these notes, but would have the ability after four years to require the conversion of the notes into Class A Common Stock in limited circumstances. This mandatory conversion would only be available if we achieve break-even in our earnings before interest, taxes, depreciation and amortization, our Class A common stock trades at 200% of the conversion price for a specified period of time, the aggregate amount of our outstanding indebtedness after conversion is less than $250 million and our Series C preferred stock is no longer outstanding.

As with the OnStar notes and the General Motors credit facility, these notes would be secured by substantially all of our assets on a shared basis with the notes to be issued in this exchange offer and the notes to be issued in the General Motors transactions. They also would share the security interest of your existing notes, which is limited to the capital stock of our subsidiary that holds our FCC licenses. They would be guaranteed by our material subsidiaries other than the subsidiary that holds our FCC licenses and the subsidiary through which we own our corporate headquarters. The notes issued in the proposed financing would be equal in right of payment to your existing notes and the notes you will receive if you tender your notes and they are accepted for exchange in this exchange offer.

We have also entered into a common stock purchase agreement to sell $15 million of our Class A common stock at a purchase price of $2.70 per share to an investor.

Conditions

The proposed transactions with General Motors and the proposed financing are conditioned upon each other and, among other things, acceptance of this exchange offer by holders of at least 90% of the outstanding 14% Senior Secured Notes. The 90% participation requirement may be waived by General Motors and 66- 2/3% of the new investors. If the proposed transactions close, we will also have to seek shareholder approval to increase the number of authorized shares of Class A common stock.

Related Agreements

As part of these proposed transactions, General Motors and the proposed investors would enter into a shareholders and noteholders agreement with Holdings and certain of our existing shareholders. That agreement would supersede our existing shareholder agreement and would provide for the election of directors by certain of our large investors. In addition, General Motors and the proposed investors would be granted consent rights that would prohibit us from taking certain actions without their requisite consent (by a specified percentage based on dollar amount of notes held at maturity). Actions subject to consent include charter and bylaw amendments that materially affect the rights of note holders, issuances of common stock that increase the total amount outstanding by 20% or more, the incurrence of indebtedness with financial or operational covenants, certain transactions with affiliates, and a merger or sale of all or substantially all of our assets. In connection with these transactions it is expected that R. Steven Hicks and Thomas G. Elliott will join our board of directors.

We also would enter into an amended registration rights agreement with General Motors, the proposed investors and certain of our existing shareholders. General Motors and the proposed investors would be granted up to two demand registration rights for each group, piggyback registration rights and shelf registration rights.

Summary of the Terms of the Exchange Offer and Consent Solicitation

Companies	XM Satellite Radio Inc.
XM Satellite Radio Holdings Inc.

Securities Offered
We are offering up to $474.2 million in aggregate principal amount at maturity ($325.0 million accreted value as of March 15, 2003) of XM’s 14% Senior Secured Discount Notes due 2009, warrants to purchase up to 27.6 million shares of Holdings’ Class A common stock at an exercise price of $3.18 per share and $22.8 million in cash in exchange for all of XM’s outstanding 14% Senior Secured Notes due 2010.

The Exchange Offer	We are offering to exchange for each $1,000 principal amount of your Senior Secured Notes:

•	$1,459 principal amount at maturity of exchange notes;

•	$70.00 in cash; and.

•	a warrant to purchase 85 shares of Holdings’ Class A common stock.

The warrants will have an exercise price of $3.18 per share and will expire on December 31, 2009.

Exchange Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

In order to be exchanged, an existing note must be properly tendered and accepted for exchange. If all the conditions to this exchange offer are satisfied, all existing notes that are validly tendered will be exchanged. We will issue exchange notes promptly after acceptance. As of December 24, 2002, there were $325 million in aggregate principal amount of notes outstanding.

Proposed Amendments to the Indenture
Your tender of existing notes will be considered a consent to the proposed amendments. The proposed amendments will eliminate or amend substantially all of the restrictive covenants and events of default that currently limit, for the benefit of holders, our ability to engage in some activities. See “Terms and Conditions of the Exchange Offer and Consent Solicitation” and “The Proposed Amendments.”

Minimum Condition to the Exchange Offer
As of December 24, 2002, the aggregate principal amount of notes outstanding was $325 million. The exchange offer is subject to certain conditions including, among other things, receiving tenders of the Requisite Amount. See “The Exchange Offer—Conditions to the Exchange Offer.”

Expiration Date
The exchange offer and consent solicitation will expire at 12:00 midnight. New York City time, on January 23, 2003, or such later date and time to which we extend it (the “Expiration Date”). Any existing notes not accepted for exchange for any reason will be returned promptly after the expiration or termination of the exchange offer or, in the case of existing notes tendered by book-entry transfer, into the exchange agent’s account at The Depository Trust Company.

Termination of the Exchange Offer
We may terminate the exchange offer if we determine that our ability to proceed with the exchange offer could be materially impaired due to, among other things, any legal or governmental action, new law, statute, rule or regulation of any interpretation of the staff of the SEC of any existing law, statute, rule or regulation.

Procedures for Tendering Existing Notes
If you wish to accept the exchange offer, you must complete, sign and date the accompanying consent and letter of transmittal, or a photocopy or facsimile of the consent and letter of transmittal, according to the instructions contained in this Offering Circular and the consent and letter of transmittal. You must also mail or otherwise deliver the consent and letter of transmittal, or a photocopy or facsimile of the consent and letter of transmittal, together with the existing notes and any other required documents to the exchange agent at the address on the cover page of the consent and letter of transmittal. If you hold the existing notes through DTC and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the consent and letter of transmittal.

Acceptance of Existing Notes and Delivery of Exchange Notes
Subject to certain conditions, we will accept for exchange any and all outstanding notes that are properly tendered in the exchange offer upon receipt of tenders of the Requisite Amount and any notes tendered thereafter prior to 12:00 midnight, New York City time, on the expiration date. The exchange notes and warrants issued in the exchange offer will be delivered promptly following acceptance.

Certain United States Federal Income Tax Considerations
While the matter is not free from doubt, we intend to take the position that the exchange of existing notes for exchange notes, warrants, and cash pursuant to the exchange offer will be treated as a recapitalization for U.S. federal income tax purposes. Under such treatment, if you tender your existing notes in the exchange offer, you will not recognize taxable gain or loss in respect of the exchange of existing notes for exchange notes, warrants, and cash, except that realized gain, if any, will be recognized to the extent of the sum of the fair market values of the warrants and the cash received plus the excess, if any, of the principal amount of the exchange notes over the principal amount of the existing notes. You should be aware that U.S. federal income tax treatment of some aspects of the exchange offer are not clear, so no assurances can be given that the Internal Revenue Service will not take positions that are contrary to the conclusions expressed herein. You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the exchange offer based on your particular circumstances. See “Certain United States Federal Income Tax Considerations.”

Depositary and Information Agent
Depository Trust Company has been appointed as depositary for the exchange offer and D.F. King has been appointed as the information agent for the solicitation of consents. If you have any questions about tendering your notes or consenting to the indenture amendments or would like copies of any of the documents we refer to in the Offering Circular, you should call D.F. King at (800) 714-3306.

Summary Description of the Exchange Notes

Securities Offered	Up to $474.2 million aggregate principal amount at maturity ($325.0 million accreted value as of March 15, 2003) of 14% Senior Secured Discount Notes due 2009.

Issuer	XM Satellite Radio Inc.

Maturity Date	December 31, 2009.

Interest
The exchange notes will be fully accreted to face value on December 31, 2005 and thereafter bear interest at the rate of 14% per annum. Interest on the notes will be paid semi-annually in cash in arrears on December 31 and June 30 of each year, commencing June 30, 2006.

Parent Guarantor	XM Satellite Radio Holdings Inc.

Parent Guaranty
XM Satellite Radio Holdings Inc., which has recently guaranteed XM’s obligations under the existing notes, will guarantee XM’s obligations under the exchange notes, including the payment of principal and interest.

Subsidiary Guarantors	XM Equipment Leasing LLC, a wholly owned subsidiary of XM, and other subsidiaries that may guarantee the exchange notes in the future.

Subsidiary Guaranty	XM Equipment Leasing LLC will guarantee XM’s obligations under the exchange notes, including the payment of principal and interest.

Security
Except for certain excluded assets and real property, the notes will be secured with a first priority security interest in substantially all of XM’s assets, including the stock of XM’s FCC license subsidiary, subject to certain permitted liens. Pursuant to two separate intercreditor agreements, the same collateral will also secure on an equal and ratable basis indebtedness that may be incurred in the concurrent transactions (approximately $374 million) and certain future indebtedness, and in the case of the security interest granted in the stock of XM’s FCC license subsidiary, all such indebtedness as well as indebtedness incurred under the existing notes. Security for the notes will not be fully perfected. See “Risk Factors—The security for your exchange notes will not be fully perfected,” and “Description of the Exchange Notes—Perfection and Non-Perfection of Security Interests in Collateral.”

Redemption	XM may redeem the notes, in whole or in part, at any time on or after January 1, 2006, at the declining redemption prices set forth in this Offering Circular plus accrued interest.

Change of Control
Upon certain change of control events, each holder of notes may require XM to repurchase all or a portion of its notes at a purchase price equal to 101% of the accreted value thereof, plus accrued interest. XM cannot assure you that it will have the financial resources to repurchase the notes upon a change of control. See “Description of the Exchange Notes.”

Ranking
The notes will be XM’s senior secured obligations. The notes will rank equal in right of payment with any existing notes not tendered and with all of XM’s other existing and future senior indebtedness and senior in right of payment to all of XM’s existing and future subordinated indebtedness. It is anticipated that the notes will be equal in right of payment to approximately $275 million of other indebtedness assuming 100% participation in the exchange.

Certain United States Federal Income Tax Considerations
The exchange notes will be issued with original issue discount (“OID”). Accordingly, you will be required to include OID on the exchange notes in gross income for U.S. federal income tax purposes prior to the receipt of cash payments attributable to such income under a constant yield to maturity method, without regard to whether you use the cash or accrual method of tax accounting. You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of the exchange notes based on your particular circumstances. See “Certain United States Federal Income Tax Considerations.”

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, will limit XM’s ability and the ability of certain XM’s subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on, redeem or repurchase XM’s capital stock;

•	make investments;

•	engage in transactions with affiliates;

•	create certain liens; or

•	consolidate, merge or transfer all or substantially all of XM’s assets and the assets of XM’s subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, which are described under “Description of the Exchange Notes.”

Summary Description of Warrants

Securities Offered	A total of 325,000 warrants, each of which will entitle a holder to acquire 85 shares of Holdings’ Class A common stock.

Issuer	XM Satellite Radio Holdings Inc.

Expiration Date	December 31, 2009.

Exercise	Each warrant will be exercisable from the date of grant.

Each warrant will entitle the holder to purchase 85 shares of Holdings’ Class A common stock at an exercise price of $3.18 per share. The number of shares for which, and the price per share at which, a warrant may be exercised are subject to adjustment.

SUMMARY CONSOLIDATED FINANCIAL DATA OF
XM SATELLITE RADIO HOLDINGS INC.

The as adjusted balance sheet data gives effect to the exchange offer as though it had become effective on September 30, 2002 and assumes that 100% of the existing notes are exchanged. The pro forma as adjusted balance sheet data also gives effect to the transactions with GM and proposed financing described above under the caption “Concurrent Transactions” as though they had closed on September 30, 2002.

	Years Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
						(unaudited)
	(In thousands, except subscriber and share amounts)
Consolidated Statements of Operations Data:
Subscriber revenue	$—	$—	$—	$—	$246	$1	$9,258
Ad sales revenue	—	—	—	—	294	—	1,925
Less: Agency commissions	—	—	—	—	(43)	—	(234)
Other revenue	—	—	—	—	36	—	226

Total revenue	$—	$—	$—	$—	$533	$1	$11,175

Operating expenses:
Broadcasting operations:
Content/programming	—	(664)	(1,014)	(6,878)	(27,924)	(19,058)	(27,997)
System operations	—	(1,145)	(2,877)	(23,227)	(67,571)	(27,534)	(35,671)
Customer care and billing operations	—	—	—	(856)	(6,034)	(3,610)	(10,686)
Sales and marketing (7)	—	(1,523)	(3,351)	(16,078)	(99,789)	(46,235)	(129,748)
General and administrative	(1,110)	(5,327)	(14,496)	(16,624)	(24,595)	(18,440)	(20,150)
Research and development.	—	(7,477)	(7,440)	(12,701)	(14,255)	(11,208)	(9,853)
Depreciation and amortization	—	(57)	(1,513)	(3,115)	(41,971)	(20,248)	(74,974)

Total operating expenses	(1,110)	(16,193)	(30,691)	(79,479)	(282,139)	(146,333)	(309,079)

Operating loss	(1,110)	(16,193)	(30,691)	(79,479)	(281,606)	(146,332)	(297,904)

Interest income (expense), net (8)(9)	(549)	26	(6,205)	27,606	(2,933)	5,943	(42,873)
Other income (expense), net	—	—	—	—	160	(19)	1,676

Net loss	(1,659)	(16,167)	(36,896)	(51,873)	(284,379)	(140,408)	(339,101)

Series B preferred stock dividend requirement	—	—	—	(5,935)	(3,766)	(2,824)	(2,824)
Series C preferred stock dividend requirement	—	—	—	(9,277)	(19,387)	(14,541)	(12,948)
Series B preferred stock incentivized conversion charge	—	—	—	(11,211)	—	—	—
Series C preferred stock beneficial conversion charge	—	—	—	(123,338)	—	—	—

Net loss attributable to common stockholders	$(1,659)	$(16,167)	$(36,896)	$(201,338)	$(307,532)	$(157,773)	$(354,873)

Net loss per share—basic and diluted	$(0.26)	$(2.42)	$(2.40)	$(4.15)	$(5.13)	$(2.65)	$(4.17)

	Years Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
						(unaudited)
	(In thousands, except subscriber and share amounts)
Weighted average shares used in computing net loss per share—basic and diluted	6,368,166	6,689,250	15,344,102	48,508,042	59,920,196	59,472,304	85,114,390
Other Data(1):
Ratio of earnings to fixed charges (2)	—	—	—	—	—	—	—
Deficiency of earnings to cover fixed charges	$3,625	$29,312	$52,717	$90,925	$325,482	$181,308	$337,716
As adjusted deficiency of earnings to cover fixed charges					$341,074		$349,410
Proforma as adjusted deficiency of earnings to cover fixed charges					$379,514		$378,240
EBITDA(3)	$(1,110)	$(16,136)	$(29,181)	$(76,110)	$(239,184)	$(125,617)	$(222,293)
XM Subscriptions (end of period)(4)	—	—	—	—	27,733	504	201,554

	As of December 31,					As of September 30,
	1997	1998	1999	2000	2001	2002	As adjusted(5)	Pro Forma as adjusted(6)
						(unaudited)
	(In Thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$1	$310	$120,170	$224,903	$210,852	$84,318	$95,351	$285,466
Restricted investments	—	—	—	161,166	72,759	29,370	6,573	6,573
System under construction	91,932	169,029	362,358	815,016	55,056	55,016	55,016	55,016
Property and equipment, net	—	1,146	2,551	50,052	1,066,191	1,030,178	1,030,178	1,030,178
Total assets	91,933	170,485	515,189	1,293,218	1,456,203	1,245,896	1,234,132	1,531,988
Total long-term debt, net of current portion	82,504	140,332	212	262,665	411,520	412,918	358,610	632,652
Total liabilities	82,949	177,668	30,172	337,266	529,552	499,071	442,867	709,689
Stockholders’ equity (deficit)	8,984	(7,183)	485,017	955,952	926,651	746,825	791,265	822,299

(1)
For purposes of determining the ratio of earnings to combined fixed charges and preferred dividends and the deficiency of earnings to cover combined fixed charges and preferred dividends, “earnings” includes pre-tax income (loss) adjusted for fixed charges and preferred dividends. “Fixed charges” consist of interest expensed and capitalized, amortization of deferred financing charges, and that portion of operating lease rental expense (deemed to be one third of rental expense) representative of interest.

(2)
The ratios of combined fixed charges and preferred dividends to earnings are not present for the years ended 1997, 1998, 1999, 2000 and 2001 and for the nine months ended September 30, 2001 and 2002 because earnings were inadequate to cover combined fixed charges and preferred dividends.

(3)
EBITDA means earnings (loss) before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization. We have included EBITDA because it is a commonly used measure. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (loss) as a measure of performance or to cash flows as a measure of liquidity.

(4)	We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those who are in promotional periods.
(5)
The “As Adjusted” column gives effect to the exchange offer accounted for as a partial settlement and a modification of terms under Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings.” Cash has been decreased for payment of the financing fees, restricted investments have been decreased for the cash paydown of principal amount of the notes, the carrying amount of the notes have been decreased by the cash paydown of principal as well as the fair market value of the warrants issued, which also affected the stockholders’ equity. In accordance with generally accepted accounting principles, we have preliminarily valued the warrants at $48.6 million based on the Black Scholes model. The final warrant valuation will be determined at the completion of the exchange offer. Further, the excess of financing fees over the amount allocated to the warrants has been expensed to general and administrative expenses, which has decreased stockholders’ equity.

(6)
The “Pro Forma as Adjusted” column gives effect to the exchange offer as well as the proposed concurrent sale of $185 million in 10% Senior Secured Discount Convertible Notes, the $15 million from the proposed sale of Class A common stock, and the proposed issuance of the OnStar notes. Certain of the 10% Senior Secured Discount Convertible Notes to be sold and the OnStar notes to be issued provide for the use of bandwidth, broadcasting studios and other rights, which will be fair valued upon the closing of the proposed transactions.

(7)
As a result of the GM transactions, we will now recognize the guaranteed payments under the OnStar Distribution Agreement on a straight-line basis over the term of the agreement, which will significantly increase expenses in the early years of the agreement.

(8)
Upon completion of the transaction provided for in the “As Adjusted” column, interest expense will increase by approximately $15.6 million per year. The additional interest will include the accretion from the carrying value of $212.6 million to $474.2 million for the exchanged notes and the amortization of the deferred financing costs.

(9)
Upon completion of the transaction, provided for in the “As Adjusted” and “Proforma As Adjusted” columns, interest expense will increase by approximately $72.2 million per year. The additional interest will included the accretion from the carrying value of $212.6 million to $474.2 million for the exchanged notes, the accretion from the carrying value of $185 million to $246.0 million for the 10% senior discount convertible notes, the accretion from the carrying value of $89 million to $114.5 million for the OnStar notes and the amortization of the related deferred financing fees.

RISK FACTORS

You should consider carefully these risk factors together with all of the other information included in this Offering Circular before deciding whether to tender notes and consent to the indenture amendments.

Some of the information in this Offering Circular may contain forward-looking statements. Such statements can be identified by the use of forward looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward looking” information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular. The risk factors noted in this section and other factors noted throughout this Offering Circular, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

Risk Factors Related to Holders of Existing Notes Who Do Not Tender Into the Exchange Offer

We will have substantial indebtedness with an earlier maturity date and significantly greater security than the existing notes.

If you do not exchange your existing notes and we complete the exchange offer, General Motors transactions (including the draw of all financing to be extended to us under the proposed credit facility) and the proposed financing described below under the caption “The Concurrent Transactions,” your existing notes will have a later maturity date and equal or less security than approximately $600 million of our then outstanding indebtedness (assuming that 90% of the holders of existing notes participate in the exchange offer and that the exchange offer closes on January 31, 2003). Your existing notes mature in March 2010 and are secured only by the capital stock of our subsidiary that owns our FCC licenses. The notes that we intend to issue in the exchange offer (which we refer to as the “exchange notes”), the General Motors transactions and the proposed financing will mature in December 2009 and, except for real property and certain excluded assets, will be secured on a shared basis by substantially all of our assets. They also will share the security interest of your existing notes, which is limited to the capital stock of our FCC license subsidiary. Because all of these obligations come due before your existing notes, we will have to pay them first and may not have enough money to pay your existing notes upon their maturity. In addition, your existing notes will no longer have the benefit of cross-default provisions that accelerate maturity upon default under any indebtedness. If we default on our obligations, the security for the benefit of the exchange notes, the General Motors transactions and the proposed financing, may significantly limit our ability to pay our obligations on your existing notes.

If you do not tender your existing notes and we complete the exchange offer, your rights under the note indenture will be substantially diminished.

If we complete the exchange offer but you do not exchange your existing notes in the exchange offer, you will continue to hold your existing notes and your rights will be subject to the indenture under which the existing notes were issued. In that event, the indenture will be amended and supplemented so as to implement the proposed amendments that will remove substantially all of the operating restrictions and events of default that may be removed by majority consent of the holders consistent with the indenture and the requirements of the Trust Indenture Act of 1939, as amended. As a result, you will no longer have the benefit of those covenants and events of default. The supplemental indenture will substantially reduce the covenants with which we would otherwise have to comply under the note indenture as more fully described under “The Proposed Amendments.” We do not currently intend, nor are we required, to purchase any existing notes not exchanged in the exchange offer.

There will be a limited trading market for existing notes that are not tendered in the exchange offer.

The trading market for existing notes after completion of the exchange offer is likely to be significantly more limited than it is at present. Thus if you do not tender your existing notes in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged existing notes. This reduction in liquidity may in turn increase the volatility of the market price for the existing notes.

Risk Factors Related to the Exchange Offer and Consent Solicitation

The security for your exchange notes and other remedies will be shared with other debtholders.

The grant of security interests by XM and the guarantors of the exchange notes will be on a shared basis with the indebtedness incurred in connection with the concurrent transactions and certain additional future indebtedness and, in the case of the security interest granted in the stock of our FCC license subsidiary, on a shared basis with all such indebtedness as well as with the existing notes. In addition, as a result of intercreditor agreements, it will not be possible to exercise remedies against the collateral unless the holders of a majority of the indebtedness secured by such collateral direct the collateral agent to do so. As there can be no assurance that the indebtedness under your exchange notes will constitute a majority of the indebtedness secured by the collateral, your remedies in an event of default may be significantly limited. In addition, in the event that the collateral is liquidated, the intercreditor agreements will require that all proceeds be distributed on a pro rata basis to the holders of the indebtedness secured by such collateral. Consequently, it is unlikely that the liquidation of the collateral securing the notes would produce proceeds in an amount sufficient to pay in full the principal of, or premium, if any, and accrued interest on your exchange notes and the other indebtedness secured by the collateral.

The security for your exchange notes will not be fully perfected.

Provisions in contracts to which we or our subsidiaries are parties may prohibit us or our subsidiaries from granting security interests in certain assets. In addition, the security interests granted in our intellectual property license agreements may require consent from the licensors thereunder. Similarly, prior approval of the FCC will be required in order for any remedies to be exercised against our assets that would constitute or result in any assignment of XM’s FCC license or any change of control of XM. We do not intend to obtain such consents and our failure to do so will limit the assets included in the collateral and may block the exercise of remedies with respect to certain assets. In addition, certain of our assets and the assets of our subsidiaries may be subject to existing security interests or become subject to certain liens that may take priority over the liens granted to you.

The security interests will not be perfected with respect to items of collateral that cannot be perfected by the filing of financing statements in each debtor’s jurisdiction of organization, the delivery of possession of certificated capital stock of our subsidiary or the filing of an assignment with the United States Patent and Trademark Office or the United States Copyright Office. Security interests in collateral such as satellites in orbit, deposit accounts and securities accounts, which require additional special filings or the obtaining of additional consents will not be perfected. To the extent that your security interests in any items of collateral are unperfected, your rights with respect to such collateral will be equal to the rights of our general unsecured creditors in the event of a bankruptcy.

You may be subject to federal income taxation as a result of tendering your existing notes.

All or a portion of any gain you realize in exchanging your existing notes in this tender offer will be subject to income tax. The exchange notes will be issued with original issue discount. See “Certain United States Federal Income Tax Considerations.”

The exchange ratios for this exchange offer do not reflect any valuation of the existing notes or the exchange notes.

Our board of directors has made no determination that the exchange ratios represent a fair valuation of either the existing notes or the exchange notes. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratios to you or to us. If you tender your existing notes you may not receive more value than if you choose to keep them.

A court could void our subsidiaries’ guarantees of the exchange notes under fraudulent transfer law.

XM Equipment Leasing LLC, our subsidiary that holds certain terrestrial repeater equipment, will guarantee the exchange notes, and certain additional domestic subsidiaries may in the future also guarantee the notes. Although a guarantee provides you with a direct claim against the assets of the guarantor, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a court could void any payments by that guarantor pursuant to its guarantee and require that such payments be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor.

A court might take these actions if it found, among other things, that (i) the guarantor, at the time it had incurred the indebtedness evidenced by its guarantee, had received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee, and (ii) any one of the following had occurred:

•	the guarantor was insolvent or rendered insolvent by reason of such incurrence;

•	the guarantor was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital for purposes of conducting such business or transaction; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

If a court voided the guarantee of the exchange notes by a guarantor as a result of a fraudulent conveyance, or held the guarantee unenforceable for any other reason, as a holder of exchange notes, you would likely no longer have a claim as a creditor against the assets of that guarantor.

We may not have the ability to fund a change of control offer if required by the indenture.

Upon a change of control, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof (or accreted value thereof if prior to December 31, 2005) plus accrued and unpaid interest to the date of repurchase, and may also be required to repurchase certain of our other indebtedness. However, we cannot assure that we will have sufficient funds at the time of such event to make any required repurchase of the notes or any such other indebtedness.

The change of control provisions contained in the indenture may not protect holders of notes in the event of certain highly leveraged transactions including certain reorganizations, restructurings or mergers, because these transactions may not involve a change in voting power or beneficial interest of the magnitude required to trigger the change of control provisions.

Because of the lack of a public market for the exchange notes, you may be unable to resell your exchange notes.

The exchange notes will not be listed on any securities exchange or automated quotations system. An active trading market for the exchange notes may not develop. In addition, the liquidity of any trading market in the exchange notes, and any market price quoted for the exchange notes, may be adversely affected by the changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you may be unable to resell your exchange notes.

Risk Factors Related to the Concurrent Transactions

If we do not successfully complete the General Motors transactions and proposed financing, we likely will not have sufficient time to raise the funding we need to continue operations.

We need additional funding for our business plan and we intend the cash we have on hand to last through the end of the first quarter of 2003, as discussed more fully below under the Risk Factor entitled “We need additional funding for our business plan and additional financing might not be available.” We have directed our efforts at reaching agreement on the General Motors transactions and proposed financing, and likely will not have time to pursue another financing of the magnitude needed to fund continuing operations. We cannot assure you that the General Motors transactions and proposed financing will be completed successfully. If we fail to complete a financing on a timely basis, we could default on our commitments to creditors or others and may have to discontinue operations or seek a purchaser for our business or assets, or seek protection under the federal bankruptcy laws.

Completion of the General Motors transactions and proposed financings are subject to various conditions that we have not yet satisfied and may not satisfy.

It is a condition to the obligations of General Motors and the investors in the proposed financing that this exchange offer be accepted by holders of at least 90% of our outstanding notes. Other conditions include the absence of a material adverse change, and the obtaining of any necessary approvals. The General Motors transactions and the proposed financings are contingent upon each other. We cannot assure you that we will be able to satisfy these conditions or that General Motors and the investors in the proposed financing will waive these conditions. Failure to meet these conditions could result in these transactions not closing or the need to offer significant additional benefits to obtain necessary waivers.

The General Motors securities and notes issuable in the proposed financing are convertible into Class A common stock, and could result in significant additional shares being issued.

The OnStar notes and the notes issued to new investors would be convertible into Class A common stock. In addition, we would be able to pay interest on the OnStar notes and the General Motors credit facility in shares of Class A common stock. We would also be able to pay up to $35 million of subscriber acquisition payments to OnStar in shares of Class A common stock. Issuances of large numbers of shares of Class A common stock could affect its market price and impair our ability to raise funds in future stock offerings.

The General Motors transactions and proposed financing contain terms that may not be favorable to us and our creditors or equity owners.

•
Under the terms of the OnStar notes and the notes issued to new investors, we will be subject to restrictive covenants that are somewhat more restrictive than those of your existing notes or those of the exchange notes, which are described in this Offering Circular under “Description of the Exchange Notes” below. We will be more limited in our ability to pay dividends and make other types of restricted payments and incur indebtedness in particular. In addition, since Holdings and XM will be co-obligors on the OnStar and proposed new investor notes, the covenants will bind Holdings as well. This may significantly limit the ability of Holdings to complete transactions or take other actions that could be in the interests of Holdings and its creditors or stockholders.

•
We would not have the right to prepay or redeem the new investor notes, but would have the ability after four years to require the conversion of the notes into Class A Common Stock in certain circumstances. This mandatory conversion would only be available if we achieve break-even in our earnings before interest, taxes, depreciation and amortization, our Class A common stock trades at 200% of the conversion price and the amount of our outstanding indebtedness after conversion would be less than $250 million and we would no longer have any Series C preferred stock outstanding.

•
OnStar and the proposed investors would be granted consent rights that would prohibit us from taking certain actions without their requisite consent (by a specified percentage based on dollar amount of notes held at maturity). These note holders will have veto rights similar to those of our Series C preferred stock. Without the consent of 75% of the notes held by OnStar and the new investors, we could not take certain actions, including issue common stock in an amount that increases the amount outstanding by 20% or more, incur indebtedness with financial or operational covenants, enter into certain transactions with affiliates, or merge or sell all or substantially all of our assets. We cannot assure you that General Motors and the new note holders would exercise their consent rights in a manner consistent with your best interests.

•
In order to reserve enough shares of Class A common stock to issue upon conversion of the OnStar notes and the notes issued to new investors, exercise of the GM warrant and as payment of interest on the OnStar notes and under the GM credit facility, we will seek shareholder approval at our next shareholders meeting to increase the number of authorized shares of Class A common stock. If we do not obtain such shareholder approval within six months of the closing of the financings, we would have to redeem any OnStar or new investor notes that we are unable to issue pursuant to the request for conversion.

Risk Factors Related to Our Business and Operations

You could lose money on your investment because we have just started operations and generation of revenues.

We were a development stage company through September 30, 2001. We began to generate revenues and emerged from the development stage during the fourth quarter of 2001. Unless we generate significant revenues, you could lose money on your investment. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including whether we can attract and retain enough subscribers and advertisers to XM Radio; whether our XM Radio system continues to operate at an acceptable level; whether we compete successfully; and whether the FCC grants us all additional necessary authorizations in a timely manner.

Our expenditures and losses have been significant and are expected to grow.

As of September 30, 2002, we had incurred capital expenditures of $1.1 billion and aggregate net losses approximating $730 million from our inception through September 30, 2002. We expect our net losses and negative cash flow to grow as we make payments under our various distribution contracts, incur marketing and subscriber acquisition costs and make interest payments on our outstanding Indebtedness. With commencement of operations, our monthly operating expenses have increased substantially as compared to our pre-operating stage. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, you could lose money on your investment.

We need additional funding for our business plan and additional financing might not be available.

We intend the cash we have on hand to last through the end of the first quarter of 2003. We estimate that our additional funding needs through the end of 2003 will be approximately $230 million, and that we will require at least $125 million of additional funding thereafter. These amounts are estimates and may change, and we may need additional financing in excess of these estimates. Our need for additional funds may also be affected by future developments. As discussed below, we likely will have to replace our existing satellites much sooner than originally expected. Although we believe that we would have adequate proceeds from our insurance coverage, we cannot assure you that this will be the case or that any insurance proceeds would be received in a timely manner. In addition, we have substantial payment obligations under a distribution agreement with OnStar and our interest reserve covers only the first six payments on XM’s existing Senior Secured Notes. If we do not complete the exchange offer and restructure our payment obligations to General Motors, we will need to make cash interest payments on our 14% Senior Secured Notes beginning in September 2003 and substantial payments to General Motors beginning in 2003. Our actual funding requirements could vary materially from our current estimates. We may have to raise more funds than expected to remain in business and to continue to develop and market the XM

Radio system. We may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, a number of adverse effects could occur. We could default on our commitments to creditors or others and may have to discontinue operations or seek a purchaser for our business or assets, or seek protection under the federal bankruptcy laws.

Demand for our service may be insufficient for us to become profitable.

Before our commercial launch in September 2001, there was no mobile satellite digital audio radio service in commercial operation in the United States. As a result, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon whether we obtain, produce and market high quality programming consistent with consumers’ tastes; the willingness of consumers to pay subscription fees to obtain satellite radio service; the cost and availability of XM radios; and XM Radio’s and our competitors’ marketing and pricing strategy. If demand for our service does not develop as expected, we may not be able to generate enough revenues to become profitable or generate positive cash flow.

Weaker than expected market and advertiser acceptance of our XM radio service could adversely affect our advertising revenue and results of operations.

Because we expect to derive a significant part of our future revenues from advertising, market and advertiser acceptance of our XM Radio service will be critical to the success of our business. Our ability to generate advertising revenues will be directly affected by the number of subscribers to our XM Radio service and the amount of time subscribers spend listening to our various channels. Our ability to generate advertising revenues will also depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry and economy generally. We directly compete for audiences and advertising revenues with Sirius Satellite Radio, the other satellite radio licensee, and traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do. Because FCC regulations limit our ability to offer our radio service other than to subscribers on a pay-for-service basis, certain advertisers may be less likely to advertise on our radio service.

We believe that advertising is a discretionary business expense for many business organizations and industries. Consequently, the current slowdown in the United States economy generally, and further downturns in the economy or in a particular business sector that represents a significant share of our advertising revenues, could adversely affect our advertising revenues and, therefore, our results of operations.

Premature degradation or failure of our satellites could damage our business.

If one of our satellites were to fail (or suffer performance degradation) prematurely and unexpectedly, it likely would affect the quality of our service, interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. In September 2001, our satellite manufacturer, Boeing Satellite Systems International, advised us of a progressive degradation problem with the solar array output power of 702 class satellites, including both XM Rock and XM Roll. We have advised our insurance carriers that the aforementioned solar array situation is likely to result in a claim under our in-orbit insurance policies. Since the issue is common to 702 class satellites, the manufacturer is closely watching the progression of the problem, including data from a satellite that has been in orbit longer than either of our two satellites by approximately 15 and 17 months, respectively. With this advance visibility of performance levels, insurance arrangements in place, a spare satellite under construction that is being modified to address the solar power anomaly, the ability to provide full service with Rock and Roll collocated in one orbit slot and the spare located in the other slot (which would allow the use of the satellites through the first quarter of 2008), availability of comparable satellites from more than one vendor, and various mitigation actions to extend the full or partial use of the satellites, we believe that we will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below acceptable levels. Based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by Boeing Satellite and XM, management has determined it is appropriate to adjust the estimated useful lives of our in-orbit satellites, with effect from September 2002, to the period running through first quarter 2008 (approximately 6.75 years from launch).

There is no assurance that such actions will allow us to maintain adequate broadcast signal strength. Our management will continue to monitor this situation carefully and may re-adjust the estimated useful lives of our in-orbit satellites based on future information. Please see the sections of this Offering Circular entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity—Funds Required in 2002 and Beyond” and “Business—The XM Radio System—Space Segment.”

A number of other factors could decrease the useful lives of our satellites, including: defects in construction; loss of on board station-keeping system; failure of satellite components that are not protected by back-up units; electrostatic storms; and collisions with other objects in space. In addition, our network of terrestrial repeaters communicates principally with one satellite. If the satellite communicating with the repeater network fails unexpectedly, we would have to repoint all the repeaters to communicate with the other satellite. This would result in a degradation of service that could last several days and could harm our business.

Losses from satellite degradation may not be fully covered by insurance, and insurance proceeds may not be available in a timely manner.

We purchased launch and in-orbit insurance policies from global space insurance underwriters covering XM Rock and XM Roll, our existing satellites. However, if either satellite suffers a total or partial failure, our insurance may not fully cover our losses. For example, our insurance does not cover and we do not have protection against business interruption, loss of business or similar losses. Also, our insurance contains customary exclusions and material change conditions that could limit our recovery. As discussed above, we expect to have to replace our satellites earlier than expected. We do not currently have the capital to launch our spare satellite or replace our satellites. We may not receive adequate insurance proceeds on a timely basis in order to launch our spare satellite or construct and launch replacement satellites, and this may impair our ability to make timely payments on our notes and other financial obligations. We do not expect a final determination regarding insurance recovery for the solar array anomaly relating to XM Rock and XM Roll for a significant period of time while the impact of the situation is being assessed.

Our substantial indebtedness could adversely affect our financial health, which could reduce the value of our securities.

As of September 30, 2002, we had total indebtedness of $415.2 million, and stockholders’ equity of $746.8 million. After giving effect to the exchange offer and concurrent transactions, our pro forma as adjusted total indebtedness will be $632.7 million. We have agreed to issue an additional $185 million of indebtedness to private investors. General Motors has agreed to replace certain future payment obligations with indebtedness in the amount of up to $189 million. Following the closing of the exchange offer and our transactions with certain private investors and General Motors, our indebtedness will primarily mature in 2009 and 2010. However, our substantial indebtedness could have important consequences to you. For example, it could: increase our vulnerability to general adverse economic and industry conditions; limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements; require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes; limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; place us at a competitive disadvantage compared to our competitors that have less debt; and limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on us.

Failure of third parties to perform could affect our revenues.

We need to assure continued proper manufacturing and distribution of XM radios and development and provision of programming in connection with our service. Many of these tasks depend on the efforts of third parties. If one or more of these matters is not performed in a sufficient manner, our revenues could be less than expected and our business may suffer.

Higher than expected subscriber acquisition costs or subscriber turnover could adversely affect our financial performance.

We are spending substantial funds on advertising and marketing and in transactions with car and radio manufacturers and other parties to obtain or as part of the expense of attracting new subscribers. If the costs of attracting new subscribers or incentivizing other parties are greater than expected, our financial performance and results of operations will be adversely affected.

We expect to experience some subscriber turnover, or churn. Because we have just begun commercial operations, we cannot predict the amount of churn we will experience. We also cannot predict how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service. Subscriber turnover or our inability to retain customers who purchase or lease new vehicles with our service could adversely affect our financial performance and results of operations.

Our system might not continue to work as expected.

Our system involves new applications of existing technology and the complex integration of different technologies which may not continue to work as planned. Prior to our commencement of operations, satellites and terrestrial repeater networks have not been integrated and used together on the scale we contemplate. Our integrated system has only recently been fully deployed and tested, and may not continue to function as expected within any particular market or deployment area. Failure to integrate these technologies may result in areas with impediments to satellite line of sight experiencing dead zones where our signals cannot be received clearly or are of low quality.

Competition from Sirius Satellite Radio and traditional and emerging audio entertainment providers could adversely affect our revenues.

In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including Sirius Satellite Radio, the other U.S. satellite radio licensee; traditional and (when available) digital AM/FM radio; Internet based audio providers; direct broadcast satellite television audio service; and cable systems that carry audio service. Sirius Satellite Radio has three operational satellites in-orbit. Sirius began commercial operations in the first quarter of 2002. Sirius offers its service for a monthly charge of $12.95, featuring 100 channels. If Sirius is able to offer a more attractive service or enhanced features, or has stronger marketing or distribution channels, it may gain a competitive advantage over us.

Unlike XM Radio, traditional AM/FM radio already has a well-established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising, rather than by a subscription fee. Further, the incumbent terrestrial broadcasters have announced intentions to enhance their existing broadcasts with additional digital quality services utilizing new technology in the near future. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage to the dominant providers of audio entertainment services.

Large payment obligations under our distribution agreement with General Motors may prevent us from becoming profitable.

We have significant payment obligations under our long-term agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. These payment obligations, which could total several hundred million dollars over the life of the contract, may prevent us from becoming profitable. A significant portion of these payments are fixed in amount, and we must pay these amounts even if General Motors does not meet performance targets in the contract. Although this agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels, we cannot predict the outcome of any such renegotiation. General Motors has agreed to finance certain obligations in the amount of up to $250 million, as described under “The Concurrent Transactions.”

Joint development agreement funding requirements could be significant.

Under our agreement with Sirius Radio, each party is obligated to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. We cannot predict at this time the amount of license fees or contribution payable by us or Sirius Radio or the size of the credits to us or Sirius Radio from the use of their respective technologies. This may require significant additional capital.

Our business may be impaired by third party intellectual property rights.

Development of the XM Radio system has depended largely upon the intellectual property that we have developed and license from third parties. If the intellectual property that we have developed or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties’ proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

Third parties may bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could subject us to significant liabilities to third parties; require us to seek licenses from third parties; block our ability to operate the XM Radio system or license its technology; or otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Failure to comply with FCC requirements could damage our business.

As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as interoperability of our system with the other licensed satellite radio system; coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and coordination of our communications links to our satellites with other systems that operate in the same frequency band.

Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, the FCC has not yet issued final rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. We are operating our repeaters on a non-interference basis pursuant to a grant of special temporary authority from the FCC, which expired March 18, 2002. We have applied for an extension of this authority and can continue to operate our terrestrial repeaters pending a final determination on this request. This authority is currently being challenged by operators of terrestrial wireless systems who have asserted that our repeaters may cause interference. Our deployment of terrestrial repeaters may be impacted by the FCC’s further actions, when taken.

If the challenge to our FCC license is successful, our business could be harmed.

The award of our FCC license was challenged by one of the losing bidders in the initial FCC licensing procedure. The challenge was denied by the FCC, but the losing bidder filed with the FCC an application for review of this decision. The FCC has denied this application for review, but the losing bidder has appealed to the United States Court of Appeals for the District of Columbia Circuit. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.

If we default under our joint development agreement, Sirius Satellite Radio’s patent infringement lawsuit against us could be refiled.

Under our agreement with Sirius Radio for the development of a unified standard for satellite radios, the lawsuit Sirius Radio brought against us in January 1999 alleging our infringement of three Sirius Radio patents was withdrawn. We and Sirius Radio have agreed to cross-license our respective intellectual property. However, if this agreement is terminated before the value of the licenses has been determined due to our failure to perform a material covenant or obligation, then this suit could be refiled.

Our service network or other ground facilities could be damaged by natural catastrophes.

Since our ground-based network is attached to towers, buildings and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We do not have replacement or redundant facilities that can be used to assume the functions of our repeater network or of our central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

Like all radio transmissions, the XM Radio signal is subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We need to obtain rights to programming, which could be more costly than anticipated.

We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers (with whom we recently reached agreement), Broadcast Music, Inc. and SESAC, Inc. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to negotiate or establish license fees through a rate court proceeding in the U.S. District Court for the Southern District of New York, but such royalty arrangements may be more costly than anticipated. We must also enter into royalty arrangements with the owners of the sound recordings, on whose behalf the Recording Industry Association of America will negotiate licenses and collect royalties for this performance right in sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue set by the Librarian of Congress. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

Rapid technological and industry changes could make our service obsolete.

The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems in operating the XM Radio system that could harm our business. Because we have depended on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

The market price of our securities could be hurt by substantial price and volume fluctuations.

Historically, securities prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. This market volatility could depress the price of our securities without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our securities would likely significantly decrease.

The holders of Holdings’ Series C preferred stock have, and GM and holders of the new financing notes would have, certain veto rights.

Under the terms of Holdings’ Series C preferred stock, the consent of holders of at least 60% of the Series C preferred stock is required before we can take certain actions, including issuances of additional equity securities and the incurrence of indebtedness under which we must meet financial covenants to avoid default. These requirements could hamper our ability to raise additional funds. The consent of holders of at least 60% of the Series C preferred stock is also required for transactions with affiliates, other than on an arms’-length basis, and for any merger or sale of our assets. The approval for a merger could make it difficult for a third party to acquire us and thus could depress Holdings’ stock price. Upon the closing of the concurrent transactions as described under “The Concurrent Transactions,” GM and holders of our 10% Senior Secured Discount Convertible Notes will have similar veto rights. We cannot assure you that these rights will be exercised in a manner consistent with your best interests.

We need people with special skills to develop and maintain our new service. If we cannot find and keep these people, our business and Holdings’ stock price could suffer.

We depend on the continued efforts of our executive officers and key employees, who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

We depend upon certain on-air talent, the loss of whom could reduce the attractiveness of our XM service to subscribers and advertisers and could adversely affect our business.

We employ or independently contract with certain on-air talent who maintain significant loyal audiences in or across various demographic groups. The fame of such on-air talent and their ability to retain and grow their respective audiences is a significant factor in the ability to sell advertising. We cannot be certain that our on-air talent will remain with us or will be able to retain their respective audiences. If we lose the services of one or more of these individuals, and fail to attract comparable on-air talent with similar audience loyalty, the attractiveness of our service to subscribers and advertisers could decline, and our business could be adversely affected.

It may be hard for a third party to acquire us, and this could depress Holdings’ stock price.

Holdings is a Delaware company with unissued preferred stock, the terms of which can be set by our board of directors. Our shareholder rights plan using Holdings’ preferred stock could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. The rights issued under the plan have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by our board of directors. The rights should not deter any prospective offeror willing to negotiate in good faith with our board of directors. Nor should the rights interfere with any merger or other business combination approved by our board of directors. However, anti-takeover provisions in Delaware law and the shareholder rights plan could depress Holdings’ stock price and may result in entrenchment of existing management, regardless of their performance.

Future sales of Holdings’ Class A common stock could lower Holdings’ stock price and impair our ability to raise funds in new stock offerings.

As of September 30, 2002, Holdings had 91,358,068 shares of Class A common stock outstanding, or 121,692,625 shares assuming conversion of all 10,786,504 shares of its Series A convertible preferred stock, 867,289 shares of its Series B convertible redeemable preferred stock, 200,000 shares of its Series C convertible redeemable preferred stock and related accrued dividends outstanding and $79.1 million of convertible subordinated notes outstanding. Sales of a large number of shares could adversely affect the market price of its Class A common stock, which could impair our ability to raise funds in additional stock offerings.

Holdings has filed registration statements under the Securities Act to cover all 14,500,000 shares of Holdings’ Class A common stock subject to outstanding stock options or reserved for issuance under Holdings’ stock plans. These registration statements became effective upon filing. Accordingly, shares registered under these registration statements are, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, available for sale in the open market. As of September 30, 2002, options to purchase 7,749,686 shares of Holdings’ Class A common stock were outstanding.

The holders of approximately 33.4 million shares of Holdings’ Class A common stock, all of Holdings’ Series A convertible preferred stock and all of Holdings’ Series C convertible redeemable preferred stock have the right to request registration of their shares in future public offerings of our equity securities. Sony Electronics owns a warrant that may in the future be exercisable for up to 2% of Holdings’ Class A common stock on a fully-diluted basis depending on Sony’s success in achieving certain sales targets at an exercise price of 105% of the then current market price. Sony will have the right to request registration of these shares in future public offerings. CNBC owns a warrant that may in the future be exercisable for up to 90,000 shares of Holdings’ Class A common stock. In addition, Holdings may issue additional shares of Class A common stock to satisfy its obligations to pay dividends on its capital stock and interest on its debt securities, including as described above under “The Concurrent Transactions.”

PRICE RANGE OF COMMON STOCK

Holdings’ Class A common stock has been quoted on the Nasdaq National Market under the symbol “XMSR” since its initial public offering on October 5, 1999. The following table presents, for the period indicated, the high and low sales prices per share of the Class A common stock as reported on the Nasdaq National Market.

1999:	High	Low
Fourth Quarter (beginning October 5, 1999)	$44.750	$11.625

2000:
First Quarter	$50.000	$27.000
Second Quarter	$39.250	$18.125
Third Quarter	$46.938	$30.125
Fourth Quarter	$43.750	$12.063

2001:
First Quarter	$21.063	$6.375
Second Quarter	$17.500	$3.870
Third Quarter	$17.200	$4.020
Fourth Quarter	$20.680	$4.300

2002:
First Quarter	$19.200	$10.700
Second Quarter	$14.700	$6.260
Third Quarter	$7.700	$2.630
Fourth Quarter (through December 15, 2002)	$4.120	$1.660

DIVIDEND POLICY

Holdings has not declared or paid any dividends on its common stock since its date of inception. Currently, Holdings’ 8.25% Series B Convertible Redeemable preferred stock restricts Holdings from paying dividends on its common stock unless full cumulative dividends have been paid or set aside for payment on all shares of the Series B preferred stock. The terms of Holdings’ 8.25% Series C Convertible Redeemable preferred stock contain similar restrictions. In accordance with its terms, Holdings has paid dividends on the Series B preferred stock in common stock. The Series C preferred stock provides for cumulative dividends payable in cash. As no dividends have been declared on the Series C preferred stock, the value of the cumulative dividends has increased the liquidation preference. The indenture governing XM’s new Senior Secured Notes and the indenture governing XM’s existing Senior Secured Notes will restrict XM from paying dividends to Holdings which, in turn, will significantly limit the ability of Holdings to pay dividends. Holdings does not intend to pay cash dividends on its common stock in the foreseeable future. Holdings anticipates that it will retain any earnings for use in its operations and the expansion of its business.

CAPITALIZATION

XM Satellite Radio Holdings Inc. and Subsidiaries

The following table sets forth as of September 30, 2002 Holdings’ capitalization on

•	an actual basis;

•	an as adjusted basis, which gives effect to the exchange offer; and

•
a pro forma as adjusted basis, which gives effect to the exchange offer, the transactions with General Motors and the issuance of 10% Senior Secured Discount Convertible Notes and sale of common stock to new investors.

	As of September 30, 2002
	Actual	As adjusted(2)	Pro forma as adjusted(3)
	(in thousands, except share data)
Cash, cash equivalents and short term investments	$84,318	$95,351	$285,466
Restricted investments (1)	29,370	6,573	6,573

Total cash, cash equivalents, short term investments and restricted investments	$113,688	$101,924	$292,039

14% Senior Secured Notes due 2010	$266,926	$—	$—
14% Senior Secured Discount Notes due 2009	—	212,618	212,618
10% Senior Secured Discount Convertible Notes due 2009	—	—	89,042
10% Senior Secured Convertible Notes due 2009	—	—	185,000
7.75% convertible subordinated notes due 2006	79,057	79,057	79,057
Loan	35,000	35,000	35,000
Mortgage obligation, net of current portion of $380	28,286	28,286	28,286
Capital lease obligation, net of current portion of $1,908	3,649	3,649	3,649

Total long-term debt	$412,918	$358,610	$632,652
Stockholders’ equity:
Series A convertible preferred stock, par value $0.01 (liquidation preference of $102,739 actual, as adjusted and pro forma as adjusted); 15,000,000 shares authorized, 10,786,504 shares issued and outstanding actual, as adjusted and pro forma as adjusted	108	108	108
Series B convertible redeemable preferred stock, par value $0.01 (liquidation preference of $43,364 actual, as adjusted and pro forma as adjusted); 3,000,000 shares authorized, 867,289 shares issued and outstanding actual, as adjusted and pro forma as adjusted	9	9	9
Series C convertible redeemable preferred stock, par value $0.01 (liquidation preference of $235,383 actual, as adjusted and pro forma as adjusted); 250,000 shares authorized, 200,000 shares issued and outstanding actual, as adjusted and pro forma as adjusted (4)	2	2	2
Series D junior preferred stock, par value $.01 (liquidation preference of $0 at September 30, 2002 actual, as adjusted and pro forma as adjusted); 250,000 shares authorized, no shares issued and outstanding actual, as adjusted and pro forma as adjusted	—	—	—
Class A common stock, par value $0.01; 225,000,000 shares authorized, 91,358,068 shares issued and outstanding actual and, as adjusted and 96,913,624 shares pro forma as adjusted	914	914	969
Class C non-voting common stock, par value $0.01; 15,000,000 shares authorized, no shares issued and outstanding actual, as adjusted and pro forma as adjusted	—	—	—
Additional paid-in capital	1,475,867	1,523,066	1,554,045
Accumulated deficit	(730,075)	(732,834)	(732,834)

Total stockholders’ equity	746,825	791,265	822,299

Total capitalization	$1,159,743	$1,149,875	$1,454,951

Footnote disclosure re: troubled debt restructuring

(1)
Consists of a portfolio of U.S. government securities held by the trustee for the benefit of the holders of the 14% Senior Secured Notes due 2010, a money market fund associated with a contract and certificates of deposit to collateralize letters of credit required by facility leases and other secured credits. As a result of the exchange offer, we are no longer required to maintain the restricted investments associated with the 14% Senior Second Notes due 2010.

(2)
The “As Adjusted” column gives effect to the exchange offer accounted for as a partial settlement and a modification of terms under Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings.” Cash has been decreased for payment of the financing fees, restricted investments have been decreased for the cash paydown of principal amount of the notes, the carrying amount of the notes have been decreased by the cash paydown of principal as well as the fair market value of the warrants issued, which also affected the stockholders’ equity. In accordance with generally accepted accounting principles, we have preliminarily valued the warrants at $48.6 million based on the Black Scholes model. The final warrant valuation will be determined at the completion of the exchange offer. Further, the excess of financing fees over the amount allocated to the warrants has been expensed to general and administrative expenses, which has decreased stockholders’ equity.

(3)
The “Pro Forma as Adjusted” column gives effect to the exchange offer as well as the concurrent offering of $185 million in 10% Senior Discount Convertible Notes, the $15 million from the sale of Class A common stock, and the proposed issuance of the OnStar Notes. Certain of the 10% Senior Secured Discount Convertible Notes to be sold and the OnStar Notes to be issued provide for the use of bandwidth, broadcasting studios and other rights, which will be fair valued upon the closing of the proposed transactions.

(4)	The conversion price of the Series C convertible redeemable preferred stock is expected to be adjusted to $9.60, after giving effect to the concurrent transactions.

THE CONCURRENT TRANSACTIONS

Background

In addition to the exchange offer and consent solicitation described in this Offering Circular, we are financing up to $250 million of payment obligations to General Motors and raising $200 million of new financing from private investors.

Separately, we have refined our business plan based on what we have learned during our first year of commercial service. We are focusing on the new automobile market to take advantage of our relationships with automobile manufacturers, the introduction of lower-priced and more user-friendly radio technology in the retail aftermarket and the use of our most productive distribution channels. We have also reduced spending on advertising and streamlined our workforce.

We intend to have our cash on hand last through the first quarter of 2003. We have pursued various alternatives with our financial advisers aimed at satisfying our continuing funding requirements. We have also engaged a separate adviser for a committee of our independent directors. Along with our financial advisers, we have been providing materials to and conducting discussions with a number of potential investors, including certain of our existing major stockholders. We have concluded that the exchange offer and the transactions described below constitute the best means for meeting our current funding requirements.

The exchange offer, if accepted by a substantial percentage of the outstanding notes, will conserve cash over the next three years because, under the new notes, interest will accrete during that time. Each of these measures—the exchange offer, the financing of obligations to General Motors and the sale of the new notes—is a separate transaction. If all of these transactions are successfully completed, we expect to be fully funded based upon our refined business plan. Our refined business plan contemplates the use of either insurance proceeds or vendor financing to launch replacement satellite(s). If our business generates positive cash flow by that time, we will not need to raise additional financing to continue operations.

Transactions with General Motors

The agreement with General Motors would permit us to issue the following new securities to General Motors, or its subsidiary, OnStar Corporation, in lieu of certain cash payments otherwise accruing to them under our distribution agreement with OnStar:

•
In lieu of our obligation to make $115 million in guaranteed payments to OnStar under the distribution agreement from 2003 to 2006, we would issue to OnStar $89 million in aggregate principal amount of 10% Senior Secured Convertible Notes due December 31, 2009.

•
We would be entitled to finance up to $100 million of any payments that may become due under the distribution agreement by drawing under a Senior Secured Credit Facility, also maturing in December 2009, if we meet certain financial covenants. In connection with the credit facility, we would issue a warrant to General Motors to purchase 10 million shares of Class A common stock.

•
We would be able to make up to $35 million in subscriber acquisition payments that we may owe to General Motors under the distribution agreement in shares of our Class A common stock, valued at fair market value.

OnStar Notes

In lieu of making $114,972,000 of guaranteed payment obligations for 2003 through 2006, we would issue to GM 10% Senior Secured Convertible Notes due December 31, 2009 with a principal amount of $89,042,000. Holdings and XM would be co-obligors on the OnStar notes. Interest on the notes, which is due semiannually, would be payable, at our option in cash or shares of Holdings’ Class A common stock having an aggregate fair market value equal to the amount of interest due. The fair market value would be based on the average daily trading prices of the Class A common stock over the ten business days prior to the day the interest payment is due.

OnStar would be able to convert the notes into shares of Class A common stock pursuant to a vesting schedule so that on each date prior to and including December 31, 2006 that we would have been obligated to make scheduled guaranteed payments under the distribution agreement, a pro rata portion of the OnStar notes corresponding to the scheduled guaranteed payment would become convertible at the option of OnStar at a conversion price equal to 90% of the fair market value of a share of Class A common stock (calculated as described above) on the date of conversion; provided that, the conversion price will be not less than $5 per share nor greater than $10 per share during 2003, not less than $5 per share nor greater than $15 per share during 2004, and not less than $5 per share nor greater than $20 per share thereafter.

Under the terms of the OnStar notes, we would be subject to restrictive covenants that are similar to those of your existing notes, those of the notes you would receive in the exchange offer, which are described in this Offering Circular under “Description of the Exchange Notes,” and the notes issued to new investors, as described below. We would be limited in our ability to pay dividends and make other types of restricted payments, incur indebtedness, enter into transactions with our affiliates, use proceeds from certain asset sales and enter into sale and leaseback transactions. We would also be required to offer to repurchase the OnStar notes at a purchase price equal to 101% of the principal amount upon a change of control.

The OnStar notes would be equal in right of payment to, and secured on a shared basis with, the notes you would receive in the exchange offer, the notes issued to new investors and our indebtedness under the GM credit facility. The OnStar notes would be secured by substantially all of our assets, and would share the security interest of your existing notes, which is limited to the capital stock of our subsidiary that holds our FCC licenses. Our subsidiaries, other than the subsidiary that holds our FCC licenses and the subsidiary through which we own our headquarters, would guarantee our obligations under the OnStar notes.

GM Credit Facility

GM has agreed to provide us with a $100,000,000 Senior Secured Credit Facility, maturing in December 2009, that would enable us to make monthly draws to finance payments that become due under the OnStar distribution agreement and other GM payments. Holdings and XM would be co-borrowers under this credit facility. The outstanding principal amount of all draws would be due December 31, 2009 and bear interest at the applicable LIBOR rate plus 10%. We would be able to make interest payments in shares of Class A common stock having an aggregate fair market value at the time of payment equal to the amount of interest due. The fair market value will be based on the average daily trading prices of the Class A common stock over the ten business days prior to the day the interest payment is due. We would have the option to prepay all draws in whole or in part at any time but would not be able to re-borrow any prepaid amounts. Beginning in 2005, we would be required to prepay the amount of any outstanding advances in an amount equal to the lesser of (i) 50% of our excess cash and (ii) the amount necessary to prepay the draws in full.

In order to make draws under the credit facility, we would be required to have a certain minimum number of subscribers that are not originated by GM and a minimum pre-marketing cash flow.

This credit facility would be equal in right of payment to, and secured on a shared basis with the OnStar notes, the notes you would receive in the exchange offer, as described in this Offering Circular under “Description of the Exchange Notes,” and the notes issued to new investors. The credit facility would be secured by substantially all of our assets, including the capital stock of our subsidiary that holds our FCC licenses, and would have the same guarantees as the OnStar notes and the notes issued to new investors, as described below.

As consideration for GM entering into the credit facility, Holdings would issue to GM a warrant to purchase 10,000,000 shares of Class A common stock at an exercise price equal to $3.18. The GM warrant would vest when issued and expire after five years.

Subscriber Acquisition Payments

Under the distribution agreement with OnStar, we are required make a subscriber acquisition payment to OnStar for each person who becomes and remains an XM subscriber through the purchase of a GM vehicle. We would be able to make up to $35 million in such subscriber acquisition payments in shares of our Class A common stock, valued at fair market value at the time of payment.

Other Transactions

We have also agreed to grant to OnStar a certain amount of time to use our studios on an annual basis. In addition, we will provide certain of our audio content for distribution on OnStar ‘s telematics services.

The notes issued to OnStar would be convertible and the warrant exercisable only to the extent General Motors would not beneficially own more than 19.9% of our Class A common stock, unless we and General Motors otherwise agree and certain stockholder approvals are obtained.

Transactions with New Investors

We have agreed to sell $185 million of 10% Senior Secured Discount Convertible Notes due December 31, 2009 to certain institutional and accredited investors, including some of our current investors. Holdings and XM would be co-obligors on the notes. Interest would payable semiannually and accrete through December 31, 2005, so that at January 1, 2006, the aggregate accreted value of the notes would be $246.0 million (assuming a January 31, 2003 closing). Beginning June 30, 2006, interest would be payable semiannually in arrears in cash or by the issuance of additional notes on the same terms as these notes. If all interest is paid in additional notes, the new financing notes would aggregate $363.4 million (assuming a January 31, 2003 closing) when they matured in December 2009. At any time, a holder of notes would be able to convert all or part of the accreted value of its notes at a conversion price of $3.18 per share.

We would not be able to prepay or redeem the notes. Beginning four years after the issuance of the notes, we would be able to convert all, but not less than all of the notes at the conversion price if: (i) shares of Holdings’ Class A common stock have traded on the Nasdaq National Market or a national securities exchange for the previous 30 trading days at 200% of the conversion price, (ii) Holdings has reported earnings before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization greater than $0 for the immediately preceding quarterly period for which Holdings reports its financial results, (iii) immediately following such conversion, the aggregate amount of Holdings’ and its subsidiaries’ indebtedness is less than $250 million, and (iv) no shares of Holdings’ Series C preferred stock remain outstanding.

Under the terms of the notes, we would be subject to restrictive covenants that are similar to those of your existing notes, those of the notes you would receive in the exchange offer, as described in this Offering Circular under “Description of the Exchange Notes,” and the OnStar notes. We would be limited in our ability to pay dividends and make other types of restricted payments, incur indebtedness, enter into transactions with our affiliates, use proceeds from certain asset sales and enter into sale and leaseback transactions. We would also be required to offer to repurchase the notes at a purchase price equal to 101% of the principal amount upon a change of control.

The notes would be equal in right of payment to, and be secured on a shared basis with the notes you would receive in the exchange offer, the OnStar notes and our indebtedness under the GM credit facility. The notes would be secured by substantially all of our assets and would have the same guarantees as the OnStar notes and the GM credit facility. They also would share the security interest of your existing notes, which is limited to the capital stock of our subsidiary that holds our FCC licenses.

We have also agreed to sell $15,000,000 of our Class A common stock for a purchase price of $2.70 to a private investor.

Conditions

The proposed transactions with General Motors and the proposed financing with the new investors are conditioned upon each other and upon acceptance of this exchange offer by holders of at least 90% of the outstanding 14% Senior Secured Notes. Other conditions include the absence of a material adverse change and the obtaining of any necessary approvals. The 90% participation requirement may be waived by General Motors and 66- 2/3% of the new investors. We cannot assure you that we will be able to satisfy these conditions or that General Motors and the investors in the proposed financing would waive these conditions.

In order to reserve enough shares of Class A common stock to issue upon conversion of the OnStar notes and the notes issued to new investors, exercise of the GM warrant and as payment of interest on the OnStar notes and under the GM credit facility, we will seek shareholder approval at our next shareholders meeting to increase the number of authorized shares of Class A common stock. If we do not obtain such shareholder approval, we would have to redeem, at the fair market value of the conversion shares, any notes that we are unable to issue pursuant to the request for conversion.

If the proposed transactions with General Motors and the new investors do not close, we would be obligated to offer to sell Class A common stock to the new investors at a purchase price of $3.18 per share, up to the same dollar amount as their proposed investment (or 50% of this amount in limited circumstances).

Amendments to Registration Rights Agreements and Shareholders Agreements

Registration Rights Agreement

Holdings’ registration rights agreement with the former holders of its Series A subordinated convertible notes and the holders of its Series C preferred stock would be amended to grant additional registration rights to the purchasers of the 10% Senior Secured Discount Convertible Notes and to GM for the Class A common stock underlying the OnStar notes and GM warrant and payable as interest under the OnStar notes and the GM credit facility. Parties would have several rights to demand registration of $10.0 million of Class A common stock or more, subject to Holdings’ right to defer the timing of a demand registration and an underwriters’ right to cut back shares in an underwritten offering. Parties also have rights to include their Class A common stock in registered offerings that we initiate, other than an offering for high yield debt. We would also be obligated to initiate shelf registration statements involving delayed or continuous offerings upon demand, one of which would need to be filed shortly after closing.

Shareholders’ Agreement

Holdings’ shareholders agreement with the former holders of its Series A subordinated convertible notes and the holders of its Series C preferred stock would be amended to add certain of the purchasers of the 10% Senior Secured Discount Convertible Notes as parties. Some of the parties to this agreement have the right to designate directors to our board and to observe board meetings. Additionally, noteholders would have veto rights in addition to those of our Series C preferred stock. Without the consent of 75% of the new investor noteholders and GM, we would not be able to: amend our charter and bylaws in a way that materially affects the rights of GM or the noteholders; issue common stock in an amount that increases the amount outstanding by 20% or more; take any action that would restrict our ability to honor the rights of GM or the note holders; issue securities that have a preference over the new notes or the OnStar notes; incur indebtedness with financial or operational covenants, redeem or repurchase securities that are junior to or on a parity with the OnStar notes or the new notes; enter into certain transactions with affiliates, merge or sell all or substantially all of our assets; or change the principal nature of our business. Note holders, including GM, along with the current parties to the shareholders agreement, would also have the right to participate in any of our future private financings to the extent necessary to maintain their pro rata fully diluted ownership percentage.

Other Arrangements

We have agreed to make bandwidth available to Honda, one of our existing investors and a purchaser of the 10% Senior Secured Discount Convertible Notes, for use in its telematics services. In connection with these transactions, R. Steven Hicks and a designee of American Honda would join our board. We have agreed to issue a warrant to Mr. Hicks to purchase 900,000 shares of our Class A common stock at an exercise price of $3.18 per share. We have agreed to purchase up to $2.5 million of advertising from Hearst Communications, another purchaser of the notes, concurrently with their investment in the notes.

TERMS AND CONDITIONS OF THE
EXCHANGE OFFER AND CONSENT SOLICITATION

The Exchange Offer

XM Satellite Radio Inc. and XM Satellite Radio Holdings Inc., on the terms and subject to the conditions set forth in this Offering Circular and the accompanying consent and letter of transmittal, and notice of guaranteed delivery and consent, as the same may be amended from time to time, hereby offer up to an aggregate of:

•
$474.2 million aggregate principal amount at maturity ($325.0 million accreted value as of March 15, 2003) of 14% Senior Secured Discount Notes due 2009 (which we sometimes refer to as the “exchange notes”);

•	$22.8 million in cash; and

•	warrants to purchase 27.6 million shares of Class A common stock of Holdings at an exercise price of $3.18 per share,

for the entire principal amount of XM Satellite Radio Inc.’s 14% Senior Secured Notes due 2010.

For every $1,000 principal amount of existing notes tendered and accepted for exchange, you will receive:

•	$1,459 principal amount at maturity of new 14% Senior Secured Discount Notes ($1,000 accreted value as of March 15, 2003);

•	$70.00 in cash; and

•	a warrant to purchase 85 shares of Class A common stock of Holdings at an exercise price of $3.18 per share.

The exchange notes will be issued under and entitled to the benefits of an indenture, to be entered into between XM and The Bank of New York, as trustee. For a description of the indenture, see “Description of the Exchange Notes.”

The exchange notes will be fully accreted to face value on December 31, 2005 and thereafter bear interest at the rate of 14% per annum from January 1, 2006, payable semi-annually in arrears on December 31 and June 30 of each year in cash, commencing June 30, 2006, to the person in whose name the exchange note is registered at the close of business on the preceding December 15 or June 15, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months and will accrete through December 31, 2005.

This Offering Circular and the consent and letter of transmittal are being sent to all registered holders of existing notes. There will be no fixed record date for determining registered holders of existing notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the rules and regulations of the SEC. Existing notes that are not tendered in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to receive principal and interest payments and all of the remaining rights conferred by the existing indenture, as amended. See “—The Consent Solicitation” and, for a description of the proposed amendments to the indenture, see “The Proposed Amendments.”

The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering the exchange consideration to such holders. Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the consent and letter of transmittal, transfer taxes with respect to the exchange of existing notes.

We will pay all charges and expenses, other than some applicable taxes described below, in connection with the exchange offer. You should read the section entitled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will:

•	distribute a copy of this Offering Circular to each of the registered holders of the existing notes;

•	keep the exchange offer open for at least 20 business days from the date on which the exchange offer is commenced; and

•
upon completion of the exchange offer period, if we have received tender of existing notes, representing 90% of the aggregate principal amount of the existing notes outstanding (the “Requisite Amount”), accept for exchange all existing notes properly tendered and any existing notes properly tendered thereafter prior to the expiration date.

We reserve the right to begin accepting notes properly tendered for exchange upon receipt of the Requisite Amount.

In order to tender your existing notes, you will be required, as a condition to a valid tender, to give your consent to the proposed amendments to the indenture. By properly tendering your existing notes, you will also be consenting to the proposed amendments to the indenture. Furthermore, in order to give your consent to the proposed amendments, you must validly tender your existing notes. If the proposed amendments become effective, each non-exchanging holder of existing notes will be bound by the proposed amendments to the indenture even though the holder did not consent. See “—The Consent Solicitation” and “The Proposed Amendments” for a description of the proposed amendments to the indenture.

The Consent Solicitation

As part of the exchange offer, we are soliciting consents from the holders of the notes to the proposed amendments to the indenture governing the notes. The purpose of the proposed amendments is to amend the note indenture to remove substantially all covenants and events of default that may be removed by majority consent of the holders consistent with the indenture and requirements of the Trust Indenture Act, effective upon the closing of the exchange offer. If the proposed amendments become effective, each non-exchanging holder of outstanding notes will be bound by the proposed amendments to the indenture, even though the holder did not consent. The proposed amendments, which will apply to notes not tendered in the exchange offer upon closing of the exchange offer, materially reduce our obligations under the indenture.

The proposed amendments, which will apply to notes not tendered in the exchange offer, include, but are not limited to, removing restrictions on our ability to:

•	incur indebtedness;

•	make dividend payments;

•	sell assets;

•	enter into transactions with affiliates;

•	incur liens;

•	enter into sale-leaseback transactions;

•	use satellite insurance proceeds; and

•	consolidate or merge.

In addition, the proposed amendments would remove as an event of default: (i) a breach of the covenant that prohibits consolidations, mergers and sales of all or substantially all of XM’s assets, (ii) failure by XM to make an offer to repurchase the existing notes upon certain asset sales, and (iii) failure by XM to make an offer to repurchase the notes upon a change of control.

The proposed amendments will make certain other conforming and related changes to the indenture. For more information about the proposed amendments, please read the section of this Offering Circular entitled “The Proposed Amendments.”

If holders of a majority of the aggregate principal amount of the existing notes outstanding have consented to the proposed amendments by tendering their notes, and we accept the tendered notes for exchange, the indenture will be amended as described in this Offering Circular.

We and the trustee under the indenture will execute a supplemental indenture for the indenture and after certification to the trustee that the required consents have been received and the satisfaction or waiver of the other conditions to the execution of the supplemental indenture. We will give oral or written notice to the exchange agent of our acceptance and shall be deemed to have accepted for exchange validly tendered existing notes only after such oral or written notice of acceptance has been given to the exchange agent and the supplemental indenture has been executed. If the proposed amendments become effective, each non-exchanging holder of existing notes will be bound by the applicable proposed amendments even though the holder did not consent to the proposed amendments.

We will make no separate payment, other than the exchange consideration in exchange for the existing notes, for consents delivered in the consent solicitation that is part of the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer and consent solicitation will expire at 12:00 midnight, New York City time, on January 23, 2003, unless, in our sole discretion, we extend it. Unless extended by us, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended, as used in this Offering Circular, the term “expiration date” refers to January 23, 2003.

In order to extend the exchange offer, we will notify the exchange agent in writing of any extension. In addition we will make a public announcement of the extension, which announcement will be no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion, to delay accepting for exchange any existing notes, to extend the exchange offer and consent solicitation or to terminate the exchange offer and consent solicitation and to refuse to accept existing notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied or waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay to the registered holders of existing notes. If we make a material change in the terms of the exchange offer, consent solicitation or information concerning the exchange offer or consent solicitation or waive any condition of the exchange offer or consent solicitation that results in a material change to the circumstances of the exchange offer or consent solicitation, we will circulate additional exchange offer and consent solicitation materials if and to the extent required by applicable law. In those circumstances, we will also extend the exchange offer and consent solicitation if and to the extent required by applicable law in order to permit holders of the existing notes subject to the exchange offer and consent solicitation time to consider the additional materials.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

All tenders of existing notes pursuant to the exchange offer are irrevocable and accordingly, tenders may not be withdrawn.

We resume the right to purchase or make offers to purchase any existing notes that remain outstanding after the expiration date of the exchange offer in the open market in privately negotiated transactions or otherwise.

Acceptance of Consents and Existing Notes; Delivery of Exchange Notes, Warrants and Cash

The acceptance for exchange and payment of existing notes validly tendered and delivery of exchange notes, warrants and cash in exchange for the tendered existing notes will be made as promptly as practicable after completion of the exchange offer period, if we have received the Requisite Amount and satisfaction of other applicable conditions, if any. If we choose to accept tendered notes after receipt of the Requisite Amount, but before expiration of the offer period, we will accept validly tendered notes until the expiration date. This acceptance, payment and delivery will be made only upon the terms and subject to the conditions of the exchange offer, the consent solicitation, the terms and conditions of any extension or amendment and applicable law. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered existing notes, if, as and when we give written notice of acceptance to the exchange agent. For purposes of the consent solicitation, consents received by the exchange agent will be deemed to have been accepted when we have accepted the tendered existing notes underlying those consents for exchange in the exchange offer. Subject to the following paragraph and the other terms and conditions of the exchange offer and consent solicitation, delivery of exchange notes, warrants and cash for existing notes accepted pursuant to the exchange offer will be made by the exchange agent as soon as practicable after receipt of such notice. The exchange agent will act as agent for tendering holders for the purposes of transmitting to them exchange notes, warrants and cash and our agent for the purpose of receiving tenders of existing notes, consents and letters of transmittal and related documents. We will return any tendered existing notes not accepted for exchange without expense to the tendering holder as promptly as practicable following the expiration date of the exchange offer and consent solicitation.

Notwithstanding any other provision described in this Offering Circular, delivery of exchange consideration for existing notes accepted for exchange pursuant to the exchange offer will in all cases be made only after timely receipt by the exchange agent of:

•	certificates for, or a timely book-entry confirmation with respect to, the existing notes;

•	a consent and letter of transmittal, properly completed and validly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents or payments required by the consent and letter of transmittal and the instructions to the consent and letter of transmittal.

Accordingly, the delivery of exchange offer consideration might not be made to all tendering holders at the same time, and will depend upon when the existing notes, book entry confirmation with respect to the notes and other required documents as received by the Exchange Agent. All tendering holders, by execution of the consent and letter of transmittal, waive any right to receive notice of acceptance of their notes for exchange.

Conditions to the Exchange Offer

As of December 24, 2002, the aggregate principal amount of the notes outstanding was $325 million. The exchange offer is conditioned upon tender by the holders of at least 90% of this aggregate amount, subject to our right to waive this condition with the consent of General Motors and 66 2/3% of the new investors.

Despite any other term of the exchange offer and consent solicitation, we will not be required to accept for exchange, or exchange any exchange notes, warrants and cash for any existing notes, and we may terminate the exchange offer as provided in this Offering Circular before accepting any existing notes for exchange if:

•
the trustee under the indenture has objected to, or taken any action that could adversely affect, the consummation of the exchange offer or the consent solicitation or our ability to effect the proposed amendments to the indentures;

•	the trustee under the indenture has taken any action that challenges the validity or effectiveness of the procedures we used in the exchange offer or consent solicitation;

•	the exchange offer, or the making of any exchange by a holder of existing notes, in our judgment, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	the indenture for the exchange notes has not been qualified by the SEC;

•
any action or proceeding has been instituted or threatened in any court or by or before any governmental agency, or any law, statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted or entered, with respect to the exchange offer that, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer;

•
there shall have occurred a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit;

•
there shall have occurred a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

•
any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the existing notes or the exchange consideration.

In addition, we will not be obligated to accept for exchange the existing notes of any holder that has not made to us the representations described under “—Procedures for Tendering.”

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any existing notes by giving oral or written notice of the extension to their holders. During any extension, all existing notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any existing notes that we do not accept for exchange for any reason without expense to their tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any existing notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the existing notes as promptly as practicable. In the case of any extension, the notice will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Procedures for Tendering

Only a holder of existing notes may tender existing notes in the exchange offer. To tender in the exchange offer, a holder must:

•
complete, sign and date the consent and letter of transmittal, or a facsimile of the consent and letter of transmittal; have the signature on the consent and letter of transmittal guaranteed if so required; and mail or deliver such consent and letter of transmittal or facsimile to the exchange agent before the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

Holders who complete, sign and date the consent and letter of transmittal or comply with DTC’s Automated Tender Offer Program shall be deemed to have made the representations and warranties to us contained in the consent and letter of transmittal.

In addition, either:

•	the exchange agent must receive existing notes along with the consent and letter of transmittal; or

•
the exchange agent must receive, before the expiration date, a timely confirmation of book-entry transfer of the existing notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

To be tendered effectively, the exchange agent must receive the consent and letter of transmittal and other required documents at the address set forth below under “—Exchange Agent and Trustee” prior to the expiration date.

The tender by a holder will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this Offering Circular and in the consent and letter of transmittal, including, but not limited to, the agreement by such holders to deliver good and marketable title to the tendered existing notes free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Delivery of all documents must be made to the exchange agent at its address set forth in this Offering Circular. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

The method of delivery of existing notes and the consent and letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No consent and letter of transmittal or existing notes should be sent to us.

Only a holder of existing notes may tender such existing notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name existing notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose existing notes are held of record by DTC who desires to deliver such existing notes by book-entry transfer at DTC.

Any beneficial holder whose existing notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on the beneficial holder’s behalf. In accordance with state securities laws, some beneficial holders will be required to make representations and warranties about themselves contained in the form of instruction to be sent to brokers, dealers, commercial banks, trust companies and other nominees. If such beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the consent and letter of transmittal and delivering its existing notes, either make appropriate arrangements to register ownership of the existing notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time and may not be capable of being completed prior to the expiration date.

Signatures on a consent and letter of transmittal, described below, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office of correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the existing notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the consent and letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the consent and letter of transmittal is signed by a person other than the registered holder of any existing notes listed on the existing notes, the existing notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the existing notes on behalf of the registered holder, in either case signed as the name of the registered holder or holder appears on the existing notes with the signatures on the existing notes or bond powers guaranteed as provided herein.

If the consent and letter of transmittal or any existing notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the consent and letter of transmittal.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the consent and letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the existing notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering existing notes that are the subject of the book-entry confirmation;

•
the participant has received and agrees to be bound by the terms of the consent and letter of transmittal, including the representations and warranties contained in that consent and letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against the participant.

Delivery of the documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

All the questions as to the validity, form, eligibility (including time of receipt) and acceptance of the tendered existing notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all existing notes not validly tendered or any existing notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the consent and letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of existing notes nor shall we or the exchange agent incur any liability for failure to give notification. Tenders of existing notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any existing notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder unless otherwise provided in the consent and letter of transmittal, as soon as practicable following the expiration date.

By signing the consent and letter of transmittal, each holder of existing notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of business;

•	neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•
neither the holder nor any such other person is our “affiliate” within the meaning of Rule 405 under the Securities Act or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-entry Transfer

The exchange agent will make a request to establish an account with respect to the existing notes at DTC for purposes of the exchange offer promptly after the date of this Offering Circular, and any financial institution participating in DTC’s system may make book-entry delivery of existing notes by causing DTC to transfer the existing notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of existing notes who are unable to deliver confirmation of the book-entry tender of their existing notes into the exchange agent’s account at DTC or all other documents required by the consent and letter of transmittal to the exchange agent on or prior to the expiration date must tender their existing notes according to the guaranteed delivery procedures described below.

Exchange Agent and Trustee

The Bank of New York has been appointed as exchange agent for the exchange offer. Questions as to procedures for tendering and requests for additional copies of this Offering Circular or the consent and letter of transmittal should be directed to the exchange agent addressed as follows:

By hand or overnight service:	By registered or certified mail:

The Bank of New York	The Bank of New York
101 Barclay Street	101 Barclay Street
Corporate Trust Services Window	Floor 7 East
Ground Level	New York, New York 10286
New York, New York 10286	Attention: Bernard Arsenec
Attention: Bernard Arsenec	Reorganization Section, 7 East
Reorganization Section, 7 East	Telephone: (212) 815-5098
Telephone: (212) 815-5098	Fax: (212) 298-1915
Fax: (212) 298-1915

You and your broker, dealer, commercial bank, trust company or other nominee should send your consent and letter of transmittal and all correspondence in connection with the exchange offer to the exchange agent at the address and telephone number listed above.

The Bank of New York is serving as the trustee for the exchange notes. All deliveries, correspondence and questions sent or presented to the trustee relating to the exchange offer should be directed to the trustee as follows:

By hand or overnight service:	By registered or certified mail:

The Bank of New York	The Bank of New York
101 Barclay Street	101 Barclay Street
Corporate Trust Department	Corporate Trust Department
New York, New York 10286	New York, New York 10286
Attention: Corporate Trust Department	Attention: Corporate Trust Department

Information Agent

D.F. King has been appointed as information agent for the exchange offer. Questions and requests for assistance should be directed to the information agent addressed as follows:
D.F. King & Co., Inc.
77 Water Street
20th Floor
New York, NY 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others Call Toll-free (800) 714-3306

Warrant Agent

The Bank of New York has been appointed as warrant agent for the exchange offer. Questions and requests for assistance should be directed to the warrant agent as follows:

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation for tenders is being made by mail; however, we may make additional solicitations by telegraph, facsimile, telephone or in person by our officers and regular employees.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of existing notes under the exchange offer. If, however, certificates representing exchange notes or existing notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the existing notes tendered, or if tendered existing notes are registered in the name of any person other than the person signing the consent and letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of existing notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the consent and letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

If you do not exchange your existing notes for the exchange consideration in the exchange offer, you will continue to hold your existing notes subject to the terms and conditions of the indenture under which the existing notes were issued. However, if the conditions to the exchange offer are met and the exchange is consummated, the existing indenture will be amended by the proposed amendments that will materially reduce the covenants and events of default to which we are subject under the indenture. For a description of the proposed amendments to the indenture, see “The Proposed Amendments.” If you do not tender your existing notes in the exchange offer, you will not be entitled to receive the exchange consideration, which includes warrants to purchase Class A common stock of XM Satellite Radio Holdings Inc. and cash.

SELECTED FINANCIAL DATA OF

XM SATELLITE RADIO HOLDINGS INC.

In considering the following selected consolidated financial data, you should also read our consolidated financial statements and notes and the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The consolidated statements of operations data for the five-year period ended December 31, 2001 and the consolidated balance sheets data as of December 31, 1997, 1998, 1999, 2000 and 2001 are derived from our consolidated financial statements. These statements have been audited by KPMG LLP, independent certified public accountants. KPMG’s report on the December 31, 2001 consolidated financial statements contains a paragraph stating that we are dependent upon additional debt or equity financing and that this factor raises substantial doubt about our ability to continue as a going concern. The selected consolidated financial data do not include any adjustments that might result from the outcome of that uncertainty. The data as of and for the nine months ended September 30, 2001 and 2002 are unaudited, but include, in the opinion of our management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data. The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of results to be expected for the entire year or any other period.

	Years Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
							(unaudited)
	(In thousands, except subscriber and share amounts)
Consolidated Statements of Operations Data:
Subscriber revenue	$—	$—	$—	$—	$246	$1	$9,258
Ad sales revenue	—	—	—	—	294	—	1,925
Less: Agency commissions	—	—	—	—	(43)	—	(234)
Other revenue	—	—	—	—	36	—	226

Total revenue	$—	$—	$—	$—	$533	$1	$11,175

Operating expenses:
Broadcasting operations:
Content/programming	—	(664)	(1,014)	(6,878)	(27,924)	(19,058)	(27,997)
System operations	—	(1,145)	(2,877)	(23,227)	(67,571)	(27,534)	(35,671)
Customer care and billing operations	—	—	—	(856)	(6,034)	(3,610)	(10,686)
Sales and marketing	—	(1,523)	(3,351)	(16,078)	(99,789)	(46,235)	(129,748)
General and administrative	(1,110)	(5,327)	(14,496)	(16,624)	(24,595)	(18,440)	(20,150)
Research and development	—	(7,477)	(7,440)	(12,701)	(14,255)	(11,208)	(9,853)
Depreciation and amortization	—	(57)	(1,513)	(3,115)	(41,971)	(20,248)	(74,974)

Total operating expenses	(1,110)	(16,193)	(30,691)	(79,479)	(282,139)	(146,333)	(309,079)

Operating loss	(1,110)	(16,193)	(30,691)	(79,479)	(281,606)	(146,332)	(297,904)

Interest income (expense), net	(549)	26	(6,205)	27,606	(2,933)	5,943	(42,873)
Other income (expense), net	—	—	—	—	160	(19)	1,676

Net loss	(1,659)	(16,167)	(36,896)	(51,873)	(284,379)	(140,408)	(339,101)

Series B preferred stock dividend requirement	—	—	—	(5,935)	(3,766)	(2,824)	(2,824)
Series C preferred stock dividend requirement	—	—	—	(9,277)	(19,387)	(14,541)	(12,948)
Series B preferred stock incentivized conversion charge	—	—	—	(11,211)	—	—	—
Series C preferred stock beneficial conversion charge	—	—	—	(123,338)	—	—	—

Net loss attributable to common stockholders	$(1,659)	$(16,167)	$(36,896)	$(201,338)	$(307,532)	$(157,773)	$(354,873)

Net loss per share—basic and diluted	$(0.26)	$(2.42)	$(2.40)	$(4.15)	$(5.13)	$(2.65)	$(4.17)

Weighted average shares used in computing net loss per share—basic and diluted	6,368,166	6,689,250	15,344,102	48,508,042	59,920,196	59,472,304	85,144,390

Other Data(1):	—	—	—	—	—	—	—
Ratio of earnings to fixed charges(2)	—	—	—	—	—	—	—
Deficiency of earnings to cover fixed charges	$3,625	$29,312	$52,717	$90,925	$325,482	$181,308	$337,716
EBITDA(3)	$(1,110)	$(16,136)	$(29,181)	$(76,110)	$(239,184)	$(125,617)	$(222,293)
XM Subscriptions (end of period)(4)	—	—	—	—	27,733	504	201,554

	Years Ended December 31,
	1997	1998	1999	2000	2001	2002
	(In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$1	$310	$120,170	$224,903	$210,852	$84,318
Restricted investments	—	—	—	161,166	72,759	29,370
System under construction	91,932	169,029	362,358	815,016	55,056	55,016
Property and equipment, net	—	1,146	2,551	50,052	1,066,191	1,030,178
Total assets	91,933	170,485	515,189	1,293,218	1,456,203	1,245,896
Total long-term debt, net of current portion	82,504	140,332	212	262,665	411,520	412,918
Total liabilities	82,949	177,668	30,172	337,266	529,552	499,071
Stockholders’ equity (deficit)	8,984	(7,183)	485,017	955,952	926,651	746,825

(1)
For purposes of determining the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, “earnings” includes pre-tax income (loss) adjusted for fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortization of deferred financing charges, and that portion of operating lease rental expense (deemed to be one third of rental expense) representative of interest.

(2)
The ratios of fixed charges to earnings are not present for the years ended 1997, 1998, 1999, 2000 and 2001 and for the nine months ended September 30, 2001 and 2002 because earnings were inadequate to cover fixed charges.

(3)
EBITDA means earnings (loss) before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization. We have included EBITDA because it is a commonly used measure. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (loss) as a measure of performance or to cash flows as a measure of liquidity.

(4)	We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those who are in promotional periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our financial condition and consolidated results of operations. This discussion should be read together with our consolidated financial statements and related notes beginning on page F-1 of this Offering Circular.

Overview

XM was incorporated in Delaware in 1992 as a wholly-owned subsidiary of Motient Corporation. Holdings became a holding company for XM in early 1997.

We emerged from the development stage in the fourth quarter of 2001, following the commercial launch of our service. We commenced commercial service of XM Radio in San Diego and Dallas/Ft. Worth on September 25, 2001, expanded across the southern half of the United States in mid-October, and launched nationwide on November 12, 2001. During the third quarter of 2002, we continued to increase subscribers to 201,554 at September 30, 2002.

To finance the establishment and commercialization of our system and fund the substantial losses incurred to date, we have raised net proceeds of approximately $1.7 billion through September 30, 2002, from issuances of equity and debt to investors and strategic partners.

We intend to have our cash on hand last through the first quarter of 2003 and are currently taking steps to obtain additional funding, as further described under the heading “Liquidity and Capital Resources – Funds Required in 2002 and Beyond.”

We expect to incur significant operating losses for the next few years as we seek to increase the number of subscribers and develop a stream of cash flow sufficient to cover operating costs. We also have significant outstanding contracts and commercial commitments that need to be paid over the next several years, including payments for work previously performed in constructing our system and to fund marketing and distribution costs and repayment of long-term debt, as further described below under the heading “Liquidity and Capital Resources —Contractual Obligations and Commercial Commitments.” Our ability to become profitable ultimately depends upon our substantially increasing the number of our subscribers as well as a number of other factors, as identified below under the heading “Liquidity and Capital Resources—Funds Required in 2002 and Beyond.”

On December 23, 2002, we announced that we had entered into agreements for (1) various transactions with General Motors under which we could pay up to $250 million we will or in the future may owe to General Motors, approximately half of which obligations would otherwise have matured between 2003 and 2004, through the issuance of notes or shares of our Class A common stock, and (2) a proposed financing that would raise gross proceeds of approximately $200 million through the sale to a group of qualified institutional buyers and a limited number of accredited investors of 10% Senior Secured Discount Convertible Notes and common stock. We believe that, if consummated, the General Motors transactions and the proposed financing will, in conjunction with the completion of the exchange offer, permit us to operate our business in accordance with our refined business plan through mid to late 2004 without having to seek additional outside financing.

Results of Operations

Nine Months Ended September 30, 2002 Compared With Nine Months Ended September 30, 2001

The results for the three-month period ended September 30, 2001 reflect limited commercial operations as we commenced our service in two test markets on September 25, 2001. Accordingly, the comparison of the results of operations for the three-month periods ended September 30, 2002 and 2001 reflect the ramping up from the test markets to nationwide operations.

Revenue.    Our revenue consists primarily of subscription fees and advertising revenue. Revenue from subscribers consists of our monthly $9.99 subscription fee, which is recognized as the service is provided, and a non-refundable activation fee, which is recognized on a pro-rata basis over an estimated term for the subscriber relationship (which estimate we expect to be further refined over the next few years as additional historical data becomes available). Our subscriber arrangements are cancelable, without penalty. Payments received from subscribers receiving our service under promotional offers are not included as revenue until the promotional period has elapsed, as these subscribers are not obligated to continue receiving our service beyond the promotional period. Sales incentives, consisting of discounts and rebates to subscribers, offset earned revenue. Advertising revenue consists of sales of spot announcements and program sponsorships to national advertisers that are recognized in the period in which the spot announcement or sponsorship is broadcast. Advertising revenue includes advertising aired in exchange for goods and services recorded at fair value. Agency commissions are presented as a reduction to revenue in the Unaudited Condensed Consolidated Statement of Operations, which is consistent with industry practice.

We recognized revenue of $11,175,000 during the nine-month period ended September 30, 2002, compared with $1,000 during the nine-month period ended September 30, 2001. Total revenue during the nine-month period ended September 30, 2002 included $9,258,000 in subscriber revenue, $1,925,000 in advertising revenue less sales commissions of $234,000 and $226,000 in other revenue. Advertising revenue for the nine-month period ended September 30, 2002 included $353,000 of advertising sold in exchange for goods and services, primarily XM advertising to run in national newspapers. As of September 30, 2002, we had 201,554 subscribers, an increase of 173,821 from December 31, 2001 or 627%. We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those who are currently in promotional periods. We expect revenue to increase during the remainder of 2002 as we continue to add subscribers and attract additional advertisers.

Average monthly revenue per subscriber was approximately $9.50 during the nine-month period ended September 30, 2002. Average monthly revenue per subscriber is derived from the total earned subscription revenue (which excludes promotions and rebates) plus earned amortization of activation fees over the daily weighted average number of subscribers for the quarter. Average monthly revenue per subscriber is not a measure of financial performance under generally accepted accounting principles. While there can be no assurances, we expect average monthly revenue per subscriber to remain relatively stable during the remainder of 2002.

We recognized $226,000 of other revenue during the nine-month period ended September 30, 2002 compared with $0 during the three-month period ended September 30, 2001. Other revenue consisted primarily of revenue earned from royalties.

Broadcasting Operations.    Broadcasting operations expense was $74.4 million during the nine-month period ended September 30, 2002, compared with $50.2 million during the nine-month period ended September 30, 2001, an increase of $24.2 million or 48%. Broadcasting operations expense consists of content/programming expense, system operations and customer care and billing operations.

Content/Programming—Content/programming expense was $28.0 million during the nine-month period ended September 30, 2002, compared with $19.1 million during the nine-month period ended September 30, 2001, an increase of $8.9 million or 47%. This increase was the result of the cost of content and headcount, third party programming fees, and estimates of royalties owed to performing rights organizations. We expect programming expense to remain relatively stable for the remainder of 2002.

System Operations—System operations expense was $35.7 million during the nine-month period ended September 30, 2002, compared with $27.6 million during the nine-month period ended September 30, 2001, an increase of $8.1 million or 29%. This increase primarily resulted from the operation of our satellites and terrestrial repeater network. We expect this expense to remain relatively stable during the remainder of 2002.

Customer Care and Billing Operations—Customer care and billing operations expense was $10.7 million during the nine-month period ended September 30, 2002, compared with $3.6 million during the nine-month period ended September 30, 2001, an increase of $7.1 million or 197%. This increase resulted from our commencement of commercial operations. We expect customer care and billing operations expense to increase during the remainder of 2002 as we continue to add subscribers.

Sales and Marketing. Sales and marketing expense was $129.7 million during the nine-month period ended September 30, 2002, compared with $46.2 million during the nine-month period ended September 30, 2001, an increase of $83.5 million or 181%. Sales and marketing expense increased as a result of our commencement of commercial operations and includes expenses related to our distribution partners, subscriber acquisition costs, personnel, advertising creation and media costs and significant pre-operations costs. Our long-term distribution agreement with the OnStar division of GM, providing for the installation of XM radios in GM vehicles was amended in June 2002 to clarify certain terms in the agreement, including extending the dates when certain initial payments are due to GM and confirming the date of XM’s commencement of commercial operations. In light of the June 2002 clarifying amendment and GM’s initial roll-out plans, we are recognizing these payments due through November 2005, which approximate $63.6 million on a straight-line basis. We currently provide incentives and subsidies for the manufacture, purchase, installation and activation of XM radios in order to attract new subscribers. Consequently, our subscriber acquisition costs are significant, as they totaled approximately $35.3 million during the nine-month period ended September 30, 2002, compared with $1.3 million during the nine-month period ended September 30, 2001. We consider subscriber acquisition costs to include radio manufacturer subsidies, certain sales, activation and installation commissions, and subscriber product-and hardware-related incentives. Subscriber acquisition costs do not include media advertisements, ongoing loyalty payments to retailers and distribution partners, payments under revenue sharing arrangements with radio manufacturers and certain guaranteed payments to General Motors. Subscriber acquisition cost is not a measure of financial performance under generally accepted accounting principles. We expect sales and marketing expense to decrease during the remainder of 2002.

General and Administrative.    General and administrative expense was $20.1 million during the nine-month period ended September 30, 2002, compared with $18.4 million during the nine-month period ended September 30, 2001, an increase of $1.7 million or 9%. The increase reflects one-time legal and information technology expenses incurred during the nine-month period ended September 30, 2002 to support the growth of the business. We expect general and administrative expenses to remain relatively stable during the remainder of 2002.

Research and Development.    Research and development expense was $9.9 million during the nine-month period ended September 30, 2002, compared with $11.2 million during the nine-month period ended September 30, 2001, a decrease of $1.3 million or 12%. The decrease in research and development expense primarily resulted from activity relating to our system technology development, including chipset design and uplink technology, during the nine-month period ended September 30, 2001. We expect research and development expense to remain relatively stable during the remainder of 2002 as we continue developing our next generation chipset technologies.

Depreciation and Amortization.    Depreciation and amortization expense was $75.0 million during the nine-month period ended September 30, 2002, compared with $20.2 million during the nine-month period ended September 30, 2001, an increase of $54.8 million or 271%. The increase in depreciation and amortization expense primarily resulted from our commencing depreciation of major components of our XM system, including our terrestrial system, upon commencement of commercial operations in September 2001. During the nine-month period ended September 30, 2002, we ceased to amortize goodwill and our DARS license in accordance with our adoption of a new accounting standard. In addition, during the nine-month period ending September 30, 2002, we reduced the useful lives of our in-orbit satellites from 17.5 years to 6.75 years. We expect depreciation and amortization expense to trend higher during the remainder of 2002.

Interest Income.    Interest income was $4.6 million during the nine-month period ended September 30, 2002, compared with $13.2 million during the nine-month period ended September 30, 2001, a decrease of $8.6 million or 65%. The decrease was the result of lower average balances of cash and cash equivalents during the nine-month period ended September 30, 2002 coupled with lower yields on our investments due to market conditions.

Interest Expense.    We incurred interest costs of $47.4 million and $48.2 million during the nine-month periods ended September 30, 2002 and 2001, respectively. We capitalized interest costs of $0.0 million and $40.9 million associated with our DARS license and the XM Radio system during the nine-month period ended September 30, 2002 and 2001, respectively, and expensed $47.4 million and $7.3 million during the nine-month periods ended September 30, 2002 and 2001, respectively.

Net Loss. Net loss for the nine-month period ended September 30, 2002 was $339.1 million, compared with $140.4 million for the nine-month period ended September 30, 2001, an increase of $198.7 million or 142%. The increase primarily reflects increases in broadcasting operations expense, sales and marketing expense, depreciation and amortization expense and interest expense in connection with our commencement of commercial operations.

EBITDA. EBITDA (loss) for the nine-month period ended September 30, 2002 was ($222.3 million), compared with ($125.6 million) for the nine-month period ended September 30, 2001, an increased loss of $96.7 million or 77%. EBITDA means earnings (loss) before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization. We have included EBITDA data because it is a commonly used measure. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (loss) as a measure of performance or to cash flows as a measure of liquidity.

Liquidity and Capital Resources

We intend to have cash on hand last through the first quarter of 2003 and have been taking steps to obtain additional funding. We have recently entered into agreements to provide us with additional funding, as described above under the caption “The Concurrent Transactions.” At September 30, 2002, we had total cash, cash equivalents and short-term investments of $84.3 million, which excludes $29.4 million of restricted investments, and working capital of $51.5 million, compared with cash, cash equivalents and short-term investments of $210.9 million, which excludes $72.8 million of restricted investments, and working capital of $157.0 million at December 31, 2001. The decreases in the respective balances are due primarily to capital expenditures and increasing operating expenses for the nine-month period ended September 30, 2002.

For the nine-month period ended September 30, 2002, we had an operating loss of $297.9 million compared to $146.3 million for the nine-month period ended September 30, 2001. At September 30, 2002, we had total assets of approximately $1.25 billion and total liabilities of $499.1 million, compared with total assets of $1.5 billion and total liabilities of $529.6 million at December 31, 2001. At September 30, 2002, we had $412.9 million of long-term debt outstanding (net of current portion), compared with $411.5 million at December 31, 2001.

Non-Cash Stock-Based Expense

We incurred non-cash compensation charges of approximately $0.7 million and $2.8 million during the nine-month periods ended September 30, 2002 and 2001, respectively. These charges relate to stock options granted to employees and non-employees and warrants granted to Sony and CNBC. Additional compensation charges may result depending upon the market value of our Class A common stock at each balance sheet date.

Subscriptions

We had 201,554 subscriptions as of September 30, 2002. We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those who are currently in promotional periods. The vast majority of our subscribers pay in advance by credit card.

Funds Raised to Date

Since inception, we have raised an aggregate of approximately $1.7 billion, including the April 2002 offering, net of expenses, interest reserve and repayment of debt. These funds are expected to be sufficient, in the absence of additional financing, to cover funding needs into the first quarter of 2003 based on our current business plan and as further described under the heading “Funds Required in 2002 and Beyond.” These funds have been used to acquire our DARS license, make required payments for our system, including the satellites, terrestrial repeater system, and ground networks, and for working capital and operating expenses.

Sources of Funds.    Prior to our initial public offering, we raised approximately $167.0 million through the issuance of equity to, and receipt of loans from, Motient Corporation and a former stockholder from 1997 through January 1999. In July 1999, we issued $250.0 million of Series A subordinated convertible notes to six strategic and financial investors—General Motors, $50.0 million; Clear Channel Communications, $75.0 million; DIRECTV, $50.0 million; and Columbia Capital, Telcom Ventures, L.L.C. and Madison Dearborn Partners, $75.0 million in the aggregate. Using part of the proceeds from the issuance of the Series A subordinated convertible notes, we paid a former stockholder $75.0 million in July 1999 to redeem an outstanding loan. In October 1999, we completed our initial public offering, which yielded net proceeds of $114.1 million.

In January 2000, we completed a follow-on offering of our Class A common stock, which yielded net proceeds of $132.1 million, and an offering of our Series B convertible redeemable preferred stock, which yielded net proceeds of $96.5 million. In March 2000, we completed a private placement of units consisting of $1,000 principal amount of XM’s 14% Senior Secured Notes due 2010 and a warrant to purchase 8.024815 shares of our Class A common stock at $49.50 per share, which yielded net proceeds of $191.5 million excluding $123.0 million for an interest reserve. In August 2000, we completed a private placement of our Series C convertible redeemable preferred stock, which yielded net proceeds of $226.8 million.

In March 2001, we completed a follow-on offering of 7,500,000 shares of Class A common stock, which yielded net proceeds of $72.0 million, and a concurrent offering of 7.75% convertible subordinated notes due 2006, convertible into shares of our Class A common stock at $12.23 per share, which yielded net proceeds of $120.7 million. In August 2001, we entered into a loan and security agreement with a lender that provided $29.0 million to purchase our corporate headquarters and incurred $0.6 million in financing costs. In December 2001, we closed a $66.0 million financing package with subsidiaries of The Boeing Company, which includes a $35.0 million loan and deferral of $31.0 million of obligations to Boeing Satellite, our satellite manufacturer. In December 2001, we also completed a follow-on offering of 11,500,000 shares of our Class A common stock, yielding net proceeds of $126.5 million.

On April 17, 2002, we completed a follow-on offering of 13,387,000 shares of our Class A common stock, which yielded net proceeds of $146.1 million. On April 29, 2002, the underwriters exercised the over-allotment option and Holdings issued 1,090,443 shares of Class A Common Stock, which resulted in net proceeds of $11.9 million. The closing of the offering caused the conversion price of the Series C preferred stock to be adjusted from $21.16 to $19.68, the exercise price of the warrants sold in March 2000 to be adjusted from $45.27 to $44.84 and the number of warrant shares to be increased to 8.859385 per warrant.

In August 2002, we adopted a Stockholder Rights Plan in which preferred stock purchase rights were granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on August 15, 2002.

Uses of Funds.    As of September 30, 2002, we have paid $1.1 billion in capital expenditures, including approximately $90.0 million for our DARS license, which has been paid for in full, and incurred $718.7 million in operating expenses.

Satellite Contract.    During the first half of 1999, XM and Boeing Satellite amended and restated the satellite contract to construct and launch our satellites to implement a revised work timetable, payment schedule to reflect the timing of the receipt of additional funding, and technical modifications. Boeing Satellite has delivered two satellites in orbit and is to complete the construction of a ground spare satellite. Boeing Satellite has also provided ground equipment and software used in the XM Radio System and certain launch and operations support services. The contract also provides for in-orbit incentives to be earned depending on the performance of the in-orbit satellites over their useful lives. Such payments could total up to an additional $70.2 million over the useful lives of the satellites. As of September 30, 2002, we had paid $470.4 million under the satellite contract and had recorded an additional $2.1 million in deferred in-orbit incentives.

On December 5, 2001, XM and Boeing Satellite amended the satellite contract so as to permit the deferral of approximately $31.0 million of payments to be made under the agreement, as well as to provide certain additional rights and obligations to us, including the launch of the ground spare satellite on the SeaLaunch launch vehicle should the ground spare satellite be launched between specified dates. Under the amendment, deferred amounts must be repaid by December 5, 2006 and the amounts deferred bear interest at the rate of 8%, compounded annually, and are payable quarterly in arrears.

Launch Insurance.    As of September 30, 2002, we had launched both of our satellites and paid $44.1 million with respect to launch insurance, which has been capitalized to in-service satellites.

Terrestrial Repeater System.    As of September 30, 2002, we had incurred aggregate costs of approximately $266.5 million for our terrestrial repeater system. These costs covered the capital costs of the design, development and installation of a system of terrestrial repeaters to cover approximately 60 cities and metropolitan areas. In August 1999, we signed a contract with LCCI calling for engineering and site preparation. As of September 30, 2002, we had paid $128.4 million under this contract. We also entered into a contract effective October 22, 1999 with Hughes for the design, development and manufacture of the terrestrial repeaters. Payments under the contract are expected to be approximately $114.5 million, which could be modified based on the number of terrestrial repeaters that are required for the system. As of September 30, 2002, we had paid $113.8 million under this contract and had recorded an additional $0.1 million.

Ground Segment.    As of September 30, 2002, we incurred aggregate ground segment costs of approximately $124.3 million. These costs were related to the satellite control facilities, programming production studios and various other equipment and facilities.

DARS License.    In October 1997, we received one of two satellite radio licenses issued by the FCC. We have paid approximately $90.0 million for this license, including the initial bid right. There are no further payments required relating to the license.

Purchase of Building.    In August 2001, we acquired our corporate headquarters building for $34.0 million.

Operating Expenses.    From inception through September 30, 2002, we have incurred total operating expenses of $718.7 million.

Joint Development Agreement Funding Requirements.    We may require additional funds to make contributions toward the development of the technologies used to develop a unified standard for satellite radios under our joint development agreement with Sirius Radio. Each party is obligated to fund one half of the development cost for such technologies. The prior arbitration with Sirius has been resolved.

Funds Required in 2002 and Beyond

As of November 30, 2002, we had $89.7 million of cash on hand (including $29.6 million of restricted cash), which, based on actions we are taking to conserve our resources, we intend to have last through the end of the first quarter of 2003. We have reduced our ongoing operating costs and taken steps to conserve our existing cash resources, by minimizing discretionary spending, negotiating deferrals or reductions of existing obligations, reducing our workforce and capital expenditures, and related efforts. We require significant additional funds before we generate adequate cash flow from operations to cover our expenses, including an anticipated $230 million through the end of 2003 and $125 million of additional funding thereafter. Funds will be used for general corporate purposes (including operations, capital expenditures and interest expense). We may need financing in excess of these estimates, our estimates may change, and our need for additional funds may be affected by future developments.

If we fail to obtain necessary financing on a timely basis, a number of adverse effects could occur. We could default on our commitments to creditors or others and may have to discontinue operations or seek a purchaser for our business or assets, or seek protection under the federal bankruptcy laws.

Over the past several months, we have been pursuing various alternatives with our financial advisers aimed at satisfying our continuing funding requirements; including issuance of additional debt or equity securities (our principal source of capital to date), modifications to our existing capital structure, and modifications of our ongoing fixed payment obligations and our existing indebtedness. We also engaged a separate adviser for a committee of our independent directors. Along with our financial advisers, we have been providing materials to and conducting discussions with a number of potential investors, including certain parties that are existing major stockholders of XM.

On December 23, 2002, we announced that we had entered into agreements for (1) various transactions with General Motors under which we could pay up to $250 million we will or in the future may owe to General Motors, through the issuance of notes or shares of our Class A common stock, and (2) a proposed financing that would raise gross proceeds of approximately $200 million through the sale to a group of qualified institutional buyers and a limited number of institutional accredited investors of 10% Senior Secured Discount Convertible Notes and common stock, as further described above under the caption “The Concurrent Transactions.” We believe that, if consummated, the General Motors transactions and the proposed financing will, in conjunction with the completion of the exchange offer, permit us to operate our business in accordance with our refined business plan.

Our need for additional funds may also be affected by future developments. In September 2001 we were advised by Boeing Satellite of a progressive degradation problem with the solar array output power of 702 class satellites, including XM “Rock” and XM “Roll.” At the present time, the output power of the solar arrays and the broadcast signal strength are above minimum acceptable levels and are expected to remain that way at least through 2005, permitting full operation of the XM System (based on patterns projected by Boeing Satellite). We have launch and in-orbit insurance policies that provide coverage to the Company for a total, constructive total or partial loss of either of our satellites where such loss arises from an occurrence within the first five years after launch (both satellites were launched during the first half of 2001). The aggregate sum insured in the event of the total or constructive total loss of our satellites is $400 million ($200 million per satellite). We have advised our insurance carriers that the aforementioned solar array situation is likely to result in a claim under our in-orbit insurance policies. We believe that should we experience a total, constructive total or partial loss, we would receive insurance payments adequate to launch our spare satellite and commence work on an additional satellite, although there is no assurance that would be the case. Since the issue is common to 702 class satellites, the manufacturer is closely watching the progression of the problem, including data from a satellite that has been in orbit longer than either of our two satellites by approximately 15 and 17 months, respectively. With this advance visibility of performance levels, insurance arrangements in place, a spare satellite under construction that is being modified to address the solar power anomaly, the ability to provide full service with Rock and Roll collocated in one orbit slot and the spare located in the other slot (which would allow the use of the satellites through the first quarter of 2008), availability of comparable satellites from more than one vendor, and various mitigation actions to extend the full or partial use of the satellites, we believe that we will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below acceptable levels. Based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by Boeing Satellite and XM, management has determined it is appropriate to adjust the estimated useful lives of our in-orbit satellites, with effect from September 2002, to the period running through first quarter 2008 (approximately 6.75 years from launch). Should we require additional satellites and insurance proceeds are not then available, then we would need additional funding. Our management will continue to monitor this situation carefully and may re-adjust the estimated useful lives of our in-orbit satellites based on future information. We are not recording an impairment at this time, due to our forecasted cash flows (which are sufficient to recover the system assets); however, should we reduce or not meet our forecasted cash flows or reduce further the estimated useful lives of the satellites, we may be required to record an impairment (which may be substantial) at that time. We have not adjusted the estimated useful lives of our spacecraft control facilities, as we believe that these facilities will continue to be of use in our system.

Contractual Obligations and Commercial Commitments

We are obligated to make significant payments under a variety of contracts and other commercial arrangements, including the following:

Marketing and Distribution Arrangements.    We have entered into various joint sales, marketing and distribution agreements. Under the terms of these agreements, we are obligated to provide incentives, subsidies and commissions to other entities that may include fixed payments, per-unit radio and subscriber amounts and revenue sharing arrangements. As previously described, we subsidize the manufacture of certain component parts of XM radios in order to provide attractive pricing to our customers. The subsidies are generally charged to expense when the radios are manufactured or shipped from the factory. Consequently, the expense is most often recognized in advance of when revenue, if any, is realized. The amount of these operational, promotional, subscriber acquisition, joint development, and manufacturing costs related to these agreements cannot be estimated, but are expected to be substantial future costs. During the nine-month periods ended September 30, 2002 and 2001 we incurred expenses of $56.2 million and $5.5 million, respectively, in relation to these agreements, of which $35.3 million and $1.3 million, respectively, relate to subscriber acquisition costs. We consider subscriber acquisition costs to include radio manufacturer subsidies, certain sales, activation and installation commissions, and subscriber product- and hardware-related incentives. Subscriber acquisition costs do not include ongoing loyalty payments to retailers and distribution partners, payments under revenue sharing arrangements with radio manufacturers and distributors and certain guaranteed payments to General Motors. Our average subscriber acquisition cost was $123 during the nine months ended September 30, 2002. Funds necessary to meet subscriber acquisition costs will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional funds in the future to meet these requirements. There can be no assurance that such additional financing will be available on acceptable terms, or at all, if needed in the future. The amount of these costs will vary in future years, but is expected to increase in the next year as the number of subscribers and revenue increase.

Programming Agreements. We have also entered into various programming agreements. Under the terms of these agreements, we are obligated to provide payments and commissions to other entities that may include fixed payments, advertising commitments and revenue sharing arrangements. The amount of the costs related to these agreements cannot be estimated, but are expected to be substantial future costs. During the nine-month periods ended September 30, 2002 and 2001, we incurred expenses of $17.6 million and $1.5 million, respectively, in relation to these agreements. The amount of these costs will vary in future years, but is expected to increase in the next year as the number of subscribers and advertising revenue increase.

General Motors Distribution Agreement.    We have significant payment obligations under our distribution agreement with General Motors. The agreement was amended in June 2002 to clarify certain terms in the agreement, including extending the dates when certain initial payments are due to GM and confirming the date of XM’s commencement of commercial operations. XM’s total cash payment obligations were not increased. During the term of the original agreement, as amended, which expires 12 years from the commencement date of the Company’s commercial operations, GM has agreed to distribute the service to the exclusion of other S-band satellite digital radio services. The Company will also have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-GM vehicles that are sold for use in the United States. The Company has significant annual, fixed payment obligations to GM. In light of the June 2002 clarifying amendment and GM’s initial roll-out plans, the Company is recognizing these payments due through November 2005, which approximate $63.6 million on a straight-line basis. Additional annual fixed payment obligations beyond November 2005 range from less than $52 million to approximately $132.9 million through 2009, aggregating approximately $375.1 million. In order to encourage the broad installation of XM radios in GM vehicles, the Company has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to GM when the owners of GM vehicles with installed XM radios become subscribers for the Company’s service. The Company must also share with GM a percentage of the subscription revenue attributable to GM vehicles with installed XM radios, which percentage increases until there are more than 8 million GM vehicles with installed XM radios. The Company will also make available to GM bandwidth on the Company’s system. The agreement is subject to renegotiation at any time based upon the installation of radios that are compatible with a unified standard or capable of receiving Sirius Satellite Radio, Inc.’s service. The agreement is subject to renegotiation if as of November 2005, and at two-year intervals thereafter, GM does not achieve and maintain specified installation levels of GM vehicles capable of receiving the Company’s service, starting with 1,240,000 units by November 2005, and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. General Motors’ exclusivity obligations will discontinue if, by November 2005 and at two-year intervals thereafter, we fail to achieve and maintain specified minimum market share levels in the satellite digital radio service market. As described above under the caption “The Concurrent Transactions—Transactions with General Motors,” we have agreed to amend the agreement so that we would be able to issue indebtedness to General Motors in lieu of making certain payment obligations. As of September 30, 2002, we had made $4.9 million in payments and had recorded additional costs of $11.9 million under the agreement. We incurred costs of $15.5 million and $209,000 during the nine-month periods ended September 30, 2002 and 2001, respectively.

Long-term debt.    In March 2000, XM issued $325.0 million aggregate principal amount of 14% Senior Secured Notes due 2010. In connection with this financing, an interest reserve of $123.0 million was established to cover the first six interest payments, of which five have been made. Principal on the Senior Secured Notes is payable at maturity, while interest is payable semi-annually. In March 2001, we issued $125.0 million aggregate principal amount of 7.75% convertible subordinated notes due 2006. In July and August 2001, holders of convertible subordinated notes exchanged $45.9 million of notes for 4,194,272 shares of our Class A common stock. Principal on the convertible subordinated notes is payable at maturity, while interest is payable semi-annually. In August 2001, we borrowed $29.0 million to finance the purchase of our headquarters facility. This loan is for a term of five years and bears interest at a rate based on the London Interbank Offer Rate plus an indicated spread. We make monthly payments of principal and interest on this loan. In December 2001, we borrowed $35.0 million from a subsidiary of The Boeing Company. This loan is for a term of five years and bears interest at a rate based on the London Interbank Offer Rate plus an indicated spread. Principal is payable at maturity, while interest is payable quarterly. As described above under the caption “The Concurrent Transactions,” we have agreed to issue up to an additional $274 million of new indebtedness, including to new investors and General Motors, and enter into a credit facility for up to $100 million.

Lease obligations.    We have noncancelable operating leases for office space and terrestrial repeater sites and noncancelable capital leases for equipment that expire over the next ten years. As discussed below, in December 2001, we determined that the planned number of terrestrial repeater sites could be reduced due to the relative signal strength provided by our satellites. We recognized a charge of $26.3 million with respect to terrestrial repeater sites no longer required. This charge includes a lease termination liability of $8.6 million for 646 terrestrial repeater site leases, which would reduce the future minimum lease payments. This liability was increased by $3.0 million during the nine-month period ended September 30, 2002. As of September 30, 2002, we maintained a liability of $2.5 million for the estimated lease termination costs and costs to deconstruct the sites.

	Payments Due By Period
	(in thousands)
Contractual Obligations	2002	2003 and 2004	2005	2006 and Beyond	Total
GM Distribution Agreement	$3,000	$29,400	$33,500	$372,400	$438,300
Long-term debt	380	874	492	466,220	467,966
Capital Lease Obligations	1,721	5,274	372	—	7,367
Operating Lease Obligations	20,471	42,389	17,351	16,126	96,337

Total	$25,572	$77,937	$51,715	$854,746	$1,009,970

The above amounts do not include interest, which in some cases is variable in amount.

The long-term debt payments due in 2006 and beyond include the maturity of our $79.1 million of 7.75% convertible subordinated notes, our $27.1 million loan to finance the purchase of our headquarters facility and our $35.0 million borrowing from Boeing, all of which come due in 2006, and the maturity of XM’s $325.0 million of 14% Senior Secured Notes, which come due in 2010.

Service Providers.    We have entered into an agreement with Convergys Customer Management Group, Inc. to provide customer care functions to subscribers of our service. Convergys employees have access to our customer care systems to establish customer accounts, activate radios, update program and account information and respond to general inquires from subscribers. We pay Convergys an hourly rate for each customer care representative supporting our subscribers. During the nine-month period ended September 30, 2002 and 2001, we incurred $5,357,000 and $653,000, respectively, in relation to this agreement.

Related Party Transactions

We developed strategic relationships with certain companies that were instrumental in the construction and development of our system. In connection with our granting to them of large supply contracts, some of these strategic companies have become large investors in us and have been granted rights to designate directors or observers to our board of directors. The negotiation of these supply contracts and investments primarily occurred at or prior to the time these companies became related parties.

We are a party to a long-term distribution agreement with the OnStar division of General Motors that provides for the installation of XM radios in General Motors vehicles, as further described above under the heading “Liquidity and Capital Resources—Contractual Obligations and Commercial Commitments,” would be amended as described above under the caption “The Concurrent Transactions—Transactions with General Motors.” In connection with the development of our terrestrial repeater network, we are a party to a contract with Hughes Electronics Corporation and a contract with LCC International, as further described under the heading “Liquidity and Capital Resources—Funds Raised to Date.” DIRECTV has provided consulting services in connection with the development of our customer care center and billing operations. We have agreements with Clear Channel Communications, DIRECTV, Telcom Ventures and American Honda to make available use of our bandwidth. As described above under the caption “The Concurrent Transactions,” we have agreed to make additional bandwidth available to Honda in connection with its purchase of our 10% Senior Secured Discount Convertible Notes due 2009. We have a sponsorship agreement with Clear Channel Entertainment to advertise our service at Clear Channel Entertainment concerts and venues. Premiere Radio Networks, a subsidiary of Clear Channel Communications, is our advertising sales representative. We also run advertisements on a spot and network basis on radio stations owned by Clear Channel. General Motors is one of our largest shareholders and Chester A. Huber, Jr., the president of OnStar, is a member of our board of directors. Hughes Electronics is our largest shareholder and is a subsidiary of General Motors. Jack Shaw, a member of our board of directors, is Chief Executive Officer of Hughes Electronics Corporation. Dr. Rajendra Singh, who was a member of our board of directors until May 23, 2002, is a member of the board of directors of LCC International and controls the largest shareholder of LCC International. DIRECTV, a subsidiary of Hughes Electronics, is a holder of our Series C preferred stock. Randall Mays, a member of our board of directors, is executive vice president and chief financial officer of Clear Channel Communications. Gary Parsons, the chairman of our board of directors, was until May 1, 2002 chairman of the board of directors of Motient, a significant early investor and formerly our controlling stockholder. Mr. Parsons no longer serves on Motient’s board of directors.

We have incurred the following costs in transactions with the related parties described above (in thousands):

	Nine Months ending September 30,	GM	Hughes	DIRECTV	LCCI	Clear Channel	Motient
Terrestrial repeater network	2002	$—	$10,386	$—	$3,089	$—	$—
engineering and manufacturing	2001	—	76,628	—	48,609	—	—

Terrestrial repeater site leases	2002	—	—	—	—	36	—
	2001	—	—	—	—	24	—

Customer care and billing	2002	25	—	—	—	—	—
operations	2001	—	—	1,525	—	—	—

Sales and marketing	2002	15,465	—	125	—	8,888	—
	2001	209	—	—	—	3,394	—

General and administrative	2002	—	—	—	—	—	—
	2001	—	—	—	—	—	147

Critical Accounting Policies

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require that we make estimates and assumptions. Our significant accounting policies are described in the notes to our consolidated financial statements. In accordance with recent Securities and Exchange Commission guidance, we have identified the following policies as possibly involving a higher degree of judgment and complexity. Senior management has discussed with the audit committee of the board of directors the development and selection of estimates and assumptions required for the following accounting policies.

•
Revenue Recognition—Revenue from subscribers consists of our monthly subscription fee, which is recognized as the service is provided, and a non-refundable activation fee, which is recognized on a pro-rata basis over an estimated term of the subscriber relationship (currently 40 months), which was based upon market studies and management’s judgment. We expect to refine this estimate as more data becomes available. Payments from customers receiving our service under promotional offers are not recognized as revenue until the promotional period has elapsed. Sales incentives, consisting of discounts and rebates to subscribers, offset earned revenue. Average monthly revenue per subscriber, which is not a measure of financial performance under generally accepted accounting principles, is derived from the total earned subscription revenue (which excludes promotions and rebates) over the daily weighted average number of subscribers for the quarter, as described above under the heading “Results of Operations.”

•
Subscriber Acquisition Costs—We consider subscriber acquisition costs to include radio manufacturer subsidies, certain sales, activation and installation commissions, and subscriber product and hardware-

related incentives. Subscriber acquisition costs do not include ongoing loyalty payments to retailers and distribution partners, payments under revenue sharing arrangements with radio manufacturers and certain guaranteed payments to General Motors. Subscriber acquisition cost is not a measure of financial performance under generally accepted accounting principles.

•
Useful Life of Satellites—Following receipt of our satellites, we extended their expected lives from 15 years, the initial design life, to 17.5 years based upon updated technical estimates we received from our satellite provider following our satellite launches. However, based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by Boeing Satellite and XM, as described above under the heading “Liquidity and Capital Resources—Funds Required in 2002 and Beyond,” we have determined that it is appropriate to adjust the estimated useful life of our in-orbit satellites with effect from September 2002, to the period running through first quarter of 2008 (approximately 6.75 years from launch). We continue to monitor the situation and may need to re-adjust the estimated useful lives of our in-orbit satellites based on future information. We are not recording an impairment at this time, due to our forecasted cash flows (which are sufficient to recover the system assets); however, should we reduce or not meet our forecasted cash flows or reduce further the estimated useful lives of the satellites, we may be required to record an impairment (which may be substantial) at that time. We have not adjusted the estimated useful lives of our space craft control facilities, as we believe that these facilities will continue to be of use in our XM system.

•
Accrued Network Optimization Expenses—As a result of the planned reduction of the number of terrestrial repeater sites, we recognized a charge of $26.3 million in 2001. This expense includes $17.7 million of site-specific capitalized costs that were written off and a lease termination liability of $8.6 million for 646 terrestrial repeater site leases. The contractual lease payments for the sites were $35.1 million. The liability represents an estimate of the costs to terminate existing leases based on management’s judgment, advice of lease consultants, and early negotiations with landlords. The liability also includes the estimated costs to deconstruct the existing sites, which are based upon quotes from contractors. This amount could vary significantly from the actual amount incurred, which will be primarily based on our ability to negotiate lease termination settlements. During the nine-month period ended September 30, 2002, we reviewed our estimate for costs to be incurred during the remainder of 2002 related to these sites and recognized aggregate additional charges of $3.0 million, of which $1.4 million was recognized during the three-month period ended September 30, 2002. These additional charges were recognized as a result of the lease termination activities taking longer than previously anticipated. As of September 30, 2002, we maintained a liability of $2.5 million for the estimated lease termination costs and costs to deconstruct the sites. The actual amount to be incurred could vary significantly from this estimate.

•
Programming Agreements—The Company has entered into various programming agreements. Under the terms of these agreements, the Company is obligated to provide payments and commissions to other entities that may include fixed payments, advertising commitments and revenue sharing arrangements. Fixed amounts due under programming agreements are recognized on a straight-line basis though the termination and/or renegotiation date defined in the agreements. Revenue share agreements that contain minimum guarantees are recorded as an expense based upon the greater of the revenue share amount or a pro-rata portion of the guarantee over the guarantee period.

•
Distribution Agreement with General Motors—We have significant payment obligations under our distribution agreement with General Motors and would be amended, as described above under the caption “The Concurrent Transactions—Transactions with General Motors,” to provide that we could make certain payments by issuance of indebtedness or shares of Class A common stock. This agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels, by November 2005 and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. In light of GM’s initial roll-out plans and management’s assessment of the likelihood of renegotiating during the period ending 2005, the Company recognizes the fixed payment obligations due to GM for the period through November 2005, which approximate $63.6 million, on a straight-line basis. Additional annual fixed payment obligations beyond November 2005 range from less than $52 million to approximately $132.9 million through 2009, aggregating approximately $375.1 million.

New Accounting Pronouncements

In April of 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds FASB No. 4 and 64 in relation to reporting gains and losses from extinguishment of debt. The Statement amends SFAS No. 4 and 64 and requires gains and losses from extinguishment of debt to be classified as extraordinary items only if they meet the criteria in Opinion 30. Applying the provisions of Opinion 30 will differentiate between normal recurring operations of a company and transactions that are unusual or infrequent in nature. SFAS No. 145 also amends Statement No. 13, to the effect that sale-leaseback accounting for certain lease modifications should be accounted for in the same manner as sale-leaseback transactions. The Company expects that its adoption of SFAS No. 145 will have no material effect on its financial condition or results of operations, but that it may effect its classification of future gains or losses on debt retirement, if any.

In June of 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when incurred at fair value. The Statement in turn eliminates the definition and requirements of EITF Issue 94-3. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 may have an effect on the timing of future restructuring charges taken, if and when they occur.

Quantitative and Qualitative Disclosures About Market Risk

As of September 30, 2002, we do not have any derivative financial instruments and do not intend to use derivatives. We do not hold or issue any free-standing derivatives. We invest our cash in short-term commercial paper, investment-grade corporate and government obligations and money market funds. Our long-term debt includes fixed interest rates and the fair market value of the debt is sensitive to changes in interest rates. We run the risk that market rates will decline and the required payments will exceed those based on current market rates. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate fluctuations. The mortgage on our corporate headquarters has a variable interest rate that may not exceed a ceiling rate of 14% or a floor rate of 8%. Our loan from Boeing also has a variable interest rate. A change of one percentage point in the interest rate applicable to this $63.3 million of variable rate debt at September 30, 2002 would result in a fluctuation of approximately $0.6 million in our annual interest expense. Additionally, we believe that our exposure to interest rate risk is not material to our results of operations.

BUSINESS

Overview

We are a nationwide provider of audio entertainment and information programming for reception by vehicle, home and portable radios. Our digital audio XM Radio service offers 100 channels of music, news, talk, sports and children’s programming for a monthly subscription price of $9.99; we also offer one premium channel. We believe XM Radio appeals to consumers because of our clear sound quality from a digital signal, innovative programming and nationwide coverage. Since our nationwide launch on November 12, 2001, we have built our subscriber base through September 30, 2002 to over 201,500 subscribers through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers.

From our nationwide launch one year ago through the end of the third quarter of 2002, distribution of our product was almost exclusively through the aftermarket (the sale of radios by consumer electronics retailers and others for installation in automobiles after purchase). Starting with the 2003 automobile model year, which began in late summer 2002, several automobile makers began making XM Radio available as original equipment in new vehicles. Through an exclusive distribution arrangement with us, General Motors is offering 25 XM Radio-equipped cars, light trucks and SUVs under the Buick, Chevrolet, Oldsmobile, Cadillac, Pontiac and GMC brand names. Honda, Isuzu, Nissan, Infiniti and Volkswagen/Audi have announced that XM Radio will be available in several popular makes and models, including the Honda Accord, Nissan Pathfinder and Isuzu Rodeo. Distribution of XM Radio through the new automobile market is central to our business strategy.

We also continue to promote our product actively in the aftermarket. XM radios are available under the Sony, Alpine, Pioneer and Delphi brand names at national consumer electronics retailers, such as Circuit City, Best Buy, participating Radio Shack dealers and franchisees, Sears and others. Delphi recently introduced the XM SKYFi, a plug-and-play device that offers an enhanced display and attractive pricing. We consider the introduction of the SKYFi product a significant milestone, marking the launch of the second generation of XM Radios at a lower cost to consumers than the first generation products with an enhanced display that shows channel number, channel name, artist name, song title and channel category.

We offer our consumers a unique listening experience by providing diverse programming, coast-to-coast coverage and clear sound with our digital signals. Our 100 channels (plus one premium channel) include diverse programming tailored to appeal to a large audience, including urban and rural listeners of virtually all ages, and to specific groups that our research has shown are most likely to subscribe to our service. Based on listener feedback after our first nine months of broadcasting, we have updated our channel lineup and recently began offering our first premium channel, Playboy Radio, which is available for an additional $2.99 per month. We have original music and talk channels created by our in-house programming unit and channels created by well-known providers of brand name programming, including MTV, VH1, ESPN Radio, Radio Disney, CNN, CNBC, Fox News, E!, Radio One, Clear Channel, and Hispanic Broadcasting Corporation. We have a team of programming professionals with a successful record of introducing new radio formats and building local and national listenership.

In addition to our subscription fee, we generate revenues from sales of limited advertising time on a number of channels. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. Through affinity and niche programming, we offer advertisers an effective way to aggregate geographically disparate groups of listeners in their targeted demographic markets.

We transmit the XM Radio signal throughout the continental United States from our two satellites “Rock” and “Roll.” We are planning to launch our spare satellite, presently being constructed, as part of a plan to address a solar power anomaly in our existing satellites. We also have a network of approximately 800 terrestrial repeaters, which receive and re-transmit the satellite signals in 60 cities to augment our satellite signal coverage where it might otherwise be affected by buildings, tunnels or terrain.

We believe, based on our experience in the marketplace, surveys, work with focus groups and market data, that there is a significant market for XM Radio. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 95% listens to the radio weekly. However, many radio listeners have access to only a limited number of radio stations and listening formats offered by traditional AM/FM radio. We expect XM Radio to be attractive to underserved radio listeners who want expanded radio choices. Market studies conducted for us project that as many as 49 million people may subscribe to satellite radio by 2012.

We have raised $1.7 billion of equity and debt net proceeds to date from investors and strategic partners; our strategic and financial investors include General Motors, Hughes Electronics Corporation, Clear Channel Communications, DIRECTV, Telcom Ventures, Columbia Capital, Madison Dearborn Partners, American Honda and AEA Investors. We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States.

Yearend 2002 Subscriber Projection – Update

Based on sales-to-date and projections through yearend, XM expects to have more than 350,000 radios (both retail and OEM) sold and ready for activation by December 31, 2002. The actual year end activated subscriber total (sales which have resulted in activations) is expect to be between 340,000 - 350,000. A major reason for the range is the recent significant increase in the number of XM radios not activated at the time of retail purchase (currently, approximately 24,000 units)—attributable, we believe, to the many XM radios being purchased as holiday gifts (and, thus, possibly not activated by December 31, 2002). We expect that most of the gift radios not activated by yearend will be converted into subscriber activations during the first two weeks of January 2003.

Market Opportunity

Based on our experience in the marketplace to date, as well as market research, we believe that there is a significant market for our satellite radio service.

Demand for XM Radio Service

Consumer response to our service has been positive. As of September 30, 2002, we have more than 201,500 subscribers. This subscriber growth represents a faster adoption rate than for any other consumer audio product introduced over the past 20 years, including CD players and DVD players. We have also received positive feedback from our subscribers. In a random telephone survey of a limited number of our initial subscribers, the vast majority rated our overall service and sound quality “excellent,” and nearly all indicated that XM was a “good” or “excellent” value. We have also found a broad appeal of our service across age groups, with people in their twenties, thirties, forties and fifties each representing comparable percentages of XM subscribers.

Market Research

Market studies show strong demand for radio service, as evidenced by radio listening trends, data relating to sales and distribution of radios and the general growth in radio advertising. In many markets, audio programming choices are limited to mass appeal formats. We believe our national subscription service complements traditional local radio. Moreover, the success of subscription entertainment services in other media such as cable television and satellite television further indicate potential for significant consumer demand for satellite radio services.

Demand for Subscription Services and Products

Penetration data relating to cable, satellite television, and premium movie channels suggest that consumers are willing to pay for services that dramatically expand programming choice or enhance quality. There are more than 13.7 million digital cable subscribers and 18.5 million satellite television subscribers as of 2001. As of December 2001, 69% of TV households subscribe to basic cable television, and 17.5% of TV households subscribe to satellite television (National Cable Television Association website and skyreport.com website).

Radio Listening

On average, adults listen to the radio 3.1 hours a day, with the amount of radio listening fairly evenly distributed across gender and age groups. The percentage of people listening to radio is also high. Market data show that over 75% of the entire United States population age 12 and older listen to the radio daily, and over 95% listen on a weekly basis (Radio Marketing Guide and Factbook for Advertisers, Radio Advertising Bureau, 2000–2001).

Radio Sales and Distribution

A large number of radios are sold in the United States on an annual basis. In 2001, radio manufacturers sold over 30 million car radios, including 18 million original equipment automobile radios and 11 million aftermarket automobile radios, as well as 1 million aftermarket automobile CD changers. In the same year, 17.2 million new cars were sold, including 4.9 million by General Motors. The vast majority of these new cars were sold with car radios (The OEM and Aftermarket for 12-Volt Electronics, Venture Development Corporation).

Radio Advertising

The continued popularity of radio is also reflected in the growth of radio advertising. The Radio Advertising Bureau estimates that radio advertising revenue in 2000 climbed to $19 billion, an increase of 12% over 1999. Although radio advertising has fallen with the economic downturn since September 11, 2001, there have been recent indications of renewed growth of radio advertising.

Current Limitations on Programming Choice

Many consumers have access to a limited number of stations and programming formats offered by traditional AM/FM radio. Our service is expected to be attractive to underserved radio listeners who want expanded radio choices.

Limited Number of Radio Stations.    The number of radio stations available to many consumers in their local market is limited in comparison to the 100 channels we offer on a nationwide basis. In 2000, there were only 49 AM/FM radio stations as listed by Arbitron broadcasting in New York City, the largest radio market in the United States, many of which are of the same five formats. In fact, many metropolitan areas outside the largest 50 markets, such as Jacksonville, FL, Louisville, KY, and Oklahoma City, OK, have 30 or fewer AM/FM radio stations as listed by Arbitron (American Radio, Winter 2001 Ratings Report, Duncan’s American Radio, 2001).

We estimate that our coast-to-coast service reaches over 108 million listeners age 12 and over who are beyond the range of the largest 50 markets as measured by Arbitron. Of these listeners, 45 million live beyond the largest 286 markets (2001 Market Rankings, The Arbitron Company). In addition, there are 22 million people age 12 and above who receive five or fewer stations (The Satellite Report 1999, C. E. Unterberg, Towbin).

Limited Programming Formats.    We believe that there is significant demand for a satellite radio service that expands the current programming choices available to these potential listeners. Over 48% of all commercial radio stations use one of only three general programming formats—country, news/talk/sports, and adult contemporary (Veronis, Suhler & Associates Communications Industry Forecast 2002). Over 71% of all commercial radio stations use one of only five general formats—the same three, plus oldies and religion. The small number of available programming choices means that artists representing niche music formats likely receive little or no airtime in many markets. Radio stations prefer featuring artists they believe appeal to the broadest market. However, according to the Recording Industry Association of America, recorded music sales of niche music formats such as classical, jazz, movie and Broadway soundtracks, new age, children’s programming and others comprised up to 21% of total recorded music sales in 2000 (2000 Consumer Profile).

XM Radio Service

We have designed the XM Radio service to address the tastes of each of our targeted market segments through a combination of niche and broad appeal programming. We believe that our distinctive approach to programming, combined with digital quality sound and virtually seamless signal coverage throughout the continental United States, makes our service appealing to customers and will position us to become the leading provider of the next generation of radio.

We Are Differentiating XM Radio from Traditional AM/FM Radio

Local radio stations, even those which are part of national networks, focus on maximizing listener share within local markets. This limits the types of programming they can profitably provide to mass appeal formats. In contrast, our nationwide reach and ability to provide over 100 channels in each radio market allow us to aggregate listeners from markets across the country, expanding the types of programming we can provide. The following chart indicates differences between XM Radio and traditional AM/FM radio.

	XM Radio	Traditional AM/FM Radio
More convenience	Virtually seamless signal coverage in the United States	Local area coverage

More Choice	100 channels with an extensive variety of programming	Limited formats in many markets

Improved audio quality	Digital quality sound	Analog AM/FM quality sound

Fewer commercials	Average 6 minutes per hour; over 30 music channels commercial-free	Average 13-17 minutes per hour

More information about music	Text display with title/name of song/artist	No visual display

We are further differentiating XM Radio from traditional AM/FM radio in the following ways.

Provide music formats unavailable in many markets.    XM Radio offers many music formats that are popular but currently unavailable in many markets. More than 71% of all commercial radio stations in markets measured by Arbitron use one of only five programming formats: country; adult contemporary; news/talk/sports; oldies; or religious. Furthermore, the number of radio stations available to many consumers in their local market is limited in comparison to the 100 channels (plus one premium channel) we offer on a nationwide basis. In 2000, there were only 49 AM/FM radio stations as listed by Arbitron broadcasting in New York City, the largest radio market in the United States, many of which are of the same five formats. We offer many types of music with significant popularity, as measured by recorded music sales and concert revenues, that are unavailable in many traditional AM/FM radio markets. Such music includes classical recordings and popular blues and rap music that have retail appeal but are not commonly played on traditional AM/FM radio. Recorded music sales of niche music formats such as classical, jazz, movie and Broadway soundtracks, new age, children’s programming and others comprised up to 21% of total recorded music sales in 2000. We have channels devoted to all of these formats and many other popular musical styles that are not currently heard in many small and medium sized markets, such as heavy metal, modern electronic dance, disco and blues.

Superserve popular music formats.    We offer more specific programming choices than traditional AM/FM radio generally offers for even the most popular listening formats. For example, on traditional AM/FM radio oldies music is often generalized on a single format. We segment this category by offering several channels devoted to the music of each decade from the 1940’s to the 1990’s. We also offer eight channels dedicated to urban formats and six distinct country music formats.

Use more extensive playlists.    Traditional AM/FM radio stations frequently use limited playlists that focus on artists and specific music that target the largest audience. With our large channel capacity and focus on specific formats, we strive to provide more variety to attract listeners dissatisfied with repetitive and/or limited playlist selection offered by traditional radio. In the rock genre, we have a channel dedicated to “deep tracks” not currently heard on rock radio stations.

Deliver a wide range of ethnic and informational programming.    We provide a variety of formats that target specific ethnic and special interest groups who are rarely served by traditional AM/FM radio. For instance, we have channels devoted to urban formats, an African American talk channel, and five channels devoted to Latin music as well as CNN en Español. We believe by using our national platform to aggregate geographically disparate groups through affinity programming, we provide advertisers a valuable way to market products and services to these groups by advertising on our affinity channels.

Develop promotional opportunities with record companies, recording artists and radio personalities.     Because of our nationwide coverage and resulting economies of scale, we are able to deliver a variety of national promotions and events that would not be cost effective or efficient on a market-by-market basis through traditional AM/FM radio distribution. We have hired our high profile programming, disc jockey and talk on-air talent to become the next generation of national radio stars with an influence on radio similar to the impact that the new breed of cable TV talk hosts has had on the television industry.

Respond quickly when major music and cultural events occur.    XM Radio programmers strive to respond quickly to changing musical tastes, seasonal music and emerging popular cultural events by providing listeners with extensive coverage utilizing our large channel capacity. For instance, one of our channels, “Special X,” plays only patriotic music on July 4th and holiday music during December. In addition, our diverse channel format has enabled us to pay special tribute to the passing of George Harrison, cover the MTV Video Music Awards, mark the 25th anniversary of Elvis Presley’s death and broadcast the World Series.

Take advantage of digital’s higher quality signal.    There are several music formats that have strong demand but have been relegated to AM stations with weaker signals due to lack of available FM frequencies. By having specific channels dedicated to classic country, the 1940s and gospel, for example, we provide superior sound quality to formats that are traditionally found only on AM stations.

Focus on special demands of mobile listeners.    A significant percentage of radio listeners, such as truckers, routinely travel through two or more radio markets on a frequent basis. This audience has responded enthusiastically to our nationwide coverage and the programs of popular trucking radio personalities (for example, Bill Mack, Dale “the Truckin’ Bozo” Sommers and Dave Nemo) on “Open Road,” our channel dedicated to truckers. We have also arranged to have XM radios installed in trucks manufactured by leading trucking companies.

Availability of commercial-free and limited-advertising channels.    We believe that a significant portion of the listening market will pay to subscribe to a radio service that provides commercial-free channels and channels with reduced advertising, as demonstrated by the appeal of limited periods of non-stop music used by some traditional AM/FM stations. Therefore, we target this audience with over 30 commercial-free music channels covering popular music formats. In addition, our limited-advertising channels carry less than half the advertising spots of typical AM/FM stations.

Use cross-promotion capability to market XM Radio.    We dedicate a percentage of our advertising inventory across our channels to promote specific programming and brand loyalty. AM/FM radio stations traditionally promote on a single channel basis to build awareness.

Key Elements of Our Business

We have developed a business strategy to become a premier nationwide provider of audio entertainment and information programming in the vehicle, home and portable markets. Our strategy includes the following elements:

Programming

We offer 100 channels, including 70 music channels and 30 news, talk and information channels; additionally, we offer one premium channel. We believe that the quality and diversity of our programming will be a key driver of consumer interest in our service. To that end, we have developed a unique programming strategy that offers consumers:

•	Original music and information channels created by our in-house programming unit;

•	Channels created by well-known providers of brand name programming; and

•	The availability of commercial-free and advertiser-supported channels (with a reduced level of advertising).

The following is a list of channels included in our current service offering.

	Channel Name	Channel Description
Preview	XM Preview	XM Preview
Decades	The 40s	Forties/Swing
	The 50s	Fifties
	The 60s	Sixties
	The 70s	Seventies
	The 80s	Eighties
	The 90s	Nineties
Country	America	Classic Country
	Nashville!	Top Country HIts
	X Country	Progressive Country
	Hank’s Place	Traditional Country
	Bluegrass Junction	Bluegrass
	The Village	Folk
Hits	20 on 20	Top 20 Hits
	KISS	LA Rock
	MIX	Pop Mix
	The Heart	Love Songs
	Sunny	Beautiful Music
	MTV Radio	Rock/Pop
	VH1 Radio	Rock/Pop
	Cinemagic	Movie Soundtracks
	On Broadway	Showtunes
	U-Pop	Euro Chart Hits
	Special X	Special Topics
Christian	The Torch	Christian Rock
	The Fish	Christian Pop
Rock	Deep Tracks	Deep Album Rock
	Boneyard	Hard Rock
	XM Liquid Metal	Heavy Rock
	XMU	New Rock
	Fred	Classic Alternative
	XM Cafe	Modern/Soft alt.
	Top Tracks	Classic Rock Hits
	Ethel	Alternative Hits
	Squizz	Hard Alternative
	The Loft	Acoustic/Folk
	XM Music Lab	Progressive/Fusion
	Unsigned!	Emerging Acts
Urban	Soul Street	Classic Soul
	The Flow	Neo Soul
	Suite 62	Urban
	Spirit	Gospel
	The Groove	Old School R&B
	The Rhyme	Classic Rap
	RAW	Uncut Hip Hop
	The City	Urban Top 40
Jazz	Real Jazz	Traditional Jazz
& Blues	Watercolors	Contemporary Jazz
	Beyond Jazz	Modern Jazz
	Frank’s Place	Great Vocals/Stds.
	Bluesville	Blues
	Luna	Latin Jazz
	On the Rocks	Cocktail Mix
	Channel Name	Channel Description
Dance	The Move	Underground Dance
	BPM	Club Hits
	The System	Electronica
	Chrome	Disco
Latin	Aguila	Spanish Top 40
	Caricia	Spanish Pop Hits
	Vibra	Rock in Spanish
	Tejano	Tejano
	Caliente	Caribbean
World	World Zone	World Music
	The Joint	Reggae
	Ngoma	Music from Africa
	Audio Visions	New Age
	Fine Tuning	Eclectic
Classical	XM Classics	Traditional Classical
	Vox!	Opera
	XM Pops	Classical Hits
Kids	Radio Disney	Children
	XM Kids	Children
News	Fox News	News
	CNN	News
	CNN Headline News	News
	ABC News & Talk	News and Talk
	The Weather Channel	24 Hr. Weather Network
	CNBC	Business News
	Bloomberg	News and Business
	CNET Radio	Tech News
	BBC World Service	World Affairs
	C-SPAN Radio	US Gov’t/Public Affairs
	CNN en Espanol	News in Spanish
Sports	ESPN Radio	Talk/Play-by-Play
	ESPN News	Sports News
	Fox Sports Radio	Sports News Talk
	The Sporting News	Sports Talk
	NASCAR Radio	Automotive/Racing
Comedy	XM Comedy	Comedy
	Laugh USA	Family Comedy
	Extreme XM	Comedy
Variety	Discovery Radio	Health/General Science
	E! Entertainment Radio	Entertainment News
	Sonic Theater	Books & Drama
	Radio Classics	Old Time Radio
	Ask!	Experts Talk
	Buzz XM	Hot Talk Stars
	XM Live	Concerts/Interviews
	Open Road	Trucker's Channel
	The Power	African American Topics
	FamilyTalk	Christian Talk
Premium	Playboy Radio	Adult

Summary
	1	Preview
	70	Music
	30	News/Sports/ Talk/Entertainment
	1	Premium
	102	TOTAL

XM Originals.    We have created a significant number of original channel formats with content focusing on popular music such as oldies, rock and country, and on new and innovative formats, including jazz, blues, reggae and pop classical. These formats include artists with strong music sales and concert revenue who do not get significant airplay on traditional AM/FM radio stations. We branded individual channels to create a specific station personality and image using compelling on-air talent and other techniques to attract listeners in our target market segments, including shows from Quincy Jones, Wynton Marsalis and others. Our programming is produced by our team of programming professionals with a proven track record of introducing new radio formats and building local and national listenership.

Brand Name Programming Partners.    We complement our original programming with a variety of unique and diverse content provided to us by brand name programming providers. We have contracts representing at least 47 channels with well-known specialty and niche programmers that provide brand name content for XM Radio. These companies include:

— Bloomberg News Radio	— Hispanic Broadcasting Corporation
— CNN	— Clear Channel Communications
— CNN Headline News	— Radio One
— CNN en Español	— Salem Communications
— C-SPAN Radio	— The Sporting News
— E! Entertainment	— BBC World Service
— MTV Networks (MTV and VH1)	— NASCAR
— Weather Channel	— ABC
— Radio Disney	— BBC Concerts
— ESPN Radio	— Fox Sports Radio
— CNBC	— Playboy
— Fox News
— CNET
— Sesame Workshop
— Discovery Communications
— Country Music Hall of Fame

Live Performances.    Our live performance studio offers artists a unique opportunity to promote their work on radio nationwide. We have hosted and broadcast exclusive performances by Wynton Marsalis, Yes and Melissa Etheridge, among others. We recently launched a channel (XM Live) that showcases live interviews and performances by various artists at XM’s studios.

Availability of Commercial-Free and Limited-Advertising Channels.    We provide a number of commercial-free music channels covering popular music formats. In addition, our limited-advertising channels carry less than half the advertising of a typical AM/FM radio station. We expect the diversity of our programming line-up will appeal to a large audience, including urban and rural listeners of all ages, ethnicities, economic groups and specialty interests. In addition, we provide programming specifically to appeal to certain market segments such as baby boomers who are 35-53 years old, seniors who are 54 years old and older, African-Americans and Hispanics.

Future Content Arrangements.    Under our agreement with Sirius Radio, all new arrangements with providers of programming or content, including celebrity talent, must be non-exclusive and may not reward any provider for not providing content to the other party.

Marketing

Our marketing strategy is designed to build awareness and demand among potential subscribers in our target markets and the advertising community.

We promote XM Radio as the leader in the new satellite radio category, offering appealing features compared to traditional radio. Our commercial launch was supported by a comprehensive advertising program including television, radio, print, outdoor and direct marketing. General Motors is sponsoring national and local print and television advertising that features the XM logo and message. Our ongoing advertising and promotional activities include television, radio and print advertising and distributing sample programming and marketing materials at retail outlets, concert venues, NASCAR events and on the Internet to generate consumer interest. For instance, we have an agreement with Clear Channel Entertainment (formerly SFX) to be the exclusive satellite radio advertiser at live concerts and sporting events presented by, and live entertainment venues managed by, Clear Channel Entertainment.

XM Radio promotes subscriber acquisition activities with both original equipment and aftermarket radio manufacturers. This includes

•	promotional campaigns directed towards automobile manufacturers and dealers;

•	incentive programs for retailer sales forces;

•	in-store promotional campaigns, including displays located in electronics, music and other retail stores, rental car agencies and automobile dealerships; and

•	jointly funded local advertising campaigns with retailers.

Distribution

We market our satellite radio service through several distribution channels including national electronics retailers, car audio dealers, mass retailers and automotive manufacturers. In the first nine months following our commercial launch, we primarily focused on distribution of radios through radio manufacturers and retail distributors to promote rapid market penetration. Starting with the 2003 automobile model year (which began in late summer 2002), we have significantly increased our focus on distribution through automotive manufacturers.

Exclusive Distribution Agreement with General Motors.    Under our agreement with the OnStar division of General Motors, for a 12-year period, General Motors will exclusively distribute and market the XM Radio service and install XM radios in General Motors vehicles. General Motors sold 4.9 million automobiles in 2001, which represented more than 28% of the United States automobile market. General Motors first made XM radios available as an option in Cadillac Sevilles and Devilles for the 2002 model year in the fall of 2001. For the 2003 model year, commencing in September 2002 General Motors is manufacturing XM radio-equipped cars, light trucks and sport utility vehicles under the Buick, Chevrolet, Oldsmobile, Cadillac, Pontiac and GMC brand names. General Motors has made XM radios available in diverse price categories, ranging from the Chevy Cavalier to the Cadillac Escalade. Under this agreement, we have substantial payment obligations to General Motors, including among others, certain guaranteed, annual, fixed payment obligations. As described above under “The Concurrent Transactions,” we propose to issue a note to General Motors in lieu of our payment obligations for 2003 through 2006 and finance subscriber acquisition, revenue share and certain other payments. While we have discussed with General Motors certain installation projections, General Motors is not required to meet any minimum targets for installing XM radios in General Motors vehicles. In addition, certain of the payments to be made by us under this agreement will not be directly related to the number of XM radios installed in General Motors vehicles.

Other Automobile and Truck Manufacturers.    Honda has announced that it will offer XM in the Honda Accord, Honda Pilot and Acura MDX. XM will be available as an option on six Infiniti and Nissan 2003 models. Isuzu dealers offer XM radios to buyers of their Axiom and Rodeo models. Two leading Toyota franchised distributors recently announced that they would begin offering XM as an option on select models. We are currently in discussions with other car manufacturers regarding additional distribution agreements. We are educating automobile dealers about XM Radio to develop sales and promotional campaigns that promote XM radios to new car buyers.

In addition, we have relationships with Freightliner Corporation and Pana-Pacific and XM radios are available in Freightliner and Peterbilt trucks and Winnebago RVs.

Distribution through Radio Manufacturers.    Delphi recently introduced the first of the second generation of XM radios, the Delphi SKYFi, a plug and play device that can be adapted for home, automobile or mobile use. The SKYFi features an enhanced display that shows channel number, channel name, artist name, song title and channel category and is available at a significantly lower cost than earlier XM radios.

We have contracts with Motorola, Pioneer, Alpine, Mitsubishi Electric, Clarion, Blaupunkt, Fujitsu Ten, Hyundai Autonet, Bontec, Visteon, Panasonic and Sanyo for the development, manufacture and distribution of XM radios for use in cars and contracts with Sony Electronics and Delphi-Delco to design, manufacture and market XM radios for the portable, home, aftermarket and original equipment manufacture car stereo markets. Pioneer Electronics Corporation, Alpine Electronics and Sony, which each manufacture XM Radios for the car audio aftermarket, together sold over 43% of aftermarket car radios sold in the United States in 2001 (NPD Intellect, 2001). To facilitate attractive pricing for retail radio and automobile consumers, we have financial arrangements with certain radio manufacturers that include our subsidizing of certain radio component parts. These leading radio manufacturers have strong retail and dealer distribution networks in the United States. We are pursuing additional agreements for the manufacture and distribution of XM radios.

Retail Electronics Distributors.    XM radios and the XM Radio service are marketed and distributed through major consumer electronics retail channels, including Circuit City, Best Buy, participating Radio Shack dealers and franchisees, Sears and others. We developed in-store merchandising materials and trained the sales forces of several major retailers.

Rural Market Distribution.    We market our satellite radio service in rural counties, using distribution channels similar to satellite television, to penetrate rural households not served by traditional electronic retailers.

Future Interoperability Distribution Arrangements.    We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio’s services. Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers will specify the unified satellite radio standard. Furthermore, future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis and may not reward any distribution partner for not distributing the satellite radio system of the other party.

Advertising

As with other subscription-based entertainment media such as cable television, we generate revenue by charging a monthly subscription fee and selling limited advertising time. We earn all of the revenue from advertising on our own programming and a portion of the revenues from advertising on third party programming. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis.

Advertiser Development and Acquisition.    Our ability to aggregate various local niche market segments into national audiences will be attractive to national advertisers and agencies. We have held extensive meetings with media directors, planners and buyers at advertising and media buying agencies to develop advertiser awareness of the benefits of satellite radio. We have advertising sales offices in five major media markets to sell directly to advertising agencies and media buying groups and have engaged Premiere Radio Networks, an affiliate of Clear Channel Communications, to be our advertising sales representative. We will also work with ratings agencies in our advertising-supported business. Among the advertisers and agencies we have sold advertising packages to are AT&T, Procter & Gamble, Allstate, Sears, Goodyear, Bayer, Radio Shack and JC Penney. Arbitron, which produces radio listenership reports, is working with us to develop other ratings methodologies for satellite radio.

The XM Radio System

Our system provides satellite radio to the continental United States and coastal waters using radio frequencies allocated by the FCC for satellite radio. These radio frequencies are within a range of frequencies called the S-Band. The XM Radio system is capable of providing high quality satellite services to XM radios in automobiles, trucks, recreation vehicles and pleasure craft, as well as to fixed or portable XM radios in the home, office or other fixed locations. The XM Radio system uses a network consisting of two high-power satellites, an uplink facility, and in major markets supplements the satellites with ground-based repeaters to provide digital audio service to XM radios.

Space Segment

Satellite Construction.    Boeing Satellite Systems, formerly Hughes Space and Communications, has built, launched and delivered in-orbit two BSS 702 high-power satellites (“Rock” and “Roll”) for the XM Radio system. The satellites were launched on March 18, 2001 and May 8, 2001, respectively, and are transmitting the XM signal. Boeing is also building one ground spare satellite, to be available in the event of a failure of any satellite or to accommodate our satellite system growth. Boeing also provides us with operations support services, equipment and software.

The BSS 702 is the highest powered commercial communications satellite currently available. Both of our satellites contain communications payloads provided by Alcatel. The communications payload electronics are designed to make best use of technologies that have already been developed or used in previous satellite programs. The design includes significant redundancy and protective measures to prevent loss of service.

In September 2001, we were advised by Boeing Satellite of a progressive degradation problem with the solar array output power of 702 class satellites, including Rock and Roll. At the present time, the output power of the solar arrays and the broadcast signal strength are above minimum acceptable levels and are expected to remain that way at least through 2005, permitting full operation of the XM System (based on patterns projected by Boeing Satellite). We have launch and in-orbit insurance policies that provide coverage to the Company for a total, constructive total or partial loss of either of our satellites where such loss arises from an occurrence within the first five years after launch (both satellites were launched during the first half of 2001). The aggregate sum insured in the event of the total or constructive total loss of our satellites is $400 million ($200 million per satellite). We have advised our insurance carriers that the aforementioned solar array situation is likely to result in a claim under our in-orbit insurance policies. We believe that should we experience a total, constructive total or partial loss, we would receive insurance payments adequate to launch our spare satellite and commence work on an additional satellite, although there is no assurance that would be the case. Since the issue is common to 702 class satellites, the manufacturer is closely watching the progression of the problem, including data from a satellite that has been in orbit longer than either of our two satellites by approximately 15 and 17 months, respectively. With this advance visibility of performance levels, insurance arrangements in place, a spare satellite under construction that is being modified to address the solar power anomaly, the ability to provide full service with Rock and Roll collocated in one orbit slot and the spare located in the other slot (which would allow the use of the satellites through the first quarter of 2008), availability of comparable satellites from more than one vendor, and various mitigation actions to extend the full or partial use of the satellites, we believe that we will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below acceptable levels. Based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by Boeing Satellite and XM, management has determined it is appropriate to adjust the estimated useful lives of our in-orbit satellites, with effect from September 2002, to the period running through first quarter 2008 (approximately 6.75 years from launch). Our management will continue to monitor this situation carefully and may re-adjust the estimated useful lives of our in-orbit satellites based on future information.

Satellite Transmission.    Our two satellites are deployed at 85 West Longitude and 115 West Longitude. At their designated orbital location, the satellites receive audio signals from our programming center and retransmit the signals across the continental United States. The satellites are 30° apart in longitude in order to enhance the probability of clear line-of-sight communication between the satellites and XM mobile radios.

The transmission coverage areas, or footprints, of our satellites encompass the 48 contiguous states and nearby coastal waters. We have tailored these footprints to provide nearly uniform availability over the United States and to minimize transmission spillage across the United States borders into Canada and Mexico. However, because coverage does extend to the Gulf of Mexico, the California coast and the Atlantic coast, we also expect to be able to provide XM Radio to the cruise ships, cargo vessels and leisure boats which frequent these waters.

Our satellites transmit audio programming within a 12.5 MHz range of S-Band radio frequencies that has been allocated by the FCC for our exclusive use. Megahertz is a unit of measurement of frequency. This 12.5 MHz bandwidth is subdivided to carry the transmission of six signals, two signals transmitted from each of our two satellites and two signals transmitted by the terrestrial repeater network. The audio programming for XM Radio is carried on two satellite signals, and the remaining two satellite signals and the terrestrial repeater signals repeat the audio programming to enhance overall signal reception. The transmission of higher quality sound requires the use of more kilobits per second than the transmission of lesser quality sound. We are currently using our allocated bandwidth in such a way as to provide 101 channels of programming, with our music channels having a higher bandwidth allocation so as to provide high-quality digital sound.

Insurance.    We bear the risk of loss for each of the satellites, and we have obtained insurance to cover that risk. We have launch and in-orbit insurance policies from global space insurance underwriters. These policies indemnify us for a total, constructive total or partial loss of either of the satellites that occurs during a period ending five years after launch. However, our insurance will not protect us from the adverse effect on our business operations due to the loss of a satellite. Our policies contain standard commercial satellite insurance provisions, including standard coverage exclusions. We do not expect a final determination regarding insurance recovery for the solar array anomaly relating to XM Rock and XM Roll while the impact of the situation is being assessed.

Ground Segment

Satellite Control.    Each of our satellites is monitored by a telemetry, tracking and control station, and both satellites are controlled by a satellite control station. Each of the stations has a backup station. We have a contract with Telesat Canada, Inc., an experienced satellite operator, to perform the telemetry, tracking and control functions.

Programming and Business Center.    Programming from both our studios and external sources is sent to our programming center, which packages and retransmits signals to our satellites through the uplink station. Financial services and certain administrative support are carried on at our business center. Communications traffic between the various XM Radio facilities is controlled by the network monitoring center. The network monitoring center monitors satellite signals and the terrestrial repeater network to ensure that the XM Radio system is operating properly. We have designed and installed fault detection systems to detect various system failures before they cause significant damage.

Terrestrial Repeaters.    Our terrestrial repeater system supplements the coverage of our satellites. In some areas, satellite signals may be subject to blockages from tall buildings and other obstructions. Due to the satellites’ longitudinal separation, in most circumstances where reception is obscured from one satellite, XM Radio is still available from the other satellite. In some urban areas with a high concentration of tall buildings, however, line-of-sight obstructions to both satellites may be more frequent. In such areas, we have installed and may continue to install terrestrial repeaters to facilitate signal reception. Terrestrial repeaters are ground-based electronics equipment installed on rooftops or existing tower structures, where they receive the satellite signals, amplify them and retransmit them at a significantly higher signal strength than is possible directly from the satellites.

LCC International, a wireless service site planner, designed our terrestrial repeater network. Hughes Electronics Corporation manufactured the terrestrial repeaters. We have installed approximately 800 terrestrial repeaters in approximately 60 markets. In light of the coverage provided by our satellites, we have installed fewer repeaters than originally planned, and have a significant number of repeaters available for future installation as replacements or to improve signal reception based on performance. Our repeater network in the largest urban markets includes in excess of 100 repeaters, while for smaller cities with fewer tall buildings we have as few as one to three repeaters. Our placement of terrestrial repeaters was guided by a radio frequency analysis technique which, employing technology similar to that used in certain cellular telephone systems, analyzes the satellite footprint to discover areas likely to have impaired reception of XM Radio.

The high power levels and proprietary signal design of the terrestrial signals may allow XM radios to receive signals when a terrestrial repeater is not in view, including within buildings and other structures which can be penetrated by the terrestrial repeater signal. In some indoor locations that cannot receive the repeater signal, users will need to use a small externally mounted antenna that will receive the signal from one of the two satellites.

XM Radios.    We transmit XM Radio throughout the continental United States to vehicle, portable, home and plug and play radios. Our radios are capable of receiving both XM Radio and traditional AM/FM stations. As discussed above, we have recently introduced the second generation of XM radios. XM radios are available under the Sony, Alpine, Pioneer and Delphi brand names at national consumer electronics retailers, such as Circuit City, Best Buy and participating Radio Shack dealers and franchisees. The plug and play devices are designed to augment the existing radio that provides AM/FM stations in the car or home. ST Microelectronics manufactures the chipsets that decode the XM Radio signal.

Unified Standard for Satellite Radio.    On February 16, 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio’s services. The technology relating to this unified standard will be jointly developed, funded and owned by the two companies. This unified standard is intended to meet FCC rules that require interoperability with both licensed satellite radio systems.

As part of the agreement, each company has licensed to the other its intellectual property relating to its system; the value of this license will be considered part of each company’s contribution toward the joint development. In addition, each company has agreed to license its non-core technology, including non-essential features of its system, to the other at commercially reasonable rates.

We anticipate that it will take several years to develop radios capable of receiving both services. Currently, consumers are able to purchase radios capable of receiving only one service.

Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers and radio manufacturers will specify the unified satellite radio standard. Furthermore, future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis.

We and Sirius Radio have also agreed to negotiate in good faith to provide service to each other’s subscribers in the event of a catastrophic failure of the XM Radio system or the Sirius Radio system.

Competition

We face competition for both listeners and advertising dollars. In addition to pre-recorded music purchased or playing in cars, homes and using portable players, we compete most directly with the following providers of radio or other audio services:

Sirius Satellite Radio

Our direct competitor in satellite radio service is Sirius Radio, the only other FCC licensee for satellite radio service in the United States. Since October 1997, Sirius Radio’s common stock has traded on the Nasdaq National Market. Sirius recently announced a recapitalization that is expected to fund the company into the fourth quarter of 2004. Sirius Radio began commercial operations in February 2002, and began nationwide service during the third quarter of 2002. Sirius offers its service for a monthly charge of $12.95, featuring 100 channels. As of September 30, 2002, Sirius announced that it had 11,821 subscribers.

Traditional AM/FM Radio

Our competition also includes traditional AM/FM radio. Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception paid for by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio initially will be unable to offer as effectively as local radio, or at all. The AM/FM radio broadcasting industry is highly competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including

•	program content;

•	on-air talent;

•	transmitter power;

•	source frequency;

•	audience characteristics;

•	local program acceptance; and

•	the number and characteristics of other radio stations in the market.

Currently, traditional AM/FM radio stations broadcast by means of analog signals, not digital transmission. We believe, however, that in the future traditional AM/FM radio broadcasters may be able to transmit digitally into the bandwidth occupied by current AM/FM stations. iBiquity Digital recently received FCC approval to begin digital broadcasting in the AM and FM bands.

Internet Radio

A growing number of Internet radio broadcasts provide listeners with radio programming from around the country and the world. Although we believe that the current sound quality of Internet radio is below standard and may vary depending on factors such as network traffic, which can distort or interrupt the broadcast, we expect that improvements from higher bandwidths, faster modems and wider programming selection may make Internet radio a more significant competitor in the future.

There are a number of Internet-based audio formats in existence or in development which could compete directly with XM Radio. For example, Internet users with the appropriate hardware and software can download sound files for free or for a nominal charge and play them from their personal computers or from specialized portable players or compact disk players. Availability of music in the public MP3 audio standard has been growing in recent years with sound files available on the websites of online music retailers, artists and record labels and through numerous file sharing software programs. These MP3 files can be played instantly, burned to a compact disk or stored in various portable players available to consumers. Although presently available formats have drawbacks such as hardware requirements and download bandwidth constraints, which we believe would make XM Radio a more attractive option to consumers, Internet-based audio formats may become increasingly competitive as quality improves and costs are reduced.

Direct Broadcast Satellite and Cable Audio

A number of companies provide specialized audio service through either direct broadcast satellite or cable audio systems. These services are targeted to fixed locations, mostly in-home. The radio service offered by direct broadcast satellite and cable audio is often included as part of a package of digital services with video service, and video customers therefore generally do not pay an additional monthly charge for the audio service.

Regulatory Matters

XM Radio and Sirius Radio received licenses from the FCC in October 1997 to construct and operate satellite radio service systems. The FCC has allocated 25 MHz for the new service in a range of radio frequencies known as the S-Band.

As the owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we will continue to be subject to regulatory oversight by the FCC. Our development, implementation and operation of our system is subject to significant regulation by the FCC under authority granted under the Communications Act and related federal law. Non-compliance by us with FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. Any of these FCC actions may harm our business. There is no guarantee that the rules and regulations of the FCC will continue to support our business plan.

One of the two losing bidders in the satellite radio license auction filed a petition to deny our application for an FCC license, but the petition was denied. The losing bidder asked the FCC to review this decision. The losing bidder also asked a federal court of appeals to mandate that the FCC review this decision. On November 30, 2001, the FCC denied the losing bidder’s application for review and upheld the FCC’s previous decision denying its petition to deny. The losing bidder has appealed the decision to the United States Court of Appeals for the District of Columbia Circuit. The losing bidder has argued that WorldSpace had effectively taken control of us without FCC approval and that WorldSpace has circumvented the FCC’s application cut-off procedures. WorldSpace is no longer a stockholder in us. We, along with the FCC, have opposed this appeal and we have denied the allegations contained in the challenge. The FCC’s order granting our license remains in effect during the pendency of the appeal. In December 2000, the FCC approved a transfer of control of our FCC license from Motient Corporation to a diffuse group of owners, none of whom will have a controlling interest in us. The FCC has conditioned this approval on the outcome of the application for review. Although we believe that the award of the license to us will continue to be upheld, we cannot predict the ultimate outcome of this challenge. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our satellite radio service.

Our license, which is held by a subsidiary wholly owned by XM, has a term of eight years from commencement of XM’s operations and may be renewed. The FCC requires the satellite radio licensees, including us, to adhere to certain milestones in the development of their systems, including a requirement that the licensees begin full operation by October 2003. We have certified to the FCC that we have met all of the milestones applicable to our license.

The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees.

The FCC’s rules require interoperability with all licensed satellite radio systems that are operational or under construction. The FCC conditioned our license on certification by us that our final receiver design is interoperable with the final receiver design of the other licensee, Sirius Radio, which plans to use a different transmission technology than we plan to use. Depending on what level of interoperability is required, we may not initially meet this interoperability requirement. We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios, but we anticipate that it will take several years to develop the technologies necessary for radios that will be capable of receiving both our service and Sirius Radio’s service. Furthermore, complying with the interoperability requirement could make the radios more difficult and costly to manufacture. Together with Sirius Radio, we have informed the FCC of the progress that has been made to date in meeting the interoperability requirement.

The FCC is currently conducting a rulemaking proceeding to establish rules for terrestrial repeater transmitters, which we have deployed and plan to continue deploying to fill in gaps in satellite coverage. The FCC has proposed to permit us to deploy these facilities. Specifically, the FCC has proposed a form of blanket licensing for terrestrial repeaters and service rules which would prohibit satellite radio licensees from using terrestrial repeating transmitters to originate local programming or transmit signals other than those received from the satellite radio satellites. Various parties, including the National Association of Broadcasters, Wireless Communications Service (WCS) licensees, Multipoint Distribution Service (MDS) licensees, and Instructional Television Fixed Service (ITFS) licensees have asked the FCC to:

•	limit the number of repeaters operating at greater than 2 kW EIRP that may be deployed;

•	limit the power level of the repeaters operating at greater than 2 kW EIRP that are deployed;

•	delay consideration of terrestrial repeater rules until XM Radio and Sirius Radio provide additional information regarding planned terrestrial repeaters;

•	require individual licensing of each terrestrial repeater; and

•	impose a waiting period on the use of repeaters in order to determine if signal reception problems can be resolved through other means.

Our deployment of terrestrial repeaters may be impacted, possibly materially, by whatever rules the FCC issues in this regard. We have made a proposal to the FCC to set a 40 kW EIRP limit or, alternatively, a limit of 18 kW EIRP calculated by averaging power over 360 degrees, on the power of terrestrial repeaters. We have also proposed to coordinate with WCS licensees in certain cases prior to operating terrestrial repeaters above 2 kW EIRP. The coordination may include our providing of filters in certain instances to limit the interference WCS licensees claim will result from our operation of repeaters operating above 2 kW EIRP.

On November 1, 2001, the FCC issued a further request for comments on various proposals for permanent rules for the operation of terrestrial repeaters. We have opposed some of these proposals. Some of the FCC’s proposals and proposals made by other parties, if adopted by the FCC, could impact our ability to operate terrestrial repeaters, including requiring us to reduce the power of some of our current repeaters, and subject us to monetary liability to compensate other FCC licensees that claim they receive interference from our repeaters.

We are currently operating terrestrial repeaters pursuant to Special Temporary Authority (“STA”) granted by the FCC in September 2001. This STA authorizes us to operate our terrestrial repeaters for commercial service on a non-interference basis. Because the STA was conditioned on a non-interference basis, we are required to either reduce power or cease operating a repeater upon receipt of a written complaint of interference. One party that opposed XM Radio’s request for STA has filed an application for review of the decision granting us an STA asking the FCC to reverse the decision and deny XM Radio’s STA request. This Application for Review is pending. This STA expired on March 18, 2002. On March 11, 2002, we applied for an extension of this STA. Pursuant to the FCC’s rules, we can continue to operate our terrestrial repeaters pursuant to the STA pending a final determination on our extension request.

The FCC also may adopt limits on emissions of terrestrial repeaters to protect other services using nearby frequencies. While we believe that we will meet any reasonable non-interference standard for terrestrial repeaters, the FCC has no specific standard at this time, and the application of such limits might increase our cost of using repeaters. Although we are optimistic that we will be able to construct and use terrestrial repeaters as needed, the development and implementation of the FCC’s ultimate rules might delay this process or restrict our ability to do so. We believe that it is not likely that an FCC order would materially impact the terrestrial repeater system design currently in operation.

We are required to coordinate the XM Radio system with systems operating in the same frequency bands in adjacent countries. Canada and Mexico are the countries whose radio systems are most likely to be affected by satellite radio. The United States government, which conducts the coordination process, has resolved the issue with both the Canadian and Mexican governments.

We operate the communication uplinks between our own earth station and our satellites in a band of radio frequencies that are used for several other services. The FCC has granted us a license for this earth station which expires in March 2011. The other services operating in this band are known under FCC rules as fixed services, broadcast auxiliary services, electronic news gathering services, and mobile satellite services for uplink station networks. Although we are optimistic that we will succeed in coordinating any additional domestic uplink earth stations, we may not be able to coordinate any such further use of this spectrum in a timely manner, or at all.

We also need to protect our system from out-of-band emissions from licensees operating in adjacent frequency bands. WCS licensees operating in frequency bands adjacent to the satellite radio’s S-Band allocation must comply with certain out-of-band emissions limits imposed by the FCC to protect satellite radio systems. These limits, however, are less stringent than those we proposed. In July 2002, the FCC requested comment on a report issued by the National Telecommunications and Information Administration (“NTIA”) in which the NTIA proposed to relocate current Department of Defense (“DOD”) operations from the 1710-1755 MHz band to the 2360-2395 MHz band. In the event that these DOD operations are relocated to the 2360-2395 MHz band, we and Sirius Radio have jointly proposed that the FCC apply the same out-of-band emissions limits to these relocated users that are applied to WCS licensees. In February 2002, the FCC initiated a rulemaking proceeding regarding rules for future licensees in the 2385-2390 MHz band, which will be able to provide both fixed and mobile services. We have proposed that the FCC apply the same out-of-band emissions limits on these licensees that are applied to WCS licensees. In May 2002, the FCC issued a decision rejecting this proposal. In July 2002, we filed a Petition for Reconsideration of this decision which is pending. In addition, in April 1998, the FCC proposed to establish rules for radio frequency (“RF”) lighting devices that operate in an adjacent radio frequency band. We opposed the proposal on the grounds that the proliferation of this new kind of lighting and its proposed emissions limits, particularly if used for street lighting, may interfere with XM Radio. Jointly with Sirius Radio, we have proposed to the FCC an emissions limit for these RF lighting devices that we believe will protect DARS receivers from interference. In addition, we have proposed that the FCC require existing RF lighting devices that exceed our proposed limit to cease operations. A manufacturer of RF lights has conducted tests which it claims demonstrate that RF lights do not cause interference to our receivers. While our proposal is pending, these RF lighting devices may continue to be produced and used, which could adversely affect our signal quality. The FCC may not adopt our proposal, a decision which could adversely affect our signal quality. In addition, in May 2000, the FCC proposed to amend its rules to allow for the operation of devices incorporating ultra-wideband (UWB) technology on an unlicensed basis. We opposed this proposal on the basis that the operation of these devices may interfere with XM Radio. In February 2002, the FCC decided to allow for the operation of these devices and, in doing so, adopted out-of-band emissions limits for these devices that are less stringent than XM Radio proposed. In addition, the FCC has stated that it intends to review and potentially relax these emissions limits and may allow for the operation of additional types of UWB devices in the future. Jointly with Sirius Radio, we have filed a Petition for Reconsideration of this decision and have asked that the FCC impose stricter emissions limits on UWB devices. Interference from other devices that operate on an unlicensed basis may also adversely affect our signal. In May 2001, the FCC issued a notice of proposed rulemaking seeking to facilitate the development of new unlicensed spread spectrum wireless devices operating in a frequency band adjacent to XM Radio. XM Radio opposed this proposal on the basis that the operation of these devices pursuant to the FCC’s current emissions limits may interfere with XM Radio’s operations. In May 2002, the FCC issued a decision rejecting our opposition. In October 2001, the FCC initiated a rulemaking proceeding reviewing its rules for unlicensed devices. XM Radio has proposed in this proceeding that the FCC adopt out-of-band emissions limits for certain unlicensed devices sufficient to protect our system. XM Radio has proposed that the FCC apply these emissions limits to products sold 18 months after a final rule is published. Some manufacturers of unlicensed devices have opposed these limits on the grounds that they are too stringent and that it will be costly for them to meet these limits. Our proposal is pending.

The FCC order granting our license determined that because we are a private satellite system providing a subscription service on a non-common carrier basis, we would not be subject to the FCC’s foreign ownership restrictions. However, such restrictions would apply to us if we were to offer non subscription services, which may appear more lucrative to potential advertisers than subscription services. The FCC also stated in its order that it may reconsider its decision not to subject satellite radio licensees to its foreign ownership restrictions.

Intellectual Property

System Technology

We have contracted with several technology companies to implement portions of the XM Radio system. These technology companies include Boeing Satellite Systems and Alcatel (satellites); Delphi-Delco, Sony, Pioneer, Alpine, Audiovox and Clarion, among others, (car and home radios); ST Microelectronics (chipsets); Fraunhofer Institute (various technologies) LCC International (design of repeater network); and Hughes Electronics (design and manufacture of terrestrial repeaters). We will not acquire any intellectual property rights in the satellites. We have joint ownership of or a license to use the technology developed by the radio and chipset manufacturers. We also license various other technologies used in our system. We own the design of our system, including aspects of the technology used in communicating from the satellites, the design of the repeater network and certain aspects of the design of, and features that may be used in, our radios.

Our system design, our repeater system design and the specifications we supplied to our radio and chipset manufacturers incorporate or may in the future incorporate some intellectual property licensed to us on a non-exclusive basis by WorldSpace Management. WorldSpace Management has used this technology in its own non-United States satellite radio system. We also have the right to sublicense the licensed technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system. Under our agreement with WorldSpace Management we must pay one time, annual or percentage royalty fees or reimburse WorldSpace Management for various costs for various elements of the licensed technology that we decide to use in the XM Radio system. We have incurred costs of $6.7 million to WorldSpace Management under this agreement through September 30, 2002. We will not be required to pay royalties to WorldSpace Management for licensed technology that we do not use in our system.

We anticipate the Fraunhofer Institute will continue to provide various development services for us in connection with the design of our system. Motient Corporation has granted us a royalty-free license with respect to certain ground segment communications technology and antenna technology.

Motient and WorldSpace Management have also granted us royalty-free, non-exclusive and irrevocable licenses to use and sublicense all improvements to their technology. The technology licenses from Motient and WorldSpace Management renew automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

We believe that the intellectual property rights we have licensed under our technology license were independently developed or duly licensed by Motient or WorldSpace International, as the case may be. We cannot assure you, however, that third parties will not bring suit against us for patent or other infringement of intellectual property rights.

We have an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio’s services. The technology relating to this unified standard will be jointly developed, funded and owned by the two companies. As part of the agreement, each company has licensed to the other its intellectual property relating to the unified standard and to its system. We and Sirius recently resolved an arbitration to value the technologies cross-licensed under the agreement, which also resolved prior patent litigation between the two companies. We believe that the ongoing cost of developing a unified standard for satellite radio will not be significant.

We currently own 12 patents relating to various aspects of our system, XM radios and their features, and have numerous other patents pending before the United States Patent and Trademark Office.

Copyrights to Programming

We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers and SESAC, Inc. (both of which we have recently reached agreement with), and Broadcast Music, Inc. These organizations collect royalties and distribute them to songwriters and music publishers and negotiate fees with copyright users based on a percentage of revenues. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to establish license fees through negotiation or through a rate court proceeding in the U.S. District Court for the Southern District of New York but such royalty arrangements may be more costly than anticipated.

Under the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, we also have to negotiate royalty arrangements with the owners of the sound recordings. The Recording Industry Association of America will negotiate licenses and collect royalties on behalf of copyright owners for this performance right in sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue. This rate was set by the Librarian of Congress, which has statutory authority to decide rates through arbitration, and was affirmed on May 21, 1999 by the United States Court of Appeals for the District of Columbia. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

The XM Trademark

We believe that XM Radio will be seen as the complement to AM and FM radio. We have registered the trademark “XM” with the United States Patent and Trademark Office in connection with the transmission services offered by our company. Our brand name and logo is generally prominently displayed on the surface of XM radios together with the radio manufacturer’s brand name. This will identify the equipment as being XM Radio-compatible and build awareness of XM Radio. We intend to maintain our trademark and registration. We are not aware of any material claims of infringement or other challenges to our right to use the “XM” trademark in the United States.

Personnel

As of November 30, 2002, we had 384 employees. In addition, we rely upon a number of consultants and other advisors. The extent and timing of any increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees is represented by a labor union, and we believe that our relationship with our employees is good.

Property

We own approximately 150,000 square feet of executive offices, studio and production facilities located at 1500 Eckington Place, N.E., Washington, D.C. 20002. We lease approximately 19,000 square feet of office and technical space in South Florida. We have also entered into license or lease agreements with regard to our terrestrial repeater system throughout the United States.

MANAGEMENT

The following table sets forth the name and age of each director, indicating all positions and offices with our company currently held by the director.

Name	Age	Position
Gary M. Parsons	52	Chairman of the Board of Directors
Hugh Panero	46	President, Chief Executive Officer and Member, Board of Directors
Nathaniel A. Davis(1)	48	Member, Board of Directors
Thomas J. Donohue(2)	64	Member, Board of Directors
Chester A. Huber, Jr.	47	Member, Board of Directors
Randall T. Mays(1)(2)	37	Member, Board of Directors
James N. Perry, Jr.	42	Member, Board of Directors
Pierce J. Roberts, Jr.(1)	56	Member, Board of Directors
Jack Shaw(2)	63	Member, Board of Directors

(1)	Member of the audit committee.
(2)	Member of the compensation committee.

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which he has served as a director.

Gary M. Parsons has served as our Chairman of the Board of Directors since May 1997. He also serves on the board of Sorrento Networks Corporation. Mr. Parsons joined Motient Corporation in July 1996 and served as its Chairman until May 2002 and also previously served as its Chief Executive Officer and President. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI’s subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as our Chief Executive Officer.

Hugh Panero has served as a member of our Board of Directors and as President and Chief Executive Officer since June 1998. Mr. Panero has over 16 years experience building and managing entertainment distribution services. Most recently, from 1993 to 1998, Mr. Panero served as President and Chief Executive Officer of Request TV, a national pay-per-view network owned by Liberty Media and Twentieth Century Fox. Prior to his employment with Request TV, Mr. Panero spent ten years with Time Warner Cable where he was part of the team that built the cable systems serving parts of Queens and Brooklyn, New York. Mr. Panero held various positions with Time Warner Cable, including Vice President, Marketing.

Nathaniel A. Davis has served as a member of our Board of Directors since October 1999. Mr. Davis is President and Chief Operating Officer and a member of the board of directors of XO Communications Inc., formerly Nextlink Communications Inc. From October 1998 to December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel’s nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through September 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors of Mutual of America Capital Management Corporation.

Thomas J. Donohue has served as a member of our Board of Directors since October 1999. Mr. Donohue is President and Chief Executive Officer of the U.S. Chamber of Commerce, the world’s largest business federation, and has been active in national policy and non-profit operations for 30 years. From July 1984 through

September 1997, Mr. Donohue served as President and Chief Executive Officer of the American Trucking Association. He serves on the board of directors of Qwest Communications International, Union Pacific Corporation, Sunrise Assisted Living Corporation, Marymount University and the Hudson Institute.

Chester A. Huber, Jr. has served as a member of our Board of Directors since January 2002. Mr. Huber was named President of OnStar Corporation in December 1999 and was general manager of the OnStar Division of General Motors Corporation from June 1995 until December 1999. He has held a variety of engineering, operations and marketing roles in his 27-year career with General Motors, including general director of Aftermarket Parts and Services, and general director of Sales, Marketing and Product Support for the Electro-Motive Division. Mr. Huber also serves on the board of directors of General Magic, Inc.

Randall T. Mays has served as a member of our Board of Directors since July 1999. Mr. Mays is the Executive Vice President and Chief Financial Officer of Clear Channel Communications. Mr. Mays has been associated with Clear Channel since 1993 when he was elected Vice President and Treasurer. Mr. Mays also serves on the board of directors of Clear Channel Communications and CNET Networks.

James N. Perry, Jr. has been a member of our Board of Directors since May 2002, and is a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the communications industry. Mr. Perry also presently serves on the board of directors of Allegiance Telecom, Inc. and Focal Communications Corporation.

Pierce J. Roberts, Jr. has served as a member of our Board of Directors since August 2000. Mr. Roberts has been Managing Director of AEA Investors since September 1999. Previously, he was with Bear Stearns from 1993 to 1998 where he was the head of the Telecom investment banking group. Prior to that, he was Managing Director at The Blackstone Group, Vice President-Corporate Development at BellSouth Corporation, and founder of his own corporate development business.

Jack Shaw has served as a member of our Board of Directors since May 1997. Mr. Shaw is Chief Executive Officer of Hughes Electronics Corporation and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Mr. Shaw is a member of the Hughes Electronics Corporation Executive Committee and board of directors. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987.

Upon the closing of the investor notes and General Motors transactions, we expect to add two members to our Board of Directors: R. Steven Hicks, an experienced radio broadcasting and media industry executive, and Thomas G. Elliott, Executive Vice President, Automobile Operations of American Honda Motor Co., Inc.

The following table sets forth information concerning our executive officers. Officers are elected by and serve at the discretion of our Board of Directors.

Name	Age	Position
Stephen Cook	47	Executive Vice President, Sales, Marketing and Customer Operations
Joseph J. Euteneuer	47	Executive Vice President, Chief Financial Officer
Steven P. Gavenas	47	Executive Vice President, Programming
Stelios Patsiokas	49	Executive Vice President, Engineering and Technology
Joseph M. Titlebaum	39	Senior Vice President, General Counsel and Secretary

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Messrs. Parsons and Panero, whose positions and backgrounds are described above.

Stephen Cook has served as our Senior Vice President, Sales and Marketing since February 1999 and was promoted to Executive Vice President, Sales, Marketing and Customer Operations in January 2002. Previously, Mr. Cook was Chief Operating Officer for Conxus Communications, where he successfully launched its portable voice messaging product, Pocketalk, in the top 12 United States markets. From 1990 to 1997, Mr. Cook held key management positions with GTE’s cellular operations, including VP of Marketing and President of the Southeast region. Prior to that time, Mr. Cook also spent five years in brand management with Procter & Gamble and has more than 15 years of experience with launching and marketing new consumer products.

Joseph J. Euteneuer has served as our Executive Vice President, Chief Financial Officer since June 2002. Previously, Mr. Euteneuer was Executive Vice President and Chief Financial Officer of Broadnet Europe, a subsidiary of Comcast Corporation, from 2000 to 2002. Prior to 2000, Mr. Euteneuer served as Comcast’s Vice President & Corporate Controller.

Steven P. Gavenas has served as our Senior Vice President, New Business Development since December 1999 and was promoted to Executive Vice President, Programming in January 2002. Previously, from June 1996 to November 1999, Mr. Gavenas held several positions in WorldSpace International, including VP of Marketing, EVP Corporate Strategy and EVP Commercial Operations. Before joining WorldSpace, from September 1989 to May 1996 Mr. Gavenas was a management consultant with McKinsey and Company, Inc., an international strategy consulting firm.

Stelios Patsiokas has served as our Senior Vice President, Technology since October 1998 and was promoted to Executive Vice President, Engineering and Technology in January 2002. Previously, Dr. Patsiokas was with Motorola, Inc., where he served in a variety of consumer electronics design and development roles since 1979. Since 1996, Dr. Patsiokas was Director of Product Development, for Motorola’s Messaging Systems Product Group, where he was involved with developing the PageWriterTM 2000 two-way messaging device. Dr. Patsiokas holds over 24 United States patents.

Joseph M. Titlebaum has served as our Senior Vice President, General Counsel and Secretary since September 1998. From 1990 to 1998, Mr. Titlebaum was an attorney with the law firm of Cleary, Gottlieb, Steen & Hamilton. With a specialty in telecommunications ventures, Mr. Titlebaum has expertise in structuring, negotiating and implementing corporate finance and mergers and acquisitions transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information presented under “Principal Stockholders” and “Security Ownership of Directors and Executive Officers” below regarding beneficial ownership of the common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

As of September 30, 2002, there were 91,358,068 shares of Class A common stock outstanding.

Principal Stockholders

The following table presents, as of September 30, 2002, information based upon our records and filings with the SEC regarding each person, other than our directors and executive officers, known to us to be the beneficial owner of more than 5% of our Class A common stock on an actual basis and on a pro forma basis to give effect to the closing of the exchange, the proposed transactions with General Motors and the proposed new financing:

	Actual			Pro forma
Beneficial Owners of More Than 5%:	Number of Class A Shares		Percentage of Total Class A Shares	Number of Class A Shares		Percentage of Total Class A Shares
General Motors Corporation 100 Renaissance Center 3031 West Grand Boulevard PO Box 100 Detroit, MI 48265-1000	19,414,399	(1)	18.8%	22,703,252	(5)	19.9%

Hughes Electronics Corporation 200 N. Sepulveda Boulevard El Segundo, CA 90245	13,861,147	(2)	14.2%	18,286,646		16.9%

Eastbourne Capital Management, LLC 1101 Fifth Avenue Suite 160 San Rafael, CA 94901	10,027,298		11.0%	21,756,858	(6)	20.0%

Clear Channel Investments, Inc. 200 Concord Plaza, Suite 600 San Antonio, TX 78216	8,329,877		9.1%	8,329,877		8.6%

DIRECTV Enterprises, Inc. 2230 E. Imperial Highway El Segundo, CA 90245	6,752,963	(3)	6.9%	11,178,462	(7)	10.4%

George W. Haywood c/o Cronis & Vris, LLP 380 Madison Avenue 24th Floor New York, NY 10017	5,623,281		6.2%	7,824,539	(8)	7.9%

American Honda Motor Co., Inc 1919 Torrance Blvd. Torrance, CA 90501	2,999,278		3.2%	21,924,660	(9)	18.4%

Baystar Capital 80 E. Sir Francis Drake Larkspur, CA 94939	—		—	11,572,327	(10)	10.7%

	Actual			Pro forma
Beneficial Owners of More Than 5%:	Number of Class A Shares		Percentage of Total Class A Shares	Number of Class A Shares	Percentage of Total Class A Shares
Madison Dearborn Capital Partners III, L.P. Madison Dearborn Special Equity III, L.P. Special Advisors Fund I, LLC 3 First National Plaza, Suite 3800 Chicago, IL 60602	5,153,990	(4)	5.5%	8,356,101	8.1

AEA XM Investors I LLC AEA XM Investors II LLC AEA XM Investors IA, LLC AEA XM Investors IIA, LLC 65 E. 55th Street New York, NY 10022	3,599,134		3.8	9,957,390	9.3

Columbia XM Radio Partners, L.LC. Columbia XM Satellite Partners III, LLC Columbia Capital Equity Partners II (QP), LP Columbia Capital Equity Partners III (QP), LP	3,794,921		4.1	7,748,722	7.6

(1)
Includes 10,786,504 shares issuable upon conversion of Series A convertible preferred stock, 5,393,252 of which are owned by DIRECTV and 1,207,420 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends owned by DIRECTV and 7,108,184 shares owned by Hughes Electronics. General Motors and Hughes Electronics recently announced the signing of definitive agreements that provide for the spin-off of Hughes Electronics and its unit DIRECTV from General Motors and the merger of Hughes Electronics with Echostar Communications.

(2)
Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 1,207,420 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends, all of which are owned by DIRECTV.

(3)	Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 1,207,420 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends.
(4)
Includes 2,999,278 shares issuable upon conversion of Series C convertible preferred stock and accrued interest, of which Madison Dearborn Capital Partners III, L.P. owns 2,934,134 shares and Madison Dearborn Special Equity III, L.P. owns 65,144 shares.

(5)
The share numbers for General Motors on a pro forma basis are based upon a fixed percentage of 19.9% of our Class A Common Stock at September 30, 2002. Under the proposed agreements with General Motors, the convertible notes to be issued to General Motors would not be convertible and the warrant to be issued to General Motors would not be exercisable to the extent General Motors would own more than 19.9% of our Class A common stock. In the proposed transactions, General Motors would be issued a warrant to purchase up to 10,000,000 shares in connection with the establishment of a credit facility. The number of shares issuable upon conversion of convertible notes proposed to be issued to General Motors (which would vest over a four-year period in installments) or that may be issued in lieu of subscriber acquisition payments or as payment of interest cannot be determined at the present time because they depend on fair market values in the future. See “The Concurrent Transactions—Transactions with General Motors.”

(6)	Includes 11,729,560 shares issuable upon conversion of the 10% Senior Secured Discount Convertible Notes due 2009. See “The Concurrent Transactions—Transactions with New Investors.”
(7)	Includes 3,144,654 shares issuable upon conversion of the 10% Senior Secured Discount Convertible Notes due 2009. See “The Concurrent Transactions—Transactions with New Investors.”
(8)	Includes 2,201,258 shares issuable upon conversion of the 10% Senior Secured Discount Convertible Notes due 2009. See “The Concurrent Transactions—Transactions with New Investors.”
(9)	Includes 15,723,270 shares issuable upon conversion of the 10% Senior Secured Discount Convertible Notes due 2009. See “The Concurrent Transactions—Transactions with New Investors.”
(10)	Includes 11,572,327 shares issuable upon conversion of the 10% Senior Secured Discount Convertible Notes due 2009. See “The Concurrent Transactions—Transactions with New Investors.”

Security Ownership of Directors and Executive Officers [UPDATE]

The following table presents, as of September 30, 2002, information regarding the beneficial ownership of Class A common stock by each of our directors and executive officers named in the summary compensation table under the “Executive Compensation” section of this report and all of our directors and executive officers as a group on an actual basis and on a pro forma basis to give effect to the closing of the exchange, the proposed transactions with General Motors and the proposed new financing:

Name	Number of Class A Shares Beneficially Owned		Percentage of Total Class A Shares	Pro forma percentage of Total Class A Shares
Directors and Named Executive Officers:
Gary M. Parsons	463,954	(1)	*	*
Hugh Panero	522,964	(2)	*	*
Randall T. Mays	46,757		*	*
Chester A. Huber, Jr.	—		*	*
Jack Shaw	26,757		*	*
James N. Perry, Jr.			*	*
Nathaniel Davis	46,757		*	*
Thomas R. Donohue	46,757		*	*
Pierce J. Roberts, Jr.	63,751	(3)	*	*
Joseph J. Euteneuer	100,000	(8)	*	*
Steve Gavenas	57,818	(4)	*	*
Stephen Cook	135,806	(5)	*	*
Stelios Patsiokas	142,064	(6)	*	*
All directors and executive officers as a group (14 persons)	1,772,992	(7)	1.82%	*

*	Less than 1%.
(1)
Does not include 387,680 shares issuable upon exercise of options that are not exercisable within 60 days. A trust for the benefit of Mr. Parsons’ minor children, of which Mr. Parsons’ spouse is the trustee, has acquired a minority membership interest in each of Madison Dearborn Capital Partners III, L.P. and Madison Dearborn Special Equity III, L.P. and 16,179 shares. Mr. Parsons disclaims beneficial ownership of these interests.

(2)	Does not include 299,999 shares issuable upon exercise of options that are not exercisable within 60 days.
(3)
Includes 2,500 shares issuable upon exercise of Series B convertible preferred stock. Mr. Roberts is affiliated with AEA XM Investors Inc., which is the general partner of each of XM Investors I LP, a Delaware limited partnership, and XM Investors II LP, a Delaware limited partnership, which each manage AEA XM Investors I LLC and AEA XM Investors II LLC, respectively. AEA XM Investors I and AEA XM Investors II beneficially own 6,589,720 and 851,948 shares, respectively. Mr. Roberts disclaims beneficial ownership of the shares of Class A common stock beneficially owned by each of AEA XM Investors I LLC and AEA XM Investors II LLC.

(4)	Does not include 137,833 shares issuable upon exercise of options that are not exercisable within 60 days.
(5)	Does not include 130,000 shares issuable upon exercise of options that are not exercisable within 60 days.
(6)	Does not include 146,666 shares issuable upon exercise of options that are not exercisable within 60 days.
(7)	Does not include 1,164,496 shares issuable upon exercise of options that are not exercisable within 60 days.
(8)	Does not include 150,000 shares issuable upon exercise of options that are not exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Contract with Hughes

Since February 2000, we have been a party to a contract with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters, which supplements our high-powered satellite signals. Repeaters are available in accordance with our implementation plan. Payments under this contract are expected to be approximately $128.0 million. As of December 31, 2001, we had paid $95.8 million under this contract.

The contract provides that we may reduce the number of repeaters ordered under the contract to a specified minimum order or terminate the terrestrial repeater contract altogether, in which case we are required to pay certain amounts to Hughes Electronics depending on the date of the reduction or termination and other factors. We have agreed to make certain incentive payments to Hughes Electronics for timely delivery of the terrestrial repeaters. In the event of late delivery of the terrestrial repeaters, we are entitled to specified liquidated damages. In certain events of default by Hughes Electronics, we may terminate the contract and would be entitled to have the work completed by a third party plus certain costs resulting from the termination.

Distribution Agreement with General Motors and OnStar

Since June 1999, we have been a party to a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of our commercial operations, General Motors has agreed to distribute our service to the exclusion of other satellite digital radio services that broadcast in the S-Band. General Motors will factory-install XM radios, purchased exclusively from our authorized manufacturers, in certain new General Motors vehicles and not install any radios which receive broadcasts by Sirius Radio, our primary competitor, as the only satellite radio service. We will have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States.

We agreed, for a nine-month period beginning on July 1, 2001, that General Motors would be the exclusive vehicle manufacturer in whose new vehicles we would activate the XM Radio service. In addition, we have significant annual, fixed payment obligations to General Motors through 2005. These payments approximate $64 million in the aggregate during this period. Additional annual fixed payment obligations beyond 2005 range from less than $52 million to approximately $133 million through 2009, aggregating approximately $375 million. In order to encourage the broad installation of XM radios, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service within 12 months of purchasing a General Motors vehicle equipped with an XM radio. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios.

We recently entered into an agreement with General Motors under which GM would finance certain of these obligations in the amount of up to $250 million, as described in this Offering Circular under the caption “The Concurrent Transactions.” General Motors would receive $89,042,000 of our 10% Senior Secured Convertible Notes, which would be secured by substantially all of our assets. They would also share the security interest of your existing notes, which is limited to the capital stock of our subsidiary that holds our FCC licenses. We would also enter into a $100,000,000 Senior Secured Credit Facility with General Motors with the same security and maturity date. In addition, we would be permitted to make up to $35,000,000 in subscriber acquisition payments in shares of Holdings’ Class A common stock. Our distribution agreement with General Motors would be amended to reflect these financing arrangements. General Motors would have certain limited access to our studio facilities and would be able to transmit XM audio content on its telematics service. We also make available to General Motors a limited amount of bandwidth for audio and/or data transmission by General Motors to owners of General Motors vehicles equipped with XM radios. See “The Concurrent Transactions.”

The distribution agreement is subject to renegotiation if four years after the commencement of commercial operations and at two-year intervals thereafter General Motors does not achieve and maintain specified installation levels, starting with 1.24 million units after four years and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. There can be no assurance as to the outcome of any such renegotiations. General Motors’ exclusivity obligations will discontinue if, four years after we commenced commercial operations and at two-year intervals thereafter, our mobile aftermarket share falls below 40% if there are two satellite radio providers in the United States, or below 33% if there are three satellite radio providers in the United States.

In February 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios, which will facilitate the ability of consumers to purchase one radio capable of receiving both companies’ services. In accordance with the terms of the agreement, we expect to work with General Motors to integrate the new standard under the terms of the distribution agreement with General Motors. The agreement with General Motors provides that if General Motors elects to install radios which are capable of receiving broadcasts from other satellite radio providers, in the absence of any regulatory requirements to do so, we may seek to renegotiate the distribution agreement. If the FCC requires the installation of interoperable radios, we will renegotiate the distribution agreement on mutually acceptable terms.

Engineering Contract with LCC International

Since August 1999, we have been a party to a contract with LCC International for the engineering of and site preparation of our terrestrial repeater network. The repeater network supplements our high-powered satellite signals. This contract does not include the repeater hardware, which is supplied by a separate vendor. As of December 31, 2001, we had paid $109.9 million under this contract.

The contract designates LCC International as the prime contractor for the implementation of our terrestrial repeater sites. Under this contract, LCC International will perform various services, including program management radio frequency engineering, site acquisition, architectural and engineering design, zoning, regulatory services, network management testing and certain construction and interim system maintenance.

The design of our terrestrial repeater system was guided by a radio frequency analysis technique developed by LCC International. This technique uses analysis of the satellite footprint to discover areas likely to have impaired reception of XM Radio through technology similar to that used in certain cellular telephone systems.

Dr. Rajendra Singh, a member of our Board of Directors until May 2002 and a member of the board of directors of LCC International, controls the largest shareholder of LCC International.

Clear Channel Agreements

We have an advertising sales agreement with Premiere Radio Networks, an affiliate of Clear Channel Communications. Under this agreement, Premiere sells to advertisers time inventory owned by XM Radio for advertisements to be run on XM Radio channels. During the fiscal year ended December 31, 2001, we incurred $0.3 million under this contract.

We have a sponsorship agreement with Clear Channel Entertainment, pursuant to which we are, with certain exceptions, the exclusive satellite radio advertiser at Clear Channel Entertainment events and venues. During the fiscal year ended December 31, 2001, we incurred $4.1 million under this contract.

We have an additional agreement with Clear Channel Communications that is described below under the heading “Investor Operational Agreements.”

Technology License Agreement with Motient

Motient, formerly our controlling stockholder, has granted us a royalty-free license with respect to certain technology to be used in connection with the implementation of the XM Radio system, including, among other things, certain ground segment communications technology and antenna technology. We also have the right to sublicense this technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system.

Under cross-license provisions in the license, if we obtain from any third party the right to use any technology which could be used to develop, implement and commercialize a satellite radio system for transmission in the United States, we will make all reasonable efforts to obtain for Motient the right to use such technology. We have granted to Motient a royalty-free, non-exclusive and irrevocable license to any and all technology and improvements we develop relating to the XM Radio system. This cross-license is for use and sublicensing worldwide outside the United States and its territories, or inside the United States and its territories only in connection with Motient’s mobile satellite business in the United States and other than in connection with any satellite radio system.

The technology license renews automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

Registration Rights Agreement

Holdings has a registration rights agreement with the former holders of its Series A subordinated convertible notes and the holders of its Series C preferred stock. Each of these parties is entitled to demand registration with respect to Holdings’ Class A common stock, including shares issuable upon conversion of other securities. These rights are subject to Holdings’ right to defer the timing of a demand registration and an underwriters’ right to cut back shares in an underwritten offering. In certain instances if a demand registration is cut back by more than 75% of the number of shares originally requested to be registered, then the party requesting registration shall be entitled to one additional demand registration request. As part of the transactions with General Motors and investors in the proposed financing described above under “The Concurrent Transactions,” Holdings would also grant additional registration rights to General Motors and the investors in the 10% Senior Secured Discount Convertible Notes due 2009.

In addition to these demand rights, parties to the registration rights agreement may request registration of at least $25.0 million of Holdings’ Class A common stock (which would be reduced to $10.0 million upon the closing of the concurrent transactions).

Parties to the registration rights agreement also have rights to include their Class A common stock in registered offerings initiated by us, other than an offering for high yield debt. The Series C holders may also demand registration upon a change of control.

Shareholders’ Agreement

Holdings has entered into a shareholders’ agreement with certain of its primary investors, including the former holders of its Series A subordinated convertible notes and the holders of its Series C preferred stock, containing, among others, the provisions described below. In addition, the parties have agreed to take all necessary actions to give effect to the agreement including to prevent any conflict between the agreement and our governing instruments.

As part of the transactions with General Motors and investors in the proposed financing, this agreement would be amended and restated to add the investors in the 10% Senior Secured Discount Convertible Notes due 2009 as parties, as described above under the caption “The Concurrent Transactions—Amendments to Registration Rights Agreement and Shareholders’ Agreement.”

The parties to the shareholders’ agreement are entitled to designate directors to our Board of Directors and to observe meetings of the Board. The amendment of the shareholders agreement would provide that our Board would consist of eight members: one of whom would be designated by Clear Channel, one by General Motors and DIRECTV, as they may agree; one would be our president and chief executive officer; one would be our chairman; one would be designated by AEA Investors; and one would be appointed by Honda. In addition, the investors in the 10% Senior Secured Discount Convertible Notes due 2009 would be entitled to certain consent rights, as described above under the caption “The Concurrent Transactions—Amendments to Registration Rights Agreement and Shareholders’ Agreement.”

Motient Corporation, a party to the shareholders’ agreement although no longer one of our stockholders and no longer entitled to designate directors, agreed not to compete with us in the satellite radio business in the United States for a period expiring in November 2004.

The shareholders’ agreement will terminate upon unanimous consent of the parties, our bankruptcy or at such time as only one shareholder remains a party to the agreement.

Investor Operational Agreements

We have agreements with Clear Channel, DIRECTV and the TCM Group, which is owned by Columbia Capital, Telcom Ventures and Madison Dearborn Partners, under which we will make available to such companies up to 406.6 kilobits per second, 204.8 kilobits per second, and 64.0 kilobits per second each, respectively, of our bandwidth, for such companies to supply programming to us with content reasonably acceptable to us, on terms (including revenue sharing) no less favorable than those offered to similar commercial programmers who provide similar programming. Until these options are exercised and this bandwidth is actually used by such companies, we can use the bandwidth. Any use of our bandwidth by these companies must be in compliance with applicable laws, must not interfere with our business or obligations to other content providers, and must meet our quality standards.

The agreements call for us to have a technology advisory committee on which Clear Channel, DIRECTV and the TCM Group have representatives. The committee directs the selection of appropriate billing, customer service and conditional access systems for us, as well as its overall system integration effort. We have granted to Clear Channel, DIRECTV, and TCM Group under these agreements a royalty-free, non-transferable, non-exclusive license to use, sell, manufacture and have manufactured any and all technology we develop relating to the XM Radio system worldwide for any purpose other than one related to digital audio radio service.

We have entered into a technical services agreement with DIRECTV with respect to customer service, billing and conditional access capabilities and will use DIRECTV’s customer service, billing and conditional access capabilities if made available to us on competitive terms and conditions. DIRECTV is to make good faith efforts to represent us in obtaining distribution of XM Radio service through DIRECTV’s existing retail distribution network. We will provide Clear Channel and DIRECTV with access to our advertising at the lowest available commercial rates. Clear Channel must make good faith efforts to give us access to its advertising at the lowest available commercial rates.

The agreements provide for further good faith negotiations with respect to other arrangements, including advertising barter arrangements, marketing of XM Radio service by Clear Channel and DIRECTV, and technology cooperation.

These agreements remain in effect so long as Clear Channel, DIRECTV, and Columbia Capital, Telcom Ventures and Madison Dearborn Partners hold at least 5% of our fully diluted ownership or a certain amount of their original investments in us.

As part of the transactions with General Motors and investors in the proposed financing, we have also entered into agreements with Honda and Hearst Communications, as described above under the caption “The Concurrent Transactions—Amendments to Registration Rights Agreement and Shareholders Agreement—Other Arrangements.”

SECURITIES LAW MATTERS

We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of such act. Section 3(a)(9) provides that the provisions of the Securities Act will not apply to “[a] security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The exchange offer is also exempt from state securities law registration requirements pursuant to Section 18 of the Securities Act, which provides, among other things, that state securities registration laws will not apply to securities that are exempt from federal registration under Section 3(a)(9).

As the notes and warrants to be issued pursuant to the exchange offer will be issued pursuant to Section 3 (a) (9) of the Securities Act, and as the existing notes for which they shall be exchanged are not “restricted securities” pursuant to the Securities Act, the notes and warrants to be issued pursuant to the exchange offer will not (subject to the restrictions on resales by our affiliates discussed herein) be “restricted securities” for purposes of the Securities Act. It must be noted, however, that resales by our “affiliates” (as defined in the Securities Act) will be subject to the restrictions imposed on such resales by the Securities Act. Accordingly, such resales by our affiliates will require registration under the Securities Act or the use of an applicable exemption from registration such as the one available pursuant to Rule 144 under the Securities Act.

We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders or consents pursuant to the exchange offer. We have received assurances that no person will provide any information to noteholders relating to the exchange offer other than to refer the noteholders to the information contained in this Offering Circular. In addition, no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the exchange. To the extent solicitations are undertaken by our officers and employees, such officers and employees will not receive additional compensation for making such solicitations and such activities will be merely incidental to their normal duties and responsibilities.

We have received financial advice in connection with the exchange from Bear Stearns. Bear Stearns has not been retained to solicit, and will not solicit any tenders or consents pursuant to the Exchange Offer. Bear Stearns, from time to time, makes a market in the existing notes and may, from time to time, make a market in the exchange notes. Prior to commencement of the exchange offer we paid Bear Stearns an advisory fee.

THE PROPOSED AMENDMENTS

General

We are soliciting consents of the holders of the existing notes to the proposed amendments and to the execution and delivery by XM of a supplemental indenture to effect the proposed amendments. All statements in this Offering Circular regarding the substance of the provisions of the proposed amendments and the existing note indenture are qualified in their entirety by reference to the form of supplemental indenture and the existing note indenture.

If you tender your existing notes in the exchange offer, you are also consenting to the proposed amendments to the existing note indenture. The proposed amendments constitute a single proposal and you may consent only to the proposed amendments as a whole and may not consent selectively with respect to certain of the proposed amendments. Capitalized terms used below that are not otherwise defined have the meanings assigned to them in the existing note indenture. Copies of the existing note indenture are available upon request from the Information Agent at the address and telephone number set forth in this Offering Circular. The form of supplemental indenture is attached hereto at Exhibit A.

Description of Proposed Amendments

Set forth below is a summary of the sections of the existing note indenture that are proposed to be eliminated by the proposed amendments. None of the proposed amendments will affect our obligation to pay interest or principal on the existing notes, when due, to the holders of existing notes that do not deliver consents. The summary of each section of the existing note indenture does not list all of the restrictions and other terms contained in such section, and you should not rely upon it as the sole basis for your decision as to whether to tender your existing notes (and, in doing so, consent to the proposed amendments). The proposed amendments would eliminate in their entirety the following covenants and references thereto, as well as the events of default and definitions related solely to such covenants, and replace the text of each of the following articles, sections and subsections in the existing note indenture with the words “Intentionally Omitted” (except with respect to Section 4.03, as indicated below):

Section 3.09
Offer to Purchase by Application of Excess Proceeds.    Requires XM to commence an Asset Sale Offer to purchase the existing notes using the Excess Proceeds from an Asset Sale, and to follow certain procedures in connection with such Asset Sale Offer.

Section 4.03
Reports.    Requires XM to provide annual and quarterly reports and other required documents to the holders of the existing notes. Rather than being replaced with the words “Intentionally Omitted,” this covenant will be replaced with a new covenant stating that XM must comply with the provision of the Trust Indenture Act regarding providing information and reports to the Holders of the existing notes.

Section 4.05	Taxes. Requires XM to pay, and cause each of XM’s Subsidiaries to pay, all material taxes, assessments and governmental levies, subject to certain exceptions.

Section 4.07
Restricted Payments.    Restricts XM’s ability, and the ability of XM’s Subsidiaries, to make Restricted Payments, which include payments of dividends on XM’s Equity Interests, purchases of XM’s Equity Interests, making payments on subordinated Indebtedness and making Restricted Investments.

Section 4.08
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    Restricts XM’s ability, and the ability of XM’s Restricted Subsidiaries, to place restrictions on any Restricted Subsidiary’s ability to pay dividends, make loans or advances to XM or any Restricted Subsidiary, transfer properties to XM or any Restricted Subsidiary or guarantee any Indebtedness of ours or any Restricted Subsidiary.

Section 4.09
Incurrence of Indebtedness and Issuance of Preferred Stock.    Restricts XM’s ability, and the ability of XM’s Restricted Subsidiaries, to incur Indebtedness or issue Preferred Stock that is Disqualified Stock.

Section 4.10
Asset Sales.    Restricts XM’s ability, and the ability of XM’s Restricted Subsidiaries, to consummate Asset Sales, which include the sale, lease, conveyance or other disposition of assets, the issuance of Equity Interests in any Restricted Subsidiary and the sale of Equity Interests of any Subsidiary. Also requires Net Proceeds from Asset Sales to be invested in certain permitted investments such as capital expenditures and assets used in a Permitted Business. Further requires Excess Proceeds (i.e., Net Proceeds that are not so invested in permitted investments) to be used for an Asset Sale Offer to purchase the existing notes.

Section 4.11	Transactions with Affiliates. Restricts XM’s ability, and the ability of XM’s Restricted Subsidiaries, to enter into transactions with any of XM’s Affiliates.

Section 4.12	Liens. Restricts XM’s ability, and the ability of XM’s Restricted Subsidiaries, to create, incur or suffer to exist Liens against property or assets (other than Permitted Liens).

Section 4.13	Corporate Existence. Requires XM to maintain, and to cause each of XM’s Subsidiaries to maintain, corporate existence, rights, licenses and franchises.

Section 4.14
Offer to Repurchase Upon Change of Control.    Requires XM to make a Change of Control Offer to repurchase the existing notes within 30 days following any Change of Control, at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest.

Section 4.15
Limitation on Sale and Leaseback Transactions.    Restricts XM’s ability, and the ability of XM’s Restricted Subsidiaries, to enter into any sale and leaseback transaction involving any of XM’s or their assets or properties unless certain conditions are met.

Section 4.16
Limitation on Issuance and Sales of Capital Stock of Wholly Owned Subsidiaries.    Restricts XM’s ability, and the ability of XM’s Restricted Subsidiaries, to sell, lease or otherwise dispose of Equity Interests in a Restricted Subsidiary that owns, operates or otherwise has the right to use Core XM Radio Assets. Also generally restricts XM’s ability to permit Restricted Subsidiaries to issue Equity Interests to anyone other than XM or any of XM’s Restricted Subsidiaries.

Section 4.18
Insurance.    Requires XM to maintain launch insurance and in-orbit insurance for each of XM’s satellites. Also requires insurance proceeds for a satellite first to be applied to repay purchase money financing and then to be used for a replacement satellite, subject to certain conditions.

Article V	Merger, Consolidation, or Sale of Assets. Prohibits XM from consolidating or merging, or selling all or substantially all of XM’s assets, unless certain conditions are met.

Section 6.01(c)
Events of Default.    Defines an “Event of Default” to include a breach of Section 5.01 (which, as part of Article V discussed above, prohibits consolidations, mergers and sales of all or substantially all of XM’s assets), a failure to make or consummate an Asset Sale Offer in accordance with Section 4.10 and a failure to make or consummate a Change of Control Offer in accordance with Section 4.14.

In addition, the proposed amendments will require the trustee under the existing notes to enter into an Amended and Restated Security Agreement and a related Intercreditor and Collateral Agency Agreement. The Amended and Restated Security Agreement will amend the Security Agreement for the existing notes to add the creditors under the concurrent financing transactions, including the holders of the exchange notes, as secured parties. Under the Amended and Restated Security Agreement, the obligations of XM to the creditors under the concurrent financing transactions will be secured pro rata with the obligations of XM under the existing notes. The Intercreditor and Collateral Agency Agreement will govern the pari passu relationship among the holders of the existing notes and the creditors under the concurrent financing transactions. For more information, refer to “The Concurrent Transactions” and “Risk Factors—Risk Factors Related to Holders of Existing Notes Who Do Not Tender Into the Exchange Offer—We will have substantial indebtedness with an earlier maturity date and greater security than the existing notes.”

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.”

The notes will be issued under the indenture between XM and The Bank of New York, as trustee, in a transaction that is not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Security Agreements referred to under the caption “Security” define the terms of the security interests that will secure the notes.

The following description is a summary of the material provisions of the indenture, the Security Agreements and the Intercreditor Agreements. It does not restate those agreements in their entirety. XM urges you to read the indenture, the Security Agreements and the Intercreditor Agreements because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the Security Agreements and the Intercreditor Agreements are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

As of the date of the indenture, all of XM’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below in the definition of “Unrestricted Subsidiary” under the subheading “—Certain Definitions,” XM will be permitted to designate certain of XM’s Subsidiaries as “Unrestricted Subsidiaries.” XM’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Brief Description of the Notes

The notes:

•
are secured by a first priority security interest in substantially all of XM’s assets and substantially all of the assets of Holdings and XM Leasing Subsidiary, including the operating agreement between XM and XM’s FCC license subsidiary, but excluding any interests in real property, subject to certain exceptions and Permitted Liens;

•
are secured by the same collateral on an equal and ratable basis with indebtedness incurred in connection with the Concurrent Financing Transactions and certain additional future indebtedness, and in the case of the security interests in the stock of XM’s FCC license subsidiary, with all such indebtedness as well as with the existing notes;

•	are pari passu in right of payment to all of XM’s existing and future senior Indebtedness;

•	are senior in right of payment to all of XM’s existing and future subordinated Indebtedness; and

•	are unconditionally guaranteed by Holdings (as Parent Guarantor) and each of the Subsidiary Guarantors jointly and severally on a senior secured basis.

Principal, Maturity and Interest

The indenture provides for the issuance of notes in an amount up to $474.2 million principal amount at maturity. XM will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 31, 2009.

Interest on the notes will accrue at the rate of 14% per annum. Interest will accrue from January 1, 2006 or, if interest has already been paid, from the date it was most recently paid. Interest will be payable semi-annually in arrears on December 31 and June 30, commencing on June 30, 2006. XM will make each interest payment to the holders of record on the immediately preceding December 15 and June 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder owning $1.0 million or more in aggregate principal amount of the notes has given wire transfer instructions to XM, XM will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless XM elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. XM may change the paying agent or registrar without prior notice to the holders, and XM or any of XM’s subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and XM may require a holder to pay any taxes and fees required by law or permitted by the indenture. XM is not required to transfer or exchange any note selected for redemption. Also, XM is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

The Guarantees

The notes will be jointly and severally, irrevocably and unconditionally guaranteed on a senior secured basis by Holdings, XM Leasing Subsidiary and each of XM’s other Subsidiaries that enters into an Indenture Guarantee pursuant to the indenture, as described under “—Certain Covenants—Addition of Subsidiary Guarantors.”

Security

Except for the Excluded Assets, the notes and the Indenture Guarantees are secured by a first priority security interest (on a shared basis with the indebtedness incurred in connection with the Concurrent Financing Transactions and any additional secured financing of Pari Passu Indebtedness (“Additional Indebtedness”) that XM is permitted to incur as set forth in “Certain Covenants—Incurrence of Indebtedness” and “—Liens”), subject to Permitted Liens, in substantially all of the assets of XM, Holdings and the Subsidiary Guarantors, including the following assets (to the extent they do not constitute Excluded Assets):

•	U.S. registered trademarks, patents and copyrights,

•	intellectual property license agreements,

•	equipment, inventory and other personal property,

•	accounts and general intangibles, including contract rights and the operating agreement between XM and FCC License Subsidiary,

•	deposit accounts and securities accounts, and

•
the capital stock of each of XM’s Restricted Subsidiaries (however, unlike the rest of the Collateral, the stock of FCC License Subsidiary will secure the existing notes in addition to the other obligations secured by the other Collateral)

(collectively, “Collateral”).

“Excluded Assets” will include, among other things, (i) assets securing purchase money obligations or Capital Lease Obligations permitted to be incurred under the indenture, (ii) any assets, agreements, leases, permits or licenses or other assets or property that are not permitted to be subjected to a Lien without the consent of third parties, whether pursuant to applicable law or existing agreements, to the extent that such consent is not obtained, and (iii) a certain spare satellite bus and related assets. The Collateral will not include any interests in real property, whether owned or leased by XM, Holdings or any Subsidiary Guarantor.

XM will enter into the FCC License Subsidiary Pledge Agreement to provide a pledge of the Capital Stock of FCC License Subsidiary to the Collateral Agent for the benefit of the existing notes, the notes, the other indebtedness incurred in connection with the Concurrent Financing Transactions and any future Additional Indebtedness. In addition, XM, Holdings, XM Leasing Subsidiary and any future Subsidiary Guarantors will enter into the General Security Agreement to provide for a grant of a security interest in substantially all of the other Collateral to the Collateral Agent for the benefit of the holders of the notes, the other indebtedness incurred in connection with the Concurrent Financing Transactions and any future Additional Indebtedness.

So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions, XM, Holdings and the Subsidiary Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Agreements and to remain in possession and retain exclusive control of the Collateral (other than as set forth in the Security Agreements), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Upon the occurrence and during the continuance of an Event of Default, subject to the provisions of the Intercreditor Agreements:

(1)
all of the rights of XM, Holdings and the Subsidiary Guarantors to exercise voting or other consensual rights with respect to all Capital Stock included in the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

(2)	the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Agreements.

In the case of an Event of Default, the Collateral Agent will only be permitted, except for certain emergency actions, to exercise remedies and sell the Collateral under either Security Agreement at the direction of the holders of a majority of the indebtedness secured by such Security Agreement. See “—Intercreditor Agreements”. If such remedies are exercised by the Collateral Agent, the proceeds from the sale of the Collateral will be applied to all of the indebtedness secured by such Collateral (not just the notes), and may not be sufficient to satisfy our obligations under the notes and the other indebtedness secured by the Collateral in full. See “Risk Factors—Risks Related to the Offering— The security for your exchange notes and other remedies will be shared with other debtholders.”

Upon the full and final payment and performance of all our Obligations under the indenture and the notes, the security interest for the benefit of the Trustee and the noteholders will terminate, and the interest of the Trustee and the noteholders in the Collateral will be released. Prior to such time, the Collateral may also be released in connection with asset sales that are permitted under the indenture or the release of a Subsidiary Guarantor from an Indenture Guarantee, each in accordance with the provisions of the indenture. See “—Releases Following Sale of Assets.”

Perfection and Non-Perfection of Security Interests in Collateral

The security interests created by the Security Agreements will not be perfected with respect to certain items of Collateral. Specifically, XM, Holdings and the Subsidiary Guarantors will not be required under the Security

Agreements to take actions to perfect the security interests in the Collateral other than by filing a financing statement in the jurisdiction of organization of XM, Holdings and each Subsidiary Guarantor, delivering possession of certificated Capital Stock of subsidiaries to the Collateral Agent, and making filings with the United States Patent and Trademark Office and the United States Copyright Office. To the extent that such actions are not sufficient to perfect a security interest in certain items of Collateral (as will be the case, for example, for Collateral consisting of deposit accounts and securities accounts, and may also be the case for certain investment property and equipment, including satellites in orbit and equipment affixed to real property so as to constitute fixtures), the Collateral Agent’s rights will be equal to the rights of our general unsecured creditors in the event of a bankruptcy. Outside of bankruptcy, the security interests of certain other lienholders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Collateral Agent’s security interest is unperfected, would take priority over Collateral Agent’s security interest in such items of Collateral. Accordingly, while we have agreed not to grant additional security interests in the Collateral (other than security interests constituting Permitted Liens), there can be no assurance that the assets in which the Collateral Agent’s security interest is unperfected will be available upon the occurrence of an Event of Default to satisfy the Obligations under the notes. In addition, certain of our assets may be subject to existing perfected Permitted Liens that would take priority over any liens granted in such assets under the Security Agreements.

Certain Limitations on the Collateral

There can be no assurance that the proceeds of any sale of Collateral following an Event of Default with respect to the notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and the other obligations secured by the Collateral. See “Risk Factors—Risks Related to the Offering— The security for your exchange notes and other remedies will be shared with other debtholders.”

With respect to some of the Collateral, the Collateral Agent’s security interest and ability to foreclose also will be limited by the need to meet certain requirements, such as obtaining third party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the Collateral or any recovery with respect thereto. In particular, the Collateral Agent under the Security Agreements is not entitled to exercise any rights with respect to the Collateral upon the occurrence of an Event of Default if such action would constitute or result in any assignment of FCC License Subsidiary’s FCC license or any Change of Control (whether as a matter of law or fact) of XM or FCC License Subsidiary unless the prior approval of the FCC is first obtained. XM cannot assure you that any such required FCC approval can be obtained on a timely basis, or at all. These requirements may limit the number of potential bidders for certain Collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the Collateral. Therefore, the practical value of realizing on the Collateral may, without the appropriate consents and filings, be limited.

No appraisals of any of the Collateral have been prepared by or on behalf of XM in connection with this offering. The value of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. There also can be no assurance that the Collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain.

The Collateral does not include any interests in real property or any assets that constitute Excluded Assets. In addition, to the extent that Liens, rights and easements granted to third parties encumber real property owned or leased by XM, Holdings or the Subsidiary Guarantors on which Collateral is located, such third parties have or may exercise rights and remedies with respect to such real property that could adversely affect the value of the Collateral located at such site and the ability of the Collateral Agent to realize or foreclose on Collateral at such site.

Accordingly, there can be no assurance that the proceeds of any sale of the Collateral pursuant to the indenture, the Intercreditor Agreements and the Security Agreements following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and the other indebtedness secured by the Collateral. If the proceeds of any sale of the Collateral were not sufficient to repay all amounts due on the notes and the other indebtedness secured by the Collateral, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of XM, Holdings and the Subsidiary Guarantors.

Intercreditor Agreements

The trustee for the notes and the holders of the indebtedness incurred in the Concurrent Financing Transactions and in connection with any Additional Indebtedness will enter into the General Security Intercreditor Agreement, and the trustee for the notes, the trustee for the existing notes, and the holders of the indebtedness incurred in the Concurrent Financing Transactions and in connection with any Additional Indebtedness will enter into the FCC License Subsidiary Pledge Intercreditor Agreement. Such intercreditor agreements provide for the appointment of the Collateral Agent to act on behalf of such parties under the General Security Agreement or the FCC License Subsidiary Pledge Agreement, as applicable, and establish the terms and conditions under which the Collateral Agent may exercise remedies against the Collateral under such agreements. Proceeds from any liquidation of Collateral are required under each Intercreditor Agreement to be applied: (i) first, to pay amounts owing to the Collateral Agent, (ii) second, to reimburse the parties secured by such collateral for any indemnification amounts paid to the Collateral Agent, (iii) third, to the payment of accrued and unpaid interest on the indebtedness secured by such Collateral, (iv) fourth, to the payment of all amounts of principal (or, if applicable, unpaid accreted value) in respect of the indebtedness secured by such Collateral, (v) fifth, to all other amounts then owing in respect of the indebtedness secured by such Collateral, and (iv) sixth, the balance, if any, to XM or such other persons as are entitled thereto. All applications of proceeds pursuant to clauses (ii) though (v) above are required to be allocated among the secured parties on a pro rata basis according to the principal (or, if applicable, accreted value), interest and other amounts owing in respect of the indebtedness secured by the Collateral at the time of the distribution.

If an Event of Default occurs under the indenture and the holders of the majority in principal amount at maturity of the notes instruct the Trustee to direct the Collateral Agent to foreclose on the Collateral, the Trustee will notify the Collateral Agent of such event. The Collateral Agent will in turn notify the other parties to the Intercreditor Agreements of such event and will request instructions with respect to any actions to be taken under the Security Agreements. If the unpaid Accreted Value of the notes represents more than 50% of the aggregate principal amount of indebtedness secured by a Security Agreement, then the Collateral Agent will foreclose on the Collateral subject to such Security Agreement at the direction of the Trustee. In the case where the unpaid Accreted Value of the notes does not represent more than 50% of the aggregate principal amount of the indebtedness secured by a Security Agreement, the Collateral Agent will only foreclose on the Collateral subject to such Security Agreement if other parties to the Intercreditor Agreement relating to such Security Agreement that, together with the Trustee, represent more than 50% of the aggregate principal amount of the indebtedness secured by such Security Agreement, also instruct the Collateral Agent to take such action. We cannot assure you that any other parties will instruct the Collateral Agent to foreclose on the Collateral when requested by the Trustee. As a result, the Trustee and the holders may be precluded from realizing on the Collateral at the time that an Event of Default occurs under the indenture.

Certain Bankruptcy Limitations

We may in the future conduct a substantial portion of our business through subsidiaries, certain of which will guarantee our Obligations. See “—Addition of Subsidiary Guarantors.” As of the date of the indenture, the only Subsidiary Guarantor will be XM Leasing Subsidiary.

Holders of the notes will be direct creditors of each Subsidiary Guarantor by virtue of its Indenture Guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Indenture Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Subsidiary Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Subsidiary Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Indenture Guarantee exceeds the economic benefits it receives in the exchange offering. The obligations of each Subsidiary Guarantor under its Indenture Guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision. See “Risk Factors—Risks Related to the Offering—A court could void our subsidiaries’ guarantees of the notes under fraudulent transfer law.”

The right of the Trustee to take possession and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against XM, Holdings or any Subsidiary Guarantor prior to the Trustee having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided, that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes and the other Obligations secured by such Collateral, the holders of the notes and such other Obligations would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if we or any Guarantor were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain pre-petition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

If the obligations of a Guarantor under its Guarantee were avoided, holders of notes would have to look to our assets and the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the notes.

Optional Redemption

At any time prior to January 1, 2006, XM may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of notes issued under the indenture at a redemption price of 114% of the Accreted Value thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings by XM or any parent corporation of XM, the net proceeds of which are contributed to XM’s common equity (other than an offering of Disqualified Stock); provided that:

(1)
at least 65% of the aggregate principal amount at maturity of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by XM and XM’s Subsidiaries); and

(2)	the redemption must occur within 90 days of the date of the closing of such equity offering.

Except pursuant to the preceding paragraph, XM will not have the option to redeem the notes prior to January 1, 2006.

On and after January 1, 2006, XM will have the option to redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of Accreted Value) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

Year	Percentage
2006	107.000%
2007	104.667%
2008	102.333%
2009 and thereafter	100.000%

Mandatory Redemption

XM is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, XM will make an offer (a “Change of Control Offer”) to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, XM will offer a Change of Control payment in cash equal to 101% of the Accreted Value plus accrued and unpaid interest thereon to the date of purchase. Within 30 days following any Change of Control, XM will mail a notice to each holder stating that a Change of Control Offer is being made, the purchase price, the Change of Control payment date, which date shall be no earlier than 30 days and no later than 60 calendar days from the date such notice is mailed, and other information regarding the Change of Control Offer required by the indenture. XM will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, XM will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control payment date, XM will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions thereof so tendered; and

(3)
deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount at maturity of notes or portions thereof being purchased by XM.

The paying agent will promptly mail to each holder of notes so tendered the Change of Control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a exchange note equal in principal amount at maturity to any unpurchased portion of the notes surrendered by such holder, if any; provided that each such exchange note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.

XM will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control payment date.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that XM repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

XM will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by XM and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of XM and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require XM to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of XM and its Subsidiaries taken as a whole to another person or group may be uncertain.

Asset Sales

XM will not, and will not permit any of XM’s Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
XM (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)
such fair market value is determined by XM’s Board of Directors (whose good faith determination shall be conclusive) and evidenced by a Board Resolution set forth in an officers’ certificate delivered to the trustee; and

(3)
at least 75% of the consideration received therefor by XM or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a)
any liabilities (as shown on XM’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of XM or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases XM or such Restricted Subsidiary from further liability; and

(b)
any securities, notes or other obligations received by XM or any such Restricted Subsidiary from such transferee that are converted by XM or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 30 days of the receipt thereof.

A transfer of assets by XM to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to XM or to another Wholly Owned Restricted Subsidiary, and an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to XM or to another Wholly Owned Restricted Subsidiary, will not be deemed to be an Asset Sale. Any Restricted Payment that is permitted under “Certain Covenants — Restricted Payments” will not be deemed to be an Asset Sale.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, XM may:

(x)	apply such Net Proceeds from such Asset Sale, at its option:

(1)
to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business, or Voting Stock of a Restricted Subsidiary engaged in a Permitted Business (other than any such Voting Stock owned or held by a Restricted Subsidiary);

(2)	to make a capital expenditure; or

(3)	to acquire other assets that are used or useful in a Permitted Business that have an expected useful life of one year or longer;

(y)
enter into a legally binding agreement to apply such Net Proceeds as described in the preceding clause (x) within six months after such agreement is entered into and apply such Net Proceeds in accordance with the terms of such agreement or the provisions of clause (x) above; provided that if such agreement terminates XM shall have until the earlier of (i) 90 days after the date of such termination and (ii) six months after the date of the Asset Sale resulting in such Net Proceeds to effect such an application; or

(z)	to permanently repay (and reduce the commitments with respect to) Pari Passu Indebtedness.

Pending the final application of any such Net Proceeds, XM may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from such Asset Sale that are not finally applied or invested as provided in the first sentence of the preceding paragraph will constitute “Excess Proceeds.” Within five days of each date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, XM will commence an Asset Sale Offer to all holders of notes and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount (or, if applicable, accreted value) of notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of Accreted Value (or principal amount, if applicable, of such other Indebtedness) plus accrued and unpaid interest to the date of closing of the offer. If any Excess Proceeds remain after consummation of an Asset Sale Offer, XM may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate Accreted Value of notes and principal amount (or, if applicable, accreted value) of such other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the Accreted Value of notes and principal amount (or, if applicable, accreted value) of such other Pari Passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

XM will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, XM will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing XM’s other Indebtedness contain, or may in the future contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the holders of notes of their right to require XM to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not. Finally, XM’s ability to pay cash to the holders of notes upon a repurchase may be limited by XM’s then existing financial resources. See “Risk Factors—Risk Factors Related to the Exchange Offer and Consent Solicitation—We may not have the ability to fund a change of control offer if required by the indenture.”

Selection and Notice

If less than all of the notes are to be redeemed or purchased in an offer to purchase at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the trustee considers fair and appropriate.

Notes and portions of notes selected will be in amounts of $1,000 or whole multiples of $1,000, except that if all notes of a holder are to be redeemed, the entire amount of notes held by such holder, even if not a multiple of $1,000, will be redeemed. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount at maturity thereof to be redeemed. An exchange note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption at the redemption price. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

XM will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of XM’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving XM) or to the direct or indirect holders of XM’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of XM and cash in lieu of fractional interests not to exceed 1% of the Equity Interests distributed or paid);

(2)
other than pursuant to a Parent Company Merger, purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving XM) any Equity Interests of XM (other than any such Equity Interests owned by XM or any of XM’s Restricted Subsidiaries) or any Affiliate of XM (other than any of XM’s Restricted Subsidiaries);

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)
XM would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Consolidated Indebtedness to Adjusted Consolidated Operating Cash Flow ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness;” and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by XM and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)
the difference between (i) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (ii) 150% of XM’s cumulative Consolidated Interest Expense determined for the period commencing on the beginning of the first fiscal quarter commencing after the date of the indenture and ending on the last day of the latest fiscal quarter for which XM’s consolidated financial statements are available preceding the date of such Restricted Payment, plus

(b)
100% of the aggregate net cash proceeds received by XM since the date of the indenture as a contribution to its common equity capital or from the issue or sale of XM’s Equity Interests (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of XM that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of XM), plus

(c)
to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of XM’s Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value immediately prior to the time such Subsidiary was designated as an Unrestricted Subsidiary; plus

(d)
to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, minus

(e)
the aggregate principal amount of Indebtedness then outstanding which was incurred pursuant to clause (1)(b) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness.”

The preceding provisions will not prohibit, so long as no Default has occurred and is continuing or would be caused thereby:

(1)
the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture, and such payment will be deemed to have been paid on the date of declaration for purposes of the calculation in the foregoing paragraph;

(2)
the redemption, repurchase, retirement, defeasance or other acquisition of any of XM’s subordinated Indebtedness or of any of XM’s Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of XM) of, XM’s Equity Interests (other than Disqualified Stock) and cash payments in lieu of fractional interests not to exceed 1% of the Equity Interests so redeemed, repurchased, retired, defeased or otherwise acquired; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3)
the purchase, redemption, defeasance or other acquisition or retirement for value of XM’s subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary of XM) of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary of XM to the holders of XM’s common Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of XM or any Restricted Subsidiary of XM held by any member of XM’s (or any of XM’s Restricted

Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period;

(6)
the purchase of any subordinated Indebtedness at a purchase price not greater than 100% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, following an Asset Sale in accordance with provisions similar to those contained in the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided, however, that prior to making any such purchase XM has made the Excess Proceeds Offer as provided in such covenant with respect to the notes and has purchased all notes validly tendered for payment in connection with such Excess Proceeds Offer;

(7)	making payments to dissenting shareholders pursuant to applicable law in connection with a consolidation or merger of XM made in compliance with the provisions of the indenture;

(8)
Restricted Investments in an amount equal to 100% of Total Incremental Equity since the date of the indenture determined as of the date any such Restricted Investment is made, less the aggregate principal amount of Indebtedness then outstanding which was incurred pursuant to clause (1)(b) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness;”

(9)
the purchase of (a) any subordinated Indebtedness of XM at a purchase price not greater than 101% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, in the event of a Change of Control in accordance with provisions similar to those of the covenant described under the caption “Repurchase at the Option of Holders—Change of Control” or (b) any Preferred Stock of XM at a purchase price not greater than 101% of the liquidation preference thereof, together with accrued dividends, if any, in the event of a Change of Control in accordance with provisions similar to those of the covenant described under the caption “Repurchase at the Option of Holders—Change of Control”; provided, however, that, in each case, prior to such purchase XM has made the Change of Control Offer as provided in the indenture with respect to the notes and has purchased all notes validly tendered for payment in connection with such Change of Control Offer;

(10)	the payment of dividends to Holdings the proceeds of which are used to satisfy ordinary course administrative expenses of Holdings, but in no event to exceed $1.0 million in any given fiscal year;

(11)	the payment of any dividend required pursuant to the Tax Sharing Agreement between XM and Holdings, as such is in effect on the date of the indenture; and

(12)
any payments required by Section 9.7(b) of the note purchase agreement providing for the sale and issuance of the notes referred to in clause (3) of the definition of “Concurrent Financing Transactions.”

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by XM or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose good faith resolution with respect thereto shall be conclusive and shall be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment, XM shall deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness

XM will not, and will not permit any of XM’s Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and XM will not issue any Disqualified Stock; provided, however, that XM may incur Indebtedness or issue Disqualified Stock and a Restricted Subsidiary may incur Acquired Debt if the ratio of Total Consolidated Indebtedness to Adjusted Consolidated Operating Cash Flow for XM’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at less than or equal to 6.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
the incurrence by XM of Pari Passu Indebtedness or Satellite Vendor Indebtedness in an aggregate principal amount (including the aggregate principal amount of all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1)), which does not exceed (a) $500 million plus (b) the amount equal to 125% of Total Incremental Equity as of the date of such incurrence;

(2)
unsecured subordinated Indebtedness or Disqualified Stock of XM incurred to finance the construction, expansion, development or acquisition of music libraries and other recorded music programming, furniture, fixtures and equipment (including satellites, ground stations and related equipment) if such subordinated Indebtedness or Disqualified Stock, as applicable, has a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the notes and has a final Stated Maturity of principal later than the Stated Maturity of principal of the notes;

(3)
unsecured subordinated Indebtedness or Disqualified Stock of XM in an aggregate principal amount (or liquidation preference, as applicable) (including the aggregate principal amount (or liquidation preference, as applicable) of all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness or Disqualified Stock, as applicable, incurred pursuant to this clause (3)) at any time outstanding not to exceed the product of (a) $100.00 and (b) the number of Subscribers at such time if such subordinated Indebtedness or Disqualified Stock, as applicable, has a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the notes and has a final Stated Maturity of principal later than the Stated Maturity of principal of the notes;

(4)
the incurrence by XM and XM’s Restricted Subsidiaries of the Existing Indebtedness and the incurrence by XM and XM’s Restricted Subsidiaries of Indebtedness pursuant to the Concurrent Financing Transactions;

(5)	the incurrence by XM of Indebtedness represented by the notes;

(6)
the incurrence by XM or any of XM’s Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, construction or improvement of property, plant or equipment used in the business of XM or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (6), not to exceed $30.0 million at any time outstanding;

(7)
the incurrence by XM or any of XM’s Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), (6), (7), (12), (13) or (14) of this paragraph;

(8)	the incurrence by XM or any of XM’s Restricted Subsidiaries of intercompany Indebtedness between or among XM and any of XM’s Restricted Subsidiaries; provided, however, that:

(a)	if XM is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than XM or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either XM or a Restricted Subsidiary thereof; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by XM or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

(9)
the incurrence by XM of Hedging Obligations that are incurred for the purpose of fixing or hedging (x) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding or (y) fluctuation in currency values;

(10)
the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant;

(11)
the incurrence by XM of additional Indebtedness (including Acquired Debt) or Disqualified Stock in an aggregate principal amount (or liquidation preference or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness or Disqualified Stock incurred pursuant to this clause (11), not to exceed $30.0 million;

(12)	Indebtedness the proceeds of which are utilized solely to finance working capital in an aggregate principal amount not to exceed the lesser of (a) $50.0 million and (b) 80% of Qualified Receivables;

(13)	from and after any Parent Company Merger, Indebtedness of Holdings in existence on the date of the indenture; and

(14)	any Qualified Sale and Leaseback Transaction.

XM will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of ours unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of ours shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of ours solely by virtue of being unsecured.

For purposes of determining compliance with this “Incurrence of Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, XM will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant.

Liens

XM will not, and will not permit any of XM’s Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

XM will not, and will not permit any of XM’s Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to XM or any of XM’s Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to XM or any of XM’s Restricted Subsidiaries;

(2)	make loans or advances to XM or any of XM’s Restricted Subsidiaries;

(3)	transfer any of its properties or assets to XM or any of XM’s Restricted Subsidiaries; or

(4)	guarantee any Indebtedness of XM or any of XM’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
Existing Indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indenture;

(2)	the indenture and the notes;

(3)	applicable law;

(4)
any instrument governing Indebtedness or Capital Stock of a Person acquired by XM or any of XM’s Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in leases or contracts or real property mortgages or related documents entered into in the ordinary course of business and consistent with past practices;

(6)	purchase money obligations, Capital Lease Obligations or mortgage financings that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(8)
Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10)
provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

XM will not, directly or indirectly, consolidate or merge with or into (whether or not XM is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of XM and XM’s Restricted Subsidiaries taken as a whole, in one or more related transactions to, another Person unless:

(1)
XM is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than XM) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)
the Person formed by or surviving any such consolidation or merger (if other than XM) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of XM under the notes, the indenture, the Intercreditor Agreements and the Security Agreements pursuant to agreements in a form reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	XM or the Person formed by or surviving any such consolidation or merger (if other than XM), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

(a)	will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of XM immediately preceding the transaction; and

(b)
will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Consolidated Indebtedness to Adjusted Consolidated Operating Cash Flow ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness”.

In addition, XM will not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a consolidation, merger, sale, assignment, transfer, conveyance or other disposition of properties or assets between or among (1) XM and any of XM’s Wholly Owned Restricted Subsidiaries or (2) XM and Holdings.

Transactions with Affiliates

XM will not, and will not permit any of XM’s Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)
such Affiliate Transaction is on terms that are no less favorable to XM or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by XM or such Restricted Subsidiary with an unrelated Person; and

(2)	XM delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and, if an opinion meeting the requirements set forth in clause (b) below has not been obtained, that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors who have no direct financial interest in such Affiliate Transaction (other than as a stockholder of XM or Holdings); and

(b)
with respect to (x) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, or (y) an Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million where none of the members of the Board of Directors qualify as having no direct financial interest in such Affiliate Transaction (other than as a stockholder of XM or Holdings), an opinion as to the fairness to XM or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any transaction by XM or any Restricted Subsidiary with an Affiliate directly related to the purchase, sale or distribution of products in the ordinary course of business consistent with industry practice which has been approved by a majority of the members of the Board of Directors who are disinterested with respect to such transaction;

(2)	any employment agreement or arrangement or employee benefit plan entered into by XM or any of XM’s Restricted Subsidiaries in the ordinary course of business of XM or such Restricted Subsidiary;

(3)	transactions between or among XM and/or XM’s Restricted Subsidiaries;

(4)	payment of reasonable directors fees and provisions of customary indemnification to directors, officers and employees of XM and XM’s Restricted Subsidiaries;

(5)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of ours;

(6)
Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments” and under clauses (8) and (9) of the definition of “Permitted Investments”;

(7)	transactions pursuant to the Tax Sharing Agreement;

(8)	contractual arrangements existing on the date of the indenture, and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the holders;

(9)	the Concurrent Financing Transactions; and

(10)	the Parent Company Merger.

Sale and Leaseback Transactions

XM will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that XM may enter into a sale and leaseback transaction if:

(1)	the lease is for a period, including renewal rights, of not in excess of five years;

(2)	the transaction is solely between XM and any Restricted Subsidiary or solely between Restricted Subsidiaries;

(3)
XM or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the Net Proceeds received from such sale in accordance with of the covenant described under the caption “Asset Sale”; or

(4)	such sale and leaseback transaction is a Qualified Sale and Leaseback Transaction.

Insurance

XM will obtain prior to the launch of each satellite and will maintain launch insurance with respect to each satellite launch covering the period from the launch to 180 days following the launch of each satellite in an amount equal to or greater than the sum of (1) the cost to replace such satellite with a satellite of comparable or superior technological capability (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and having at least as much transmission capacity as the satellite to be replaced, (2) the cost to launch a replacement satellite pursuant to the contract whereby a replacement satellite will be launched and (3) the cost of launch insurance for such replacement or, in the event that XM has reason to believe that the cost of obtaining comparable insurance for a replacement would be materially higher, XM’s best estimate of the cost of such comparable insurance (in each case such costs being determined as of the date such insurance is procured by the Board of Directors whose determination shall be conclusive and evidenced by a Board Resolution). Notwithstanding the foregoing, at any time when XM has two primary satellites in-orbit and fully functioning, XM will not be obligated to obtain insurance pursuant to this paragraph with respect to the launch of any satellite that XM does not intend to use as a replacement for one of the two primary satellites used by XM to provide the XM Radio Service.

XM will maintain full in-orbit insurance with respect to each satellite it owns and launches in an amount at least equal to the sum of (1) the cost to replace such satellite with a satellite of comparable or superior technological capability (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and having at least as much transmission capacity as the satellite to be replaced (or such percentage of replacement value as is then reasonably obtainable in the insurance market at a commercially reasonable cost), (2) the cost to launch a replacement satellite pursuant to the contract pursuant to which a replacement satellite will be launched and (3) the cost of launch insurance for such replacement or, in the event that XM has reason to believe that the cost of obtaining comparable insurance for a replacement would be materially higher, XM’s best estimate of the cost of such comparable insurance (provided, however, that with respect to any satellite as to which there has been an insured loss, the required amount of such insurance shall equal the lesser of such sum and the amount reasonably obtainable in the insurance market at a commercially reasonable cost, as determined by the Board of Directors whose determination shall be conclusive and evidenced by a Board Resolution). The in-orbit insurance required by this paragraph will provide that if 50% or more of a satellite’s capacity is lost, the full amount of insurance will become due and payable, and that if a satellite is able to maintain more than 50% but less than 100% of its capacity, a portion of such insurance will become due and payable.

In the event that XM receives proceeds from insurance relating to any satellite, XM will be entitled to use all or any portion of such proceeds for any purpose, including (1) to repay any vendor or third-party purchase money financing pertaining to such satellite that is required to be repaid by reason of the loss giving rise to such insurance proceeds, (2) to develop and construct a replacement satellite, or (3) general corporate purposes.

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

XM will not, and will not permit any of XM’s Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of ours that owns, operates or otherwise has the right to use Core XM Radio Assets to any Person, and XM will not permit any of its Restricted Subsidiaries to issue any of its Equity Interests other than:

(1)	to XM or a Restricted Subsidiary of XM;

(2)	issuances of director’s qualifying shares to the extent necessary to comply with applicable law;

(3)
to the extent required by applicable law, issuances or transfers to nationals of the jurisdiction in which a Restricted Subsidiary is organized in an amount not to exceed 1% of the total Equity Interests of such Restricted Subsidiary;

(4)	distributions of Capital Stock other than Disqualified Stock to all common shareholders of a Restricted Subsidiary on a pro rata basis; or

(5)
the sale of all the Equity Interests in such Restricted Subsidiary; provided that the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Guarantors

The notes will be jointly and severally, irrevocably and unconditionally guaranteed by Holdings and each of the Subsidiary Guarantors.

Addition of Subsidiary Guarantors

If at any time a Subsidiary of XM Guarantees any Indebtedness represented by clauses (1) and (3) of the definition of Concurrent Financing Transactions, XM will promptly cause such Subsidiary to become a Subsidiary Guarantor.

Consolidations and Mergers of Subsidiary Guarantors

Nothing contained in the indenture or in the notes will prevent any consolidation or merger of a Subsidiary Guarantor with or into XM or another Subsidiary Guarantor, or will prevent the transfer of all or substantially all of the assets of a Subsidiary Guarantor to XM or another Subsidiary Guarantor. Upon any such consolidation, merger, transfer or sale, the Indenture Guarantee of such Subsidiary Guarantor will no longer have any force or effect.

Nothing contained in the indenture or in any of the notes will prevent any consolidation or merger of a Subsidiary Guarantor with or into a corporation or corporations other than XM or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), or successive consolidations or mergers in which a Subsidiary Guarantor or its successor or successors shall be a party or parties, or will prevent the transfer of all or substantially all of the assets of a Subsidiary Guarantor, to a corporation other than XM or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor) authorized to acquire and operate the same; provided, however, that, except as provided below in “—Releases Following Sale of Assets”, each Subsidiary Guarantor will covenant and agree that, upon any such consolidation, merger or transfer, the Indenture Guarantee endorsed on the notes, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by such Subsidiary Guarantor, will be expressly assumed (in the event that the Subsidiary Guarantor is not the surviving corporation in the merger), by a supplemental indenture satisfactory in form to the trustee, executed and delivered to the trustee, by the corporation formed by such consolidation, or into which the Subsidiary Guarantor shall have been merged, or by the corporation which shall have acquired such property.

Releases Following Sale of Assets

Concurrently with any sale of all or substantially all of the assets of any Subsidiary Guarantor or all of the Capital Stock of any Subsidiary Guarantor, in each case, in compliance with the terms of the indenture, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor) will be released from and relieved of its obligations under its Indenture Guarantee; provided that in the event of an Asset Sale, the Net Proceeds from such sale or other disposition are treated in accordance with the provisions of the covenant described under “—Repurchase at the Option of Holders—Asset Sales.” Upon delivery by XM to the trustee of an officer’s certificate and opinion of counsel, to the effect that such sale or other disposition was made by XM in accordance with the provisions of the indenture, including without limitation the provisions of the covenant described under “—Repurchase at the

Option of Holders—Asset Sales,” the trustee will execute any documents reasonably required in order to evidence the release of any Subsidiary Guarantor from its obligations under its Indenture Guarantee. Any Subsidiary Guarantor not released from its obligations under its Indenture Guarantee will remain liable for the full amount of principal of and interest on the notes and for the other obligations of any Subsidiary Guarantor under the indenture.

Payments for Consent

Neither XM nor any of XM’s Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, XM, the Parent Guarantor and the Subsidiary Guarantors will furnish to the holders of notes, within 15 days following the time periods specified in the SEC’s rules and regulations:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if XM were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by XM’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if XM were required to file such reports.

Whether or not required by the rules and regulations of the SEC, XM will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If any of XM’s Unrestricted Subsidiaries constitute Significant Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of XM and XM’s Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of XM.

Events of Default and Remedies

An “Event of Default” occurs if:

(1)	XM defaults in the payment when due of interest on the notes and such default continues for 30 days;

(2)
XM defaults in payment when due of the principal of or premium, if any, on the notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise;

(3)
XM defaults in the performance, or breaches the provisions of the covenant described in “—Merger, Consolidation or Sale of Assets,” fails to make or consummate a Change of Control Offer in accordance with the provisions of the covenant described in “—Repurchase at the Option of Holders—

Change of Control” or fails to make or consummate an Asset Sale Offer in accordance with the provisions of the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

(4)
XM or any of XM’s Restricted Subsidiaries fails to observe or perform any other covenant or other agreement in the indenture, the notes, either of the Security Agreements or either of the Intercreditor Agreements for 60 days after notice to XM by the trustee or holders of at least 25% of the aggregate principal amount at maturity of the notes (including Additional Notes, if any) then outstanding voting as a single class;

(5)
a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by XM or any of XM’s Restricted Subsidiaries (or the payment of which is guaranteed by XM or any of XM’s Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

(a)	results in the acceleration of such Indebtedness prior to its express maturity; or

(b)
is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “payment default”), and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)
a final nonappealable judgment or judgments for the payment of money are entered by a court or courts of competent jurisdiction against XM or any of its Restricted Subsidiaries and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all undischarged judgments exceeds $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing);

(7)	certain events of bankruptcy or insolvency with respect to XM or any of its Significant Subsidiaries;

(8)
XM, Parent Guarantor or any Subsidiary Guarantor repudiates any of its obligations under either of the Security Agreements or either of the Intercreditor Agreements, or either of the Security Agreements or either of the Intercreditor Agreements is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect; or

(9)
any Indenture Guarantee is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (except pursuant to its terms or pursuant to the terms of the indenture), or any Subsidiary Guarantor denies or disaffirms its obligations under its Indenture Guarantee.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to XM, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, the Accreted Value of all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount at maturity of the then outstanding notes may declare all the Accreted Value of the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of Accreted Value, premium or interest) if it determines that withholding notice is in their interest.

The holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the Accreted Value of, the notes.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of XM with the intention of avoiding payment of the premium that XM would have had to pay if XM then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law upon the acceleration of the Accreted Value of the notes. If an Event of Default occurs prior to January 1, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of XM with the intention of avoiding the prohibition on redemption of the notes prior to such date, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Accreted Value of the notes.

XM is required to deliver to the trustee annually an officer’s certificate regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, XM is required to deliver to the trustee an officer’s certificate specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, agent, incorporator, member, manager, partner or stockholder of XM, the Parent Guarantor or any Subsidiary Guarantor, as such, shall have any liability for any obligations of XM, the Parent Guarantor or such Subsidiary Guarantor under the notes, the indenture, the Indenture Guarantees or the Security Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

XM may, at its option and at any time, elect to have all of XM’s, the Parent Guarantor’s and the Subsidiary Guarantors’ obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1)
the rights of holders of outstanding notes to receive payments in respect of the Accreted Value of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2)
XM’s, the Parent Guarantor’s and the Subsidiary Guarantors’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and XM’s, the Parent Guarantor’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, XM may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
XM must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the Accreted Value of, or interest and premium, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and XM must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, XM shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) XM has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, XM shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness to be applied to such deposit); or (b) or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which XM or any of XM’s Subsidiaries is a party or by which XM or any of XM’s Subsidiaries is bound;

(6)
XM must have delivered to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of XM between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of XM under applicable bankruptcy law, on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)
XM must deliver to the trustee an officers’ certificate stating that the deposit was not made by XM with the intent of preferring the holders of notes over the other creditors of XM with the intent of defeating, hindering, delaying or defrauding any other creditors of XM; and

(8)
XM must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes, the Indenture Guarantees, either of the Security Agreements or either of the Intercreditor Agreements may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing

Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture, the notes, the Indenture Guarantees, either of the Security Agreements or either of the Intercreditor Agreements may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). Each of the Security Agreements may also be amended pursuant to the terms of the applicable Intercreditor Agreement without the consent of the holders of at least a majority in principal amount at maturity of the notes.

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount at maturity of notes whose holders must consent to an amendment, supplement or waiver;

(2)
reduce the Accreted Value of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)
waive a Default or Event of Default in the payment of Accreted Value of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount at maturity of the notes (including Additional Notes, if any) and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)
make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest or premium, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any portion of the Collateral from the Lien of the Security Agreements, except in accordance with the terms thereof; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, XM, the Parent Guarantor, the Subsidiary Guarantors and the trustee may amend or supplement the indenture, the notes, the Indenture Guarantees, either of the Security Agreements or either of the Intercreditor Agreements:

(1)	to cure any ambiguity, defect or inconsistency;

(2)
to provide for uncertificated notes in addition to or in place of certificated notes, or to alter the provisions of the indenture concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust in a manner that does not materially adversely affect any holder;

(3)	to provide for the assumption of XM’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of XM’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the indenture; or

(7)	to add a Subsidiary Guarantor pursuant to the indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes and Indenture Guarantees issued thereunder, when:

(1)	either:

(a)
all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to XM) have been delivered to the trustee for cancellation; or

(b)
all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and XM has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which XM is a party or by which XM is bound;

(3)	XM has paid or caused to be paid all sums payable by it under the indenture; and

(4)	XM has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, XM must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of XM, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the Security Agreements, without charge by writing to XM Satellite Radio Inc., 1500 Eckington Place, N.E., Washington, D.C. 20002, Attention: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accreted Value” means, as of any date prior to January 1, 2006, an amount per $1,000 principal amount at maturity of notes that is equal to the sum of (1) an amount per $1,000 principal amount at maturity of notes (the “Initial Value”) that, when accreted, will equal $685.39 as of March 15, 2003, and (2) the portion of the excess of the principal amount of such notes over the Initial Value which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each December 31 and June 30 at the rate of 14% per annum from the date of original issue of the notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date on or after January 1, 2006, the principal amount of each note.

“Acquired Debt” means, with respect to any specified Person (x) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person or (y) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, provided that, in each case, such Indebtedness or Lien, as applicable, is not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person.

“Additional Notes” means additional notes (other than the Initial Notes) issued under the indenture in accordance with the covenant described under “Certain Covenants—Incurrence of Indebtedness,” as part of the same series as the Initial Notes.

“Adjusted Consolidated Operating Cash Flow” means Consolidated Operating Cash Flow for the latest four fiscal quarters for which consolidated financial statements of XM are available, taken as a whole. For purposes of calculating Consolidated Operating Cash Flow for any four fiscal quarter period for purposes of this definition, (1) all Restricted Subsidiaries of XM on the date of the transaction giving rise to the need to calculate Adjusted Consolidated Operating Cash Flow (the “Transaction Date”) shall be deemed to have been Restricted Subsidiaries at all times during such four fiscal quarter period and (2) any Unrestricted Subsidiary on the transaction date shall be deemed to have been an Unrestricted Subsidiary at all times during such four fiscal quarter period.

In addition, for purposes of calculating Adjusted Consolidated Operating Cash Flow:

(1)
acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Adjusted Consolidated Operating Cash Flow for such reference period shall be calculated on a pro forma basis but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2)
the Consolidated Operating Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,”

as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1)
the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of XM and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of the XM’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value or that involve net proceeds of less than $1.0 million;

(2)	a transfer of assets between or among XM and XM’s Wholly Owned Restricted Subsidiaries,

(3)	an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to XM or to another Wholly Owned Restricted Subsidiary;

(4)	the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(7)	any issuance or sale of Equity Interests of an Unrestricted Subsidiary; and

(8)	any Qualified Sale and Leaseback Transaction.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “beneficially owns” and “beneficially owned” shall have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution duly adopted by the Board of Directors or a committee of the Board of Directors in the case of Holdings, certified by the Secretary or an Assistant Secretary of XM to have been duly adopted and to be in full force and effect on the date of such certification.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3)
certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)
commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of XM and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of XM;

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person,” other than the Principals and their Related Parties, becomes the

Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings or XM, measured by voting power rather than number of shares;

(4)	the first day on which a majority of the members of the Board of Directors of XM or Holdings are not Continuing Directors;

(5)
Holdings or XM consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings or XM, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or XM, as the case may be, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings or XM, as the case may be, outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(6)	the first day on which XM ceases to be a Wholly Owned Restricted Subsidiary of Holdings.

Notwithstanding the foregoing, neither the Concurrent Financing Transactions nor a Parent Company Merger shall constitute a Change of Control.

“Collateral” means (1) the Collateral (as defined in the General Security Agreement), and (2) the Collateral (as defined in the FCC License Subsidiary Pledge Agreement).

“Collateral Agent” means the collateral agent under the applicable Intercreditor Agreement.

“Concurrent Financing Transactions” means (1) the issuance to General Motors Corporation or affiliates thereof (collectively, “GM”) of XM’s and Holdings’ Series GM Senior Secured Convertible Notes due 2009 (the “GM Notes”) in the principal amount of $89,042,387 in lieu of certain guaranteed payments due to GM during the period from 2003 to 2006 under XM’s Distribution Agreement with GM (the “Distribution Agreement”), (2) the amendment of the Distribution Agreement to provide for, among other things, the issuance of the GM Notes and the payment of up to $35,000,000 in subscriber acquisition payments in the form of Class A Common Stock of Holdings (the “Class A Common Stock”), (3) the issuance of XM’s and Holdings’ 10% Senior Secured Convertible Discount Notes due 2009 and common stock to certain investors, (4) XM’s and Holdings’ entering into a $100,000,000 Senior Secured Credit Facility with GM to finance certain revenue share payments owed to GM under the Distribution Agreement or other amounts which may be owing from time to time to GM, (5) the issuance of a warrant to GM to purchase 10,000,000 shares of Class A Common Stock, (6) the issuance and sale on or before the date hereof, to the extent determined to be desirable by Holdings, of Class A Common Stock, in accordance with Section 4(2) of the Securities Act or pursuant to a registration statement under the Securities Act, or warrants to purchase Class A Common Stock, and (7) execution, delivery and performance of all agreements, documents and instruments evidencing the transactions described in clauses (1) through (6) above and all arrangements contemplated thereby, including a noteholder agreement and shareholder agreement, a registration rights agreement and a voting agreement.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2)
the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(4)	the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1)	the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date; plus

(2)
the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Consolidated Operating Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)
an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)
consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)
depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)
non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of XM shall be added to Consolidated Net Income to compute Consolidated Operating Cash Flow of XM only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to XM by such

Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of XM who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Core XM Radio Assets” means XM Radio Assets reasonably necessary to operate the XM Radio Business.

“Cumulative Available Cash Flow” means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the beginning of the first fiscal quarter following the date of the indenture and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of XM is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require XM to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that XM may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of XM and XM’s Restricted Subsidiaries in existence on the date of the indenture, including the Indebtedness incurred or to be incurred pursuant to the Concurrent Financing Transactions, until such amounts are repaid.

“FCC License Subsidiary” means XM Radio Inc., a wholly owned subsidiary of XM that owns all of XM’s FCC licenses to provide satellite digital radio service in the United States.

“FCC License Subsidiary Pledge Agreement” means the Amended and Restated Security Agreement, to be dated as of the date of the indenture, between XM and the Collateral Agent, providing for the pledge of the Capital Stock of FCC License Subsidiary as security for the notes and certain other indebtedness.

“FCC License Subsidiary Pledge Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement (FCC License Subsidiary Pledge Agreement), to be dated as of the date of the indenture, pursuant to which the collateral agent named therein will be appointed on behalf of the various secured creditor parties to serve as collateral agent under the FCC License Subsidiary Pledge Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Security Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement (General Security Agreement), to be dated as of the date of the indenture, pursuant to which the collateral agent named therein will be appointed on behalf of the various secured creditor parties to serve as collateral agent under the General Security Agreement.

“General Security Agreement” means the Security Agreement, to be dated as of the date of the indenture, among XM, the Parent Guarantor, each Subsidiary Guarantor, the Collateral Agent and the other parties thereto, providing for a grant of a security interest in certain assets of XM as security for the notes and certain other indebtedness.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

“Holder” means a Person in whose name a Note is registered.

“Holdings” means XM Satellite Radio Holdings Inc. and any and all successors thereto.

“Hughes Repeater Contract” means the Contract for the Design, Development and Purchase of Terrestrial Repeater Equipment by and between XM and Hughes Electronics Corporation, dated February 14, 2000 as amended from time to time provided that such amendments, taken as a whole, shall not be materially adverse to XM.

“Hughes Repeater Escrow Agreement” means the agreement between XM and Hughes Electronics Corporation, dated as of March 2, 2000, providing for the escrow of funds payable under the Hughes Repeater Contract.

“Hughes Satellite Agreement” means the Satellite Purchase Agreement between XM and Hughes Space and Communications Inc., dated July 21, 1999, as in effect on the date hereof and as it may be amended from time to time in any respect other than with respect to the terms or scope of the security interest granted by XM thereunder.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)	borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” shall include (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person and (c) all Attributable Debt of such Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture Guarantee” means the Guarantee of the Parent Guarantor or a Subsidiary Guarantor pursuant to the terms of the indenture.

“Initial Notes” means the notes issued under the indenture on the date thereof.

“Intercreditor Agreements” means the General Security Intercreditor Agreement and the FCC License Subsidiary Pledge Intercreditor Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If XM or any Restricted Subsidiary of XM sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of XM such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of XM, XM shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by XM or any Restricted Subsidiary of XM of a Person that holds an Investment in a third Person shall be deemed to be an Investment by XM or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)
any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by XM or any of XM’s Restricted Subsidiaries in respect of any Asset Sale or other transaction (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or other transaction, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or other transaction and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither XM nor any of XM’s Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise;

(2)
no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of XM or any of XM’s Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the definitive documentation therefor specifies that the lenders thereunder will not have any recourse to the stock or assets of XM or any of XM’s Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent Company Merger” means (a) a merger or consolidation of XM with or into Holdings or a merger or consolidation of Holdings with or into XM or (b) any assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of XM to Holdings or of Holdings to XM.

“Parent Guarantor” means Holdings, in its capacity as a guarantor of the Obligations under the notes pursuant to the indenture.

“Pari Passu Indebtedness” means Indebtedness of XM that is pari passu in right of payment to the notes.

“Permitted Business” means any of the lines of business conducted by XM and XM’s Restricted Subsidiaries on the date of the indenture and any business similar, ancillary or related thereto or that constitutes a reasonable extension or expansion thereof, including in connection with XM’s existing and future technology, trademarks and patents.

“Permitted Investments” means:

(1)	any Investment in XM or in a Wholly Owned Restricted Subsidiary of XM;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by XM or any Restricted Subsidiary of XM in a Person, if as a result of such Investment:

(a)	such Person becomes a Wholly Owned Restricted Subsidiary of XM; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, XM or a Wholly Owned Restricted Subsidiary of XM;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of XM;

(6)	Hedging Obligations;

(7)	Investments in existence on the date of the indenture and modifications thereof;

(8)
Investments in securities of trade creditors or customers received in compromise of obligations of such Person incurred in the ordinary course of business, including under any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person;

(9)	loans and advances to officers, directors and employees of XM or any of its Restricted Subsidiaries in the ordinary course of business not to exceed $2.0 million at any time outstanding;

(10)
Investments indirectly acquired by XM or any of its Restricted Subsidiaries through a direct Investment in another Person made in compliance with the indenture, provided that such Investments existed prior to and were not made in contemplation of such acquisition;

(11)
Investments in a joint venture with Sirius Satellite Radio Inc., or an Affiliate or successor thereof, the proceeds of which Investments are used solely to develop interoperable radio technology capable of receiving and processing radio system signals broadcast by both XM and Sirius Satellite Radio Inc., for the licensing of other satellite radio technology from XM and Sirius Satellite Radio Inc. in connection therewith and for activities reasonably ancillary thereto in accordance with the Joint Development Agreement between XM and Sirius Satellite Radio Inc., as in effect on the date of the indenture or as it may be amended in a manner not materially adverse to XM;

(12)	from and after any Parent Company Merger, Investments of Holdings in existence on the date of indenture; and

(13)
other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the date of the indenture that are at the time outstanding not to exceed $10.0 million.

“Permitted Liens” means:

(1)
Liens on any assets of XM or XM’s Restricted Subsidiaries securing Pari Passu Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants — Incurrence of Indebtedness” or Permitted Refinancing Indebtedness in respect thereof; provided, that the notes shall be equally and ratably secured by such assets;

(2)	Liens in favor of XM;

(3)
Liens on property, or on shares of stock or Indebtedness, of a Person existing at the time such Person is merged with or into or consolidated with XM or any Restricted Subsidiary of XM; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with XM or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by XM or any Restricted Subsidiary of XM, provided that such Liens were not incurred in contemplation of such acquisition;

(5)
Liens to secure the performance of bids, tenders, leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)
Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (6) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness” covering only the assets acquired, constructed or improved with such Indebtedness;

(7)
Liens existing on the date of the indenture (including Liens arising thereunder in favor of the trustee and Liens under the Hughes Repeater Escrow Agreement) and Liens securing Indebtedness incurred pursuant to the Concurrent Financing Transactions;

(8)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9)	Liens securing the notes;

(10)
Liens incidental to the conduct of XM’s or a Restricted Subsidiary’s business or the ownership of its property and assets not securing Indebtedness, and which do not in the aggregate materially detract from the value of the assets or property of XM and XM’s Restricted Subsidiaries taken as a whole, or materially impair the use thereof in the operation of its business;

(11)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(12)	judgment Liens not giving rise to an Event of Default;

(13)
easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of XM or any of XM’s Restricted Subsidiaries;

(14)	any interest or title of a lessor under any Capital Lease Obligation;

(15)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of XM and XM’s Restricted Subsidiaries;

(16)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17)	Liens in favor of customs and revenue authorities arising as a mater of law to secure payment of customer duties in connection with the importation of goods;

(18)
carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that are not delinquent or remain payable without penalty;

(19)	Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(20)
Liens encumbering property or other assets under construction in the ordinary course of business arising from progress or partial payments by a customer of XM or XM’s Restricted Subsidiaries relating to such property or other assets;

(21)
Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by XM or any of XM’s Restricted Subsidiaries in the ordinary course of business;

(22)
Liens on XM’s interests in satellites and its terrestrial repeater network, including the Hughes Satellite Agreement, subsequent satellite procurement or launch contracts and the Hughes Repeater Contract;

(23)	Liens incurred in the ordinary course of business of XM or any Restricted Subsidiary with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(24)	Liens on Qualified Receivables securing Indebtedness permitted by clause (12) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness;”

(25)	from and after any Parent Company Merger, Liens of Holdings in existence on the date of the indenture;

(26)
Liens relating to Satellite Vendor Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness” or Permitted Refinancing Indebtedness in respect thereof;

(27)
Liens securing Indebtedness permitted under clause (7) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness”; provided that such Liens are no more extensive than the liens securing the Indebtedness so refunded, refinanced or replaced thereby; and

(28)	Liens securing indebtedness incurred in any Qualified Sale and Leaseback Transaction.

“Permitted Refinancing Indebtedness” means any Indebtedness of XM or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of XM or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses, consent fees and premiums incurred in connection therewith);

(2)
(A) if such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity shorter than that of the notes or a final maturity date earlier than the final maturity date of the notes, such Permitted Refinancing Indebtedness shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of the debt so extended, refinanced, renewed, replaced, defeased or refunded and a final Stated Maturity no earlier than the final maturity date of the debt so extended, refinanced, renewed, replaced, defeased or refunded or (B) in all other cases, such Permitted Refinancing Indebtedness shall have a final maturity date later than the final maturity date of, and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the notes;

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by XM or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means General Motors Corporation, DIRECTV Enterprises, Inc. and Clear Channel Investments, Inc.

“Qualified Receivables” means the aggregate amount of accounts receivables of XM determined in accordance with GAAP that are not more than 90 days past due.

“Qualified Sale and Leaseback Transaction” means a sale and leaseback transaction (1) involving one or more satellites of XM or any of its Restricted Subsidiaries and (2) the Net Proceeds of which, together with the aggregate Net Proceeds from all other sale and leaseback transactions involving satellites consummated after the date of the indenture (including any subsequent replacements, amendments or modifications thereof), do not exceed $150,000,000.

“Related Party” means:

(1)	any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)
any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Satellite Vendor Indebtedness” means Indebtedness of XM provided by a satellite or satellite launch vendor or Affiliate thereof for the construction, launch and insurance of all or part of one or more replacement satellites or satellite launches for such satellites, where “replacement satellite” means a satellite that is used for continuation of XM’s satellite radio service as a replacement for a satellite that is retired, relocated within the existing service area or reasonably determined by XM to no longer meet the requirements for such service, or (ii) a ground spare intended for future use as the same.

“Security Agreements” means the General Security Agreement and the FCC License Subsidiary Pledge Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subscriber” means a subscriber in good standing to the XM Radio Service that has paid subscription fees for at least one month of such service and whose subscription payments are not delinquent.

“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership, trust or limited liability company (a) the sole general partner or the managing general partner, or the sole manager or trustee of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means XM Leasing Subsidiary and any entity that enters into an Indenture Guarantee as described above under the caption “Addition of Subsidiary Guarantors.” As of the date of indenture, the only Subsidiary Guarantor will be XM Leasing Subsidiary.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated March 15, 2000 among Holdings, XM and XM Radio Inc., as in effect on the date of the indenture.

“Total Consolidated Indebtedness” means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of XM and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, outstanding as of the date of determination.

“Total Incremental Equity” means, at any date of determination, the sum of, without duplication: (1) the aggregate cash proceeds received by XM after the date of issuance the Initial Notes from the issuance or sale of Capital Stock of XM (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock of XM other than Disqualified Stock) to any Person other than a Restricted Subsidiary; plus (2) an amount equal to the sum of (a) the net reduction in Investments in any Person (other than Permitted Investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to XM or any Restricted Subsidiary after the date of issuance of the Initial Notes from such Person and (b) the portion (proportionate to XM’s equity interest in such Restricted Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that in the case of (a) or (b) above, the foregoing sum shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by XM or any Restricted Subsidiary in such Person or Unrestricted Subsidiary and that constitutes a Restricted Payment that has been deducted from Total Incremental Equity pursuant to clause (3) below; minus (3) the aggregate amount of all Restricted Payments declared or made on or after the date of issuance of the Initial Notes (including the aggregate amount paid pursuant to clauses (1), (2), (3), (4), (5), (6) and (8) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Unrestricted Subsidiary” means any Subsidiary of XM (other than the FCC License Subsidiary) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
is not party to any agreement, contract, arrangement or understanding with XM or any Restricted Subsidiary of XM unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to XM or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of XM;

(3)
is a Person with respect to which neither XM nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of XM or any of XM’s Restricted Subsidiaries.

Any designation of a Subsidiary of XM as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of XM as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” XM shall be in default of such covenant. XM’s Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of XM of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (or liquidation preference, as applicable), including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount (or liquidation preference) of such Indebtedness (or Disqualified Stock, as applicable).

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

“XM Leasing Subsidiary” means XM Equipment Leasing LLC, a Delaware limited liability company, and any and all successors thereto.

“XM Radio Assets” means all assets, rights, services and properties, whether tangible or intangible, used or intended for use in connection with an XM Radio Business, including satellites, terrestrial repeating stations, FCC licenses, uplink facilities, musical libraries and other recorded programming, furniture, fixtures and equipment and telemetry, tracking, monitoring and control equipment.

“XM Radio Business” means the business of transmitting digital radio programming throughout the United States by satellite and terrestrial repeating stations to be received by subscribers, including any business in which XM was engaged on the date of the indenture, and any business reasonably related thereto.

“XM Radio Service” means digital radio programming transmitted by satellites and terrestrial repeating stations to vehicle, home and portable radios in the United States.

DESCRIPTION OF THE WARRANTS

The warrants will be issued pursuant to a warrant agreement between Holdings and The Bank of New York as warrant agent. The following summary of certain provisions of the warrant agreement is not complete and is qualified in its entirety by reference to the warrant agreement. A copy of the warrant agreement may be obtained by contacting XM Satellite Radio Holdings Inc., at 1500 Eckington Place, N.E., Washington, D.C. 20002, Attention: General Counsel.

General

Each warrant, when exercised, will entitle the holder thereof to purchase 85 fully paid and non-assessable shares of Holdings’ Class A common stock at an exercise price of $3.18 per share. The exercise price and the number of shares of Class A common stock issuable upon exercise of a warrant are both subject to adjustment in certain circumstances described below.

The warrants may be exercised at any time on or after the grant date. Unless earlier exercised, the warrants will expire on December 31, 2009. We will give notice of expiration not less than 90 nor more than 120 days before the expiration date to the registered holders of the then outstanding warrants. If we fail to give the notice when required, the warrants will not expire until 90 days after notice is given.

In order to exercise all or any of the warrants, the holder is required, in the case of a definitive warrant, to surrender to the warrant agent the certificate representing the warrants to be exercised, and in the case of a global warrant, to comply with the applicable procedures set forth in the warrant agreement in each case with the accompanying form of election to purchase properly completed and executed, and to pay in full the exercise price for each share of Class A common stock or other securities issuable upon exercise of the warrants. The exercise price may be paid:

(i)	in cash or by certified or official bank check or by wire transfer to an account that we have designated for that purpose; or

(ii)
without the payment of cash, by reducing the number of shares of Class A common stock that would be obtainable upon the exercise of a warrant and payment of the exercise price in cash so as to yield a number of shares of Class A common stock upon the exercise of the warrant equal to the product of (a) the number of shares of Class A common stock for which the warrant is exercisable as of the date of exercise (if the exercise price were being paid in cash) and (b) the cashless exercise ratio.

The cashless exercise ratio shall equal a fraction, the numerator of which is the excess of the current market value per share of Class A common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of Class A common stock on the exercise date. When the holder thereof surrenders a warrant certificate representing more than one warrant in connection with the option to elect a cashless exercise, the number of shares of Class A common stock deliverable upon a cashless exercise shall be equal to the number of shares of Class A common stock issuable upon the exercise of warrants that the holder specifies are to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio. All provisions of the warrant agreement shall be applicable with respect to a surrender of a warrant certificate pursuant to a cashless exercise for less than the full number of warrants represented thereby. When the holder thereof surrenders the warrant certificate and pays the exercise price, we will deliver or cause to be delivered to such holder, or upon such holder’s written order, a stock certificate representing 85 shares of Class A common stock for each warrant evidenced by such warrant certificate, subject to adjustment as described herein. If the holder exercises less than all of the warrants evidenced by a warrant certificate, a new warrant certificate will be issued to such holder for the remaining number of warrants. No fractional shares of Class A common stock will be issued upon exercise of the warrants. At the time of exercise, we will pay the holder an amount in cash equal to the current market value of any such fractional share of Class A common stock.

If a holder’s warrants are not exercised such holder will not be entitled to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as a stockholder in respect of any stockholders meeting for the election of our directors or any other purpose, or to exercise any other rights whatsoever as a stockholder.

Certificates for warrants will be issued in fully registered form only. No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

In the event a bankruptcy or reorganization is commenced by or against Holdings, a bankruptcy court may hold that unexercised warrants are executory contracts that may be subject to Holdings’ rejection with approval of the bankruptcy court. As a result, a holder may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than such holder would be entitled to receive if such holder had exercised such holder’s warrants before the commencement of any such bankruptcy or reorganization.

Adjustments

The number of shares of Class A common stock issuable upon the exercise of the warrants and the exercise price will be subject to adjustment in certain circumstances, including:

(i)	Holdings’ payment of dividends and other distributions on Class A common stock payable in common stock or other equity interests;

(ii)	subdivisions, combinations and certain reclassifications of Class A common stock;

(iii)
the issuance to all holders of Class A common stock of rights, options or warrants entitling them to subscribe for additional shares of common stock, or of securities convertible into or exercisable or exchangeable for additional shares of Class A common stock at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) that is less than the then current market value per share of Class A common stock;

(iv)
the distribution to all holders of Class A common stock of any of Holdings’ assets (including cash), Holdings’ debt securities or any rights or warrants to purchase any securities (excluding those rights, options and warrants referred to in clause (iii) above and cash dividends and other cash distributions from current or retained earnings);

(v)	the issuance of shares of Class A common stock for a consideration per share that is less than the then current market value per share of Class A common stock; and

(vi)
the issuance of securities convertible into or exercisable or exchangeable for Class A common stock for a conversion, exercise or exchange price per share that is less than the then current market value per share of Class A common stock.

The events described in clauses (v) and (vi) above are subject to certain exceptions described in the warrant agreement, including, without limitation, certain bona fide public offerings and private placements, issuances of Class A common stock under any option, warrant, right or convertible security exercisable upon issuance of the warrants and certain issuances of Class A common stock pursuant to employee stock incentive plans.

No adjustment in the exercise price will be required unless the adjustment would result in an increase or decrease of at least 1% in the exercise price; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment. In addition, Holdings may at any time reduce the exercise price (but not to an amount that is less than the par value of Class A common stock) for any period of time (but not less than 20 business days) as deemed appropriate by our board of directors.

If Holdings consolidates or merges, or sells all or substantially all of its assets to another person, each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which the holder thereof would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto. However, if (i) Holdings consolidates, merges or sells all or substantially all of its assets to another person and, in connection therewith, the consideration payable to the holders of Class A common stock in exchange for their shares is payable solely in cash or (ii) Holdings dissolves, liquidates or winds up, then holders of the warrants will be entitled to receive distributions on an equal basis with the holders of Class A common stock or other securities issuable upon exercise of the warrants, as if the warrants had been exercised immediately before such event, less the exercise price. Upon receipt of such payment, if any, the warrants will expire and your rights will cease. In the case of any such consolidation, merger or sale of assets, the surviving or acquiring person and, if we dissolve, liquidate or wind-up, the company must deposit promptly with the warrant agent the funds, if any, required to pay the holders. After the funds and the surrendered warrant certificates are received, the warrant agent is required to deliver a check in the appropriate amount (or, in the case of consideration other than cash, such other consideration as is appropriate) to such persons as the warrant agent may be directed by the holders in writing.

In the event of a taxable distribution to holders of Class A common stock that results in an adjustment to the number of shares of Class A common stock or other consideration for which a warrant may be exercised, holders may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See “Certain United States Federal Income Tax Considerations.”

Amendment

Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of holders will require the written consent of the holders of a majority of the then outstanding warrants (excluding any warrants held by us or any of our affiliates). Notwithstanding the foregoing, from time to time, Holdings and the warrant agent, without consent of the holders, may amend or supplement the warrant agreement for certain purposes, including to cure any ambiguities, defects or inconsistencies or to make any change that does not adversely affect your rights. The consent of each holder of the warrants affected will be required for any amendment pursuant to which the exercise price would be increased or the number of shares of Class A common stock issuable upon exercise of the warrants would be decreased (other than pursuant to adjustments provided for in the warrant agreement) or the exercise period with respect to the warrants would be shortened.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal U.S. federal income tax consequences of the exchange offer and consent solicitation. The information in this section is based on the following materials, all as of the date of this Offering Circular:

•	the Internal Revenue Code of 1986, as amended;

•	current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions.

Legislation, judicial decisions, or administrative changes may be forthcoming that could affect the accuracy of the statements included in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the matters discussed in this summary. The statements in this summary are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the statements contained in this summary will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

You are urged to consult your tax advisor regarding the specific tax consequences to you of:

•	the exchange offer and consent solicitation; and

•	potential changes in the tax laws.

Scope of Discussion.    This general discussion of certain U.S. federal income tax consequences applies to you if you hold the existing notes and, if applicable, will hold the exchange notes and the warrants as “capital assets,” as defined in section 1221 of the Internal Revenue Code (generally, for investment). This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your participation in the exchange offer. For example, special rules not discussed here may apply to you if you are:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	holding the notes or warrants as part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction;

•	holding the notes or warrants through a partnership or similar pass-through entity;

•	a person with a “functional currency” other than the U.S. dollar;

•	a person who is not a United States Holder (as defined below); or

•	a U.S. expatriate.

DEFINITION OF UNITED STATES HOLDERS

For purposes of this discussion, you are a “United States Holder” if you hold existing notes, exchange notes or warrants and you are:

•	a citizen or resident alien individual of the United States;

•
a corporation, partnership, limited liability company or other entity created or organized under the laws of the United States, any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source;

•
a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person; or

•	otherwise subject to U.S. federal income tax on your worldwide income on a net income basis.

THE EXCHANGE OFFER

The U.S. federal income tax consequences to holders who exchange their existing notes for exchange notes, warrants and cash pursuant to the exchange offer will depend on whether or not such exchange qualifies as a “recapitalization” under the Code. In general, the Code requirements for recapitalization treatment will be met so long as both the existing notes and the exchange notes are considered securities for U.S. federal income tax purposes. The term “securities” is not clearly defined under current U.S. federal income tax law. The status of a debt instrument as a security typically is determined based upon an overall evaluation of the nature of the debt instrument, the term to maturity of the debt instrument, the extent of the investor’s proprietary interest in the issuer of the debt instrument and certain other factors. We intend to take the position that the existing notes and the exchange notes are securities for this purpose, but there can be no assurance that the IRS will not successfully assert a contrary position. If the existing notes and/or the exchange notes are not securities for this purpose, the exchange will be a fully taxable transaction, in which exchanging holders will recognize all realized gain or loss on the exchange. The remainder of this discussion assumes that the existing notes and the exchange notes constitute securities, and that the exchange constitutes a recapitalization.

Determining Gain or Loss

Determining the gain or loss recognized in the exchange offer is a two step process. The first is to determine the gain realized, which is the amount by which your “amount realized” in the exchange exceeds your tax basis in your existing notes. The second is to compute the portion of the gain or loss realized that is recognized for tax purposes.

Gain or Loss Realized

Gain or loss realized in the exchange generally will be determined by the difference between your “amount realized” and your tax basis in your existing notes. Your basis in your existing notes generally will equal the amount you paid for them, plus any market discount you may have elected to accrue and plus the amount of original issue discount that accrued during the period you held them, less any premium that you have previously offset against income and less any principal payments previously made on the existing notes.

Your amount realized on the exchange will be the sum of (a) the issue price of the exchange notes you receive (determined as described below) plus (b) the fair market value of the warrants and cash you receive. The determination of the initial issue price of the exchange notes depends upon whether the exchange notes or the existing notes are traded on an established market (generally meaning listed on a major securities exchange, appearing on a quotation medium of general circulation or otherwise being readily quotable by dealers, brokers, or traders) at any time during the 60-day period beginning 30 days before the date of the exchange. Although it is not free from doubt, if neither the existing notes nor the exchange notes are so publicly traded, the initial issue price of the exchange notes likely will be their initial accreted value. If either the existing notes or the exchange notes are so publicly traded, the initial issue price of the exchange notes generally will be determined based on their trading value. We believe that the exchange notes will be publicly traded within this meaning, and therefore we intend to take the position that the issue price of the exchange notes will equal their trading value on the date of the exchange. The IRS could, however, take a different position, or the exchange notes may not trade on an established market within the specified time period, in which case the amount of gain or loss on the exchange and the original issue discount (as described below) on the exchange notes could be affected.

Notwithstanding the foregoing, amounts received by a holder pursuant to the exchange offer that are attributable to accrued but previously unpaid interest on the existing notes (“accrued but unpaid interest”), including cash, warrants, and exchange notes, will be treated as payment of such interest. Thus, a holder generally will be taxable on such amounts as ordinary income to the extent the holder has not previously included the accrued but unpaid interest in gross income. Any amounts that are attributable to accrued but unpaid interest would not also be taken into account in computing the amount of gain, if any, realized by the holder as described in the preceding paragraph. Also, a holder will be required to include in ordinary income any accrued original issue discount on the existing notes that the holder has not previously included in income.

Gain or Loss Recognized

Subject to the discussion above regarding cash and other amounts attributable to accrued but previously unpaid interest, a holder will not recognize taxable gain or loss in respect of the exchange of existing notes for exchange notes, warrants, and cash, except that realized gain (as described above), if any, will be recognized to the extent of the sum of the fair market values of the warrants and the cash received plus the fair market value of the excess, if any, of the principal amount of the exchange notes over the principal amount of the existing notes (the “excess principal amount”). The calculation of excess principal amount is not entirely clear under current U.S. federal income tax law. In particular, such calculation might be based upon the difference between the stated principal amounts of the existing notes and the exchange notes, or alternatively, the difference between the initial issue price of the exchange notes and the adjusted issue price of the old notes (i.e., the issue price of the old notes increased by any original issue discount previously accrued in respect of the existing notes and decreased by any principal payments previously made on the existing notes). Holders should consult their own tax advisors regarding alternative interpretations of excess principal amount and the U.S. federal income tax consequences thereof.

Gain recognized by a holder in respect of the exchange of existing notes for exchange notes, warrants, and cash generally would be treated as capital gain, except to the extent of any accrued market discount on the existing notes that has not previously been included in gross income by the holder, and to the extent received in respect of accrued but unpaid interest, as discussed above (which would be taxable as ordinary income). Any such capital gain would be treated as long-term capital gain if the existing notes have been held for more than one year at the time of the exchange. Certain holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. Any accrued market discount on the existing notes that is not recognized by the holder as a result of the exchange will carry over to the exchange notes received by the holder.

Basis and Holding Period

An exchanging holder’s aggregate basis in the exchange notes received in exchange for the old notes (other than exchange notes treated as received in respect of accrued but unpaid interest) will be equal to the holder’s basis in the old notes surrendered in exchange therefore, minus the amount of cash and the fair market value of the warrants received in the exchange, minus any excess principal amount, and plus the amount of any gain recognized. The exchanging holder’s aggregate basis in the warrants will be their fair market value. An exchanging holder’s holding period for the exchange notes will include the holder’s holding period for the existing notes, and the exchanging holder will begin a new holding period in the warrants. An exchanging holder’s basis in exchange notes and warrants treated as received in respect of accrued but unpaid interest will equal their fair market values at the time of the exchange, and the exchanging holder would begin a new holding period for such notes and warrants.

If the Notes are not Securities

If the existing notes or the exchange notes do not qualify as securities under Sections 354 and 356, the exchange will be a taxable event for U.S. federal income tax purposes. You will recognize gain or loss. You would hold your exchange notes and warrants with a basis equal to the amount realized on the exchange, less the cash received, and would commence a new holding period for them.

Retention of the Existing Notes

The modification of the existing notes in connection with the exchange offer will not be a taxable event to non-tendering holders of the existing notes.

THE EXCHANGE NOTES

Original Issue Discount

Cash interest will not be paid on the exchange notes until June 30, 2006. Accordingly, the exchange notes will be issued with original issue discount equal to the difference between the issue price of the exchange notes and the sum of all payments to be made under the exchange notes, including payments of stated interest. As noted above, if neither the existing notes nor the exchange notes are considered publicly traded, the issue price of the exchange notes likely will be their initial accreted value, but if either the existing notes or the exchange notes are publicly traded, the issue price of the exchange notes will be determined by their trading value.

The holder of a note issued with original issue discount is required to include original issue discount in income as ordinary interest as it accrues under a constant yield method in advance of receipt of cash payments attributable to that income. In general, the amount of original issue discount included in income by a holder is the sum of the daily portions of original issue discount for each day during the taxable year, or portion thereof, on which the holder held the exchange note. The daily portion is determined by allocating the original issue discount for an accrual period equally to each day in the accrual period. Your accrual period for the exchange notes may be of any length and may vary in length over the term of the exchange note. However, no accrual period may exceed one year, and each scheduled payment of principal or interest must occur on either the first or final day of the accrual period.

The amount of original issue discount attributable to an accrual period is generally equal to the product of the exchange note’s adjusted issue price at the beginning of that accrual period and its yield to maturity, i.e., the discount rate that, when applied to all payments under the exchange notes, results in a present value equal to the issue price. The adjusted issue price of a exchange note at the beginning of any accrual period is the issue price of the exchange note, plus the amount of original issue discount allocable to all prior accrual periods, minus the amount of any prior payments in respect of the exchange notes, including payments of stated interest. Under these rules, the holder must generally include in income an increasingly greater amount of original issue discount in each successive accrual period.

We will annually send a Form 1099-OID, setting forth the accrual of original issue discount for the taxable year, for each non-corporate holder of record not otherwise exempt from such reporting requirements.

Market Discount

If your basis in your exchange notes is less than their issue price, the difference is market discount. You may elect to include market discount in income currently, which election may be revoked only with the consent of the IRS. Unless you make this election, any gain realized upon the sale or disposition of the notes will be taxable to the holder as ordinary income to the extent of the accrued market discount, even if the transaction was one in which gain or loss would not ordinarily be recognized. Market discount will accrue under a ratable method unless you elect to use a constant interest method. The ratable method is more easily applied but it provides for marginally faster accrual of market discount. The greater the amount of market discount, the greater the difference in the two methods.

Additionally, if the exchange notes are considered to be market discount notes, a portion of your deductions for interest on debt incurred to purchase or carry your exchange notes will be deferred until you dispose of the notes, unless you make the election described above to include market discount in income currently.

Acquisition Premium and Bond Premium

If the basis of an exchanging holder in the exchange notes immediately after the exchange is less than the sum of all payments to be made under the exchange notes, but is in excess of the issue price, the holder has acquired the exchange notes with “acquisition premium.” Such holder’s includable original issue discount will be reduced by the amortization of such acquisition premium over the life of the exchange note under a constant yield method. If an exchanging holder has a basis in the exchange notes immediately after the exchange that is greater than the sum of all payments to be made under the exchange notes, the holder has acquired the exchange notes with bond premium. Such holder will not be required to include any original issue discount in income with respect to the exchange notes.

Sale, Redemption or Other Taxable Disposition of the Exchange Notes.

Unless a nonrecognition provision applies, you must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a exchange note. The amount of your gain or loss equals the difference between the amount you receive for the note in cash or other property, valued at fair market value, less the amount attributable to accrued interest on the note, less your adjusted tax basis in the note. Your adjusted tax basis in a exchange note will be its initial basis (as described above under “The Exchange Offer – Basis and Holding Period”) increased by the amount of original issue discount and any market discount previously included in income by the holder and reduced by the amount of any cash payments received on the exchange note by the holder and any premium amortized by the holder with respect to the exchange note.

Subject to the market discount rules described above, your gain or loss generally will be long-term capital gain or loss if your holding period in the exchange note is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income. The maximum rate of tax on long term capital gain on most capital assets held by an individual is 20%. The deductibility of capital losses is subject to limitations.

Applicable High Yield Discount Obligations

The exchange notes will be applicable high yield discount obligations (“AHYDOs”). Accordingly, we will be allowed to deduct the original issue discount on the exchange notes only when it is paid. In addition, a portion of the original issue discount accruing on the exchange notes may be treated as a dividend generally eligible for the dividends-received deduction in the case of corporate holders, and we would not be entitled to deduct the “disqualified portion” of the original issue discount accruing on the exchange notes and would be allowed to deduct the remainder of the original issue discount only when paid in cash.

THE WARRANTS

Exercise of Warrants

Upon the exercise of a warrant, a holder will not recognize gain or loss, except to the extent of cash, if any, received in lieu of the issuance of a fractional share of common stock, and will have an adjusted tax basis in the common stock acquired pursuant to such exercise equal to the holder’s basis in the warrant, plus the exercise price of the warrant less any basis allocable to a fractional share of common stock. The holding period for such common stock so acquired will generally commence on the date after the date of exercise of the warrant. If any cash is received in lieu of a fractional share of common stock, the holder will recognize gain or loss in an amount and of the same character that such holder would have recognized if such holder had received such fractional shares and then immediately sold it for cash.

The tax consequences of a cashless exercise of a warrant are not clear. Such an exercise may be tax-free, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, a holder’s tax basis in the common stock received would equal the tax basis in the surrendered warrants and the holding period of such common stock would commence on the day after the warrant is exercised. In the latter case, the holder’s tax basis in the common stock received would equal the tax basis in the surrendered warrants, and the holding period of such common stock would include the holding period of the surrendered warrants. It is also possible that the cashless exercise of a warrant could be treated as a taxable exchange in which the holder will recognize gain or loss equal to the excess of the fair market value of the warrants deemed surrendered to pay the exercise price over the holder’s tax basis in such warrants.

If a warrant expires unexercised, a holder will recognize a capital loss equal to such holder’s tax basis in the warrant. The deductibility of capital losses is subject to limitations.

Adjustments to Warrants

The terms of the warrants allow for changes in the number of shares of common stock receivable upon exercise of the warrant in certain circumstances. See “Description of Warrants—Adjustments.” Such changes could be treated as a taxable dividend to you if the changes have the effect of increasing your proportionate interest in our earnings and profits. This could occur, for example, if the number of shares receivable upon exercise is adjusted to compensate holders of warrants for distributions of property to stockholders. By contrast, changes in the number of shares receivable upon exercise will not be treated as a taxable dividend if the changes simply prevent the dilution of interests of the holder of the warrants through application of a bona fide, reasonable adjustment formula. Any constructive taxable dividend resulting from a change to, or a failure to change, the number of shares receivable upon exercise would be treated like dividends paid in cash or other property. The constructive stock dividend would result in ordinary income to the recipient to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

Dividends on Common Stock

Generally, distributions are treated as a dividend and taxed as ordinary income to the extent of current or accumulated earnings and profits. Thereafter, distributions are treated as a tax-free return of capital to the extent of your adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of such stock.

A dividend distribution to a corporate holder may qualify for the 70% dividends received deduction if the holder owns less than 20% of the voting power and value of the issuer’s stock, not counting non-voting, non-convertible, non-participating preferred stock. A corporate holder that owns 20% or more of the voting power and value of our stock, other than non-voting, non-convertible, non-participating preferred stock, generally will qualify for an 80% dividends received deduction.

Sale or Other Taxable Disposition of Warrants or Common Stock

Upon the sale or other taxable disposition of warrants or common stock, a holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the holder’s tax basis in the warrants or common stock. Gain or loss recognized on the sale or other taxable disposition of warrants or common stock generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, or other taxable disposition, the warrants or common stock have been held for more than one year. A holder’s basis and holding period in common stock received upon exercise of a warrant are determined as discussed above under “Exercise of Warrants.” Long-term capital gains for non-corporate taxpayers are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Information reporting requirements will apply in connection with payments made under the exchange offer and in connection with payments on the exchange notes, warrants, and common stock, and the proceeds from a sale or other disposition of the exchange notes, warrants, and common stock. A holder may be subject to U.S. backup withholding tax at the rates specified in the Code on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Exhibit A

XM Satellite Radio Inc.

14% SENIOR SECURED NOTES DUE 2010

THIRD SUPPLEMENTAL INDENTURE

Dated as of January     , 2003

The Bank of New York

Trustee

THIRD SUPPLEMENTAL INDENTURE, dated as of January     , 2003, by and among XM Satellite Radio Inc., a Delaware corporation (the “Company”), XM Satellite Radio Holdings Inc., a Delaware corporation (the “Parent Guarantor”), XM Equipment Leasing LLC, a Delaware limited liability company (the “Subsidiary Guarantor”), and The Bank of New York, as trustee (the “Trustee”).

WITNESSETH

WHEREAS the Company has executed and delivered to the Trustee an Indenture dated as of March 15, 2000 (as amended and supplemented, the “Indenture”), providing for the issuance of 14% Senior Secured Notes due 2010 (the “Notes”);

WHEREAS, in connection with an exchange offer being undertaken by the Company to exchange the Notes for its 14% Senior Secured Discount Notes due 2009, the Company has commenced a solicitation of consents from the Holders to certain amendments (the “Proposed Amendments”) to the Indenture set forth in the Offering Circular and Solicitation of Consents of the Company dated December 24, 2002 (the “Consent Solicitation Statement”);

WHEREAS, this Third Supplemental Indenture evidences the Proposed Amendments described in the Consent Solicitation Statement;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that with the written consent of Holders of at least a majority in principal amount of the Notes voting as a single class, the Company may from time to time amend or supplement the Indenture, subject to certain exceptions specified in Section 9.02 of the Indenture;

WHEREAS, on December 24, 2002, the Company mailed or otherwise delivered the Consent Solicitation Statement to each Holder of record as of such date;

WHEREAS, the Holders of at least a majority in principal amount of the Notes have consented to the amendments effected by this Third Supplemental Indenture in accordance with the provisions of the Indenture;

WHEREAS, this Third Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company; and

WHEREAS, the Company has delivered, or caused to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel meeting the requirements of Sections 13.04 and 13.05 of the Indenture and stating that all conditions precedent (including any covenants compliance with which constitutes a condition precedent), if any, provided for in the Indenture relating to this Third Supplemental Indenture have been satisfied.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company, the Parent Guarantor, the

Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS

SECTION 1.01.    Deletion of Certain Definitions.    Sections 1.01 and 1.02 of the Indenture are hereby amended by deleting the definition of each term that is used in the Indenture only in the Articles, Sections or Subsections thereof that are deleted pursuant to Section 1.02 hereof.

SECTION 1.02.    Deletion of Certain Sections.    Each of the following Articles, Sections and Subsections of the Indenture is hereby amended by deleting the text of such Article, Section or Subsection in its entirety and replacing such text, in each case, with the words “Intentionally Omitted”:

Section 3.09	Offer to Purchase by Application of Excess Proceeds
Section 4.05	Taxes
Section 4.07	Restricted Payments
Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock
Section 4.10	Asset Sales
Section 4.11	Transactions with Affiliates
Section 4.12	Liens
Section 4.13	Corporate Existence
Section 4.14	Offer to Repurchase Upon Change of Control
Section 4.15	Limitation on Sale and Leaseback Transactions
Section 4.16	Limitation on Issuance and Sales of Capital Stock of Wholly Owned Subsidiaries
Section 4.18	Insurance
Article V	Successors
Section 6.01(c)	Events of Default

Any corresponding provisions reflected in the Notes shall also be deleted and replaced with “Intentionally Deleted.” Effective as of the date hereof, none of the Company, the Parent Guarantor, the Subsidiary Guarantor, the Trustee or any other parties to or beneficiaries of the Indenture or the Notes shall have any rights, obligations or liabilities under such deleted Sections or Articles, and such Sections and Articles shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company, the Parent Guarantor or the Subsidiary Guarantor has observed, performed and complied with the provisions of the Indenture and the Notes.

SECTION 1.03    Amendment of Reporting Requirement.    Section 4.03 of the Indenture is hereby amended by deleting the text thereof in its entirety and replacing such text with the following:

“The Company shall file with the Trustee all annual reports and other information required pursuant to Section 314(a) of the TIA.”

SECTION 1.04    Execution of New Security Documents.    The Trustee shall, upon the written request of the Company, enter into the Amended and Restated Security Agreement and the Intercreditor Agreement attached hereto at Exhibits A-1 and A-2, respectively.

ARTICLE II

MISCELLANEOUS

SECTION 2.01.    Ratification of Indenture; Supplemental Indentures Part of Indenture.    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Third Supplemental Indenture by the Company, the Parent Guarantor, the Subsidiary Guarantor and the Trustee, this Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Third Supplemental Indenture (whether or not made), unless the context shall otherwise require.

SECTION 2.02.    Governing Law; Governance, Etc.    THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. This Third Supplemental Indenture shall be governed and construed in accordance with the applicable terms and provisions of the Indenture as amended hereby, which terms and provisions are incorporated herein by reference, as if this Third Supplemental Indenture were the “Indenture” referred to therein.

SECTION 2.03.    Trustee Acceptance.    The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The recitals contained herein shall be taken as the statements of the Company, the Parent Guarantor and the Subsidiary Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

SECTION 2.04.    Counterparts.    The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.05.     Effect of Headings.    The Section headings herein are for convenience only and shall not affect the construction thereof.

SECTION 2.06.    Terms.    Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.

SECTION 2.07.    Entire Agreement.    This Third Supplemental Indenture, together with the Indenture as amended hereby and the Notes, the Security Agreement and the Pledge Agreement, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

SECTION 2.08.    Benefits of Third Supplemental Indenture.    Nothing in this Third Supplemental Indenture, the Indenture, or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, the Third Supplemental Indenture or the Notes.

SECTION 2.09.    Notation on Notes.    Pursuant to Section 9.05 of the Indenture, new Notes reflecting the amendments to the Indenture made hereby shall not be issued; however, corresponding changes to the Notes to reflect the amendments made hereby shall be deemed to be made to the Notes as of the date of this Third Supplemental Indenture. The Trustee may, but shall not be required to, place an appropriate notation as to this Third Supplemental Indenture on any Note hereafter authenticated in accordance with Section 9.05 of the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

XM Satellite Radio Inc.

By:

Name:
Title:

Attest:

Name:
Title:

XM Satellite Radio Holdings Inc.,
as Parent Guarantor

By:

Name:
Title:

Attest:

Name:
Title:

XM Equipment Leasing LLC,
as Subsidiary Guarantor

By:

Name:
Title:

Attest:

Name:
Title:

The Bank of New York

By:

Name:
Title:

Attest:

Name:
Title:

For more information, please contact:
D.F. King & Co., Inc.
77 Water Street
20th Floor
New York, NY 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others Call Toll Free: (800) 714-3306